Exhibit 10.64

ENCHANTED VILLAGE

FEDERAL WAY, WASHINGTON

SUBLEASE AGREEMENT

DATED AS OF APRIL 5, 2007

BY AND BETWEEN

CNL INCOME ENCHANTED VILLAGE, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AS LANDLORD,

AND

PARC ENCHANTED PARKS, LLC

A FLORIDA LIMITED LIABILITY COMPANY

AS TENANT

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Article 6 IMPROVEMENTS, ETC.		39

6.1	Prohibition	39
6.2	Permitted Renovations	39
6.3	Conditions to Reserve Expenditures, Initial Capital Assets and Permitted Renovations	40
6.4	Salvage	42

Article 7 LANDLORD’S INTEREST NOT SUBJECT TO LIENS		42

7.1	Liens, Generally	42
7.2	Construction or Mechanics Liens	42
7.3	Contest of Liens	43
7.4	Notices of Commencement of Construction	43

Article 8 TAXES AND ASSESSMENTS		44

8.1	Obligation to Pay Taxes and Assessments	44
8.2	Tenant’s Right to Contest Taxes	44
8.3	Tax and Insurance Escrow Account	45

Article 9 INSURANCE		45

9.1	General Insurance Requirements	45
9.2	Waiver of Subrogation	47
9.3	General Provisions	47
9.4	Indemnification of Landlord	48

Article 10 CASUALTY		48

10.1	Restoration and Repair	48
10.2	Escrow and Disbursement of Insurance Proceeds	49
10.3	No Abatement of Rent	50
10.4	Business Interruption Insurance	50
10.5	Waiver	50
10.6	Rights of Mortgagee	50

Article 11 CONDEMNATION		51

11.1	Total Condemnation, Etc.	51
11.2	Partial Condemnation	51
11.3	Disbursement of Award	51
11.4	No Abatement of Rent	52

Article 12 DEFAULTS AND REMEDIES		52

12.1	Tenant Events of Default	52
12.2	Landlord Remedies Upon A Tenant Event of Default	55
12.3	Landlord Event of Default; Tenant Remedies	58
12.4	Application of Funds.	59
12.5	Landlord’s Right to Cure Tenant’s Default	59
12.6	Landlord’s Security Interest and Lien.	59
12.7	Collateral Assignment	60

Article 13 HOLDING OVER		60

Article 14 LIABILITY OF LANDLORD; INDEMNIFICATION		60

14.1	Liability of Landlord	60
14.2	Indemnification of Landlord	61
14.3	Notice of Claim or Suit	61
14.4	Limitation on Liability	62

Article 15 REIT AND UBTI REQUIREMENTS		62

15.1	Limitations on Rents Attributable to Personal Property	62
15.2	Basis for Sublease Rent Restricted	63
15.3	Landlord Affiliate Subleases Restricted	63
15.4	Landlord Interests in Tenant Restricted	63
15.5	Landlord Services	63
15.6	Certain Subtenants Prohibited	63
15.7	Future Amendment	63

Article 16 SUBLETTING AND ASSIGNMENT		63

16.1	Transfers Prohibited Without Consent	63
16.2	Indirect Transfer Prohibited Without Consent	65
16.3	Adequate Assurances	65
16.4	Landlord Transfers.	65

Article 17 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		66

17.1	Estoppel Certificates	66
17.2	Monthly Financial Statements	66
17.3	Annual Financial Statements	66
17.4	Records	67
17.5	General Operations Budget	67
17.6	Quarterly Meetings	68
17.7	Tenant Financial Statements	68

Article 18 LANDLORD’S RIGHT TO INSPECT		68

Article 19 FACILITY MORTGAGES		69

19.1	Subordination	69
19.2	Attornment	70
19.3	Rights of Mortgagees and Assignees	70

Article 20 ADDITIONAL COVENANTS OF TENANT		71

20.1	Conduct of Business	71
20.2	Additional Covenants of Tenant	71
20.3	Leasehold Financing Prohibited	72
20.4	2007 Season Passes.	72
20.5	Minimum Net Worth.	72
20.6	Lease Coverage.	73
20.7	Capitalization Obligations of PARC Investors.	77
20.8	Restricted Operating Expense Account	79

Article 21 MISCELLANEOUS		74

21.1	Limitation on Payment of Rent	74
21.2	No Waiver	74
21.3	Remedies Cumulative	75
21.4	Severability	75
21.5	Acceptance of Surrender	75
21.6	No Merger of Title	75
21.7	Tenant’s Representations	75
21.8	Quiet Enjoyment	76
21.9	Recordation of Memorandum of Lease	77
21.10	Notices	77
21.11	Construction; Nonrecourse	78
21.12	Counterparts; Headings	79
21.13	Applicable Law	79
21.14	Right to Make Agreement	79
21.15	Brokerage	79
21.16	No Partnership or Joint Venture	80
21.17	Entire Agreement	80
21.18	Costs and Attorneys’ Fees	80
21.19	Approval of Landlord	80
21.20	Successors and Assigns	80
21.21	Waiver of Jury Trial	80
21.22	Treatment of Lease	81
21.23	Transfer of Permits and Operating Contracts	81
21.24	Confidential Information.	82
21.25	Tenant’s Personal Property and Initial Tenant Personal Property	82

TABLE OF EXHIBITS

EXHIBIT A	–	The Land
EXHIBIT B	–	Initial Landlord P&E
EXHIBIT C	–	Minimum Rent
EXHIBIT D	–	[Intentionally Omitted]
EXHIBIT E	–	Agreements With Affiliated Persons
EXHIBIT F	–	Form of Tenant Estoppel Certificate
EXHIBIT G	–	Form of Memorandum of Lease
EXHIBIT H	–	Operating Contracts
EXHIBIT I	–	Permitted Encumbrances
EXHIBIT J	–	Initial Tenant Personal Property

Schedule 5.1.1	–	List of Leased Property Not Requiring Repair by Tenant
Schedule 5.1.2	–	List of Tenant’s Property Not Requiring Repair by Tenant
Schedule 5.3	–	Initial Capital Assets

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SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT is entered into as of April 5, 2007 (the “Effective Date”) by and between CNL INCOME ENCHANTED VILLAGE, LLC a Delaware limited liability company, as landlord (“Landlord”), and PARC ENCHANTED PARKS, LLC, a Florida limited liability company, as tenant (“Tenant”).

W I T N E S S E T H :

WHEREAS, CNL Income Properties, Inc., a Maryland corporation (“CIP”), has entered into that certain Asset Purchase Agreement with PARC 7F-Operations Corporation, a Florida corporation (the “Seller”), among other sellers, dated as of January 10, 2007 (as the same may have been amended, the “Purchase Agreement”), with respect to the purchase of certain real and personal property described therein; and

WHEREAS, CIP assigned all of its rights, title and interest in and to the Purchase Agreement with respect to the Leased Property (these and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1) to Landlord, which is an Affiliate of CIP and Landlord has assumed all of CIP’s obligations thereunder; and

WHEREAS, pursuant to the Purchase Agreement and the Ground Lease Assignment (as defined herein), Landlord has acquired the Leased Property as of the Effective Date; and

WHEREAS, Landlord elected to have certain personal property to be acquired pursuant to the Purchase Agreement and which is located on or about the Land and used in connection with the operation of the Business (the “Attractions Personal Property”), transferred and conveyed to CNL Income Enchanted Village TRS Corp., a Delaware corporation (“Enchanted Village TRS Corp”), an Affiliate of Landlord; and

WHEREAS, Enchanted Village TRS Corp, as “Lessor”, and Tenant, as “Lessee”, have entered into a Personal Property Lease Agreement of even date herewith (the “Personal Property Lease”) with respect to the sublease by Enchanted Village TRS Corp to Tenant of the Attractions Personal Property; and

WHEREAS, Tenant, as tenant under this Lease is deriving direct benefit from the lease transaction contemplated by the Personal Property Lease and, accordingly, shall undertake obligations relating to the Attractions Personal Property and contemplated by the Personal Property Lease pursuant to this Lease so as to provide the integrated operation and management of the Business through the use of the Leased Property and the Attractions Personal Property; and

WHEREAS, Landlord desires to sublease to Tenant, which is an Affiliate of Seller, all of Landlord’s interests under the Ground Lease (as defined herein) and to lease to Tenant all of the other Leased Property, and Tenant desires to sublease from Landlord all of the Landlord’s interests under the Ground Lease and to lease from Landlord all of the other Leased Property, all subject to and conditioned upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article and used in this Lease shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accessibility Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to accessibility for the disabled or handicapped, including, but not limited to, any applicable provisions of The Architectural Barriers Act of 1968, The Rehabilitation Act of 1973, The Fair Housing Act of 1988, The Americans With Disabilities Act, the accessibility code(s), if any, of the State in which the Leased Property is located, and all regulations and guidelines promulgated under any all of the foregoing, as the same may be amended from time to time.

“Accounting Period” shall mean each calendar month accounting period of Tenant. If Tenant shall, for a bona fide business reason, change its accounting period during the Term, appropriate adjustments, if any, shall be made with respect to the timing of applicable accounting and reporting requirements of this Lease; provided, however, that in no event shall any such change or adjustment alter the amount or frequency of payment of Minimum Rent within any Fiscal Year, or otherwise increase or reduce any monetary obligation under this Lease.

“Accounting Year” shall mean each period of twelve (12) consecutive Accounting Periods during the Term of this Lease; provided, however, the first Accounting Year shall commence on the Effective Date of this Lease and shall expire on December 31, 2007.

“Additional Charges” shall have the meaning given such term in Section 3.4.

“Additional Information” shall have the meaning given such term in Section 17.3.

“Additional Minimum Rent” shall have the meaning given such term, and shall be calculated in accordance with, in Section 3.3.

“Adjusted Lease Basis” shall mean the sum of Landlord’s Original Investment and Landlord’s Additional Investment from time to time.

“Adjusted Total Facility Revenues” shall mean, for the applicable period of time, Total Facility Revenues minus Thirty Percent (30%) of Total Ticket Revenues.

“Affiliate” or “Affiliated Person” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi). Provided, however, a Person shall not be deemed to be an Affiliated Person solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13-D, pursuant to Section 13(d) of such Act and Rule 13-d-1 promulgated thereunder.

“Affiliated Landlord(s)” shall mean, individually or collectively, as the context requires, (i) the Darien Lake Landlord, (ii) the Waterworld Landlord, (iii) the Elitch Gardens Landlord, (iv) the Splashtown Landlord, (v) the Frontier City Landlord, (vi) the White Water Bay Landlord, and (vii) Enchanted Village TRS Corp.

“Affiliated Lease(s)” shall mean, individually or collectively, as the context requires, (i) the Darien Lake Lease, so long as the same is in full force and effect, the landlord thereunder is the Darien Lake Landlord or an Affiliated Person of the Darien Lake Landlord, and the tenant thereunder is the Darien Lake Tenant or an Affiliated Person of the Darien Lake Tenant, (ii) the Waterworld Sublease, so long as the same is in full force and effect, the landlord thereunder is the Waterworld Landlord or an Affiliated Person of Waterworld Landlord, and the tenant thereunder is the Waterworld Tenant or an Affiliated Person of the Waterworld Tenant, (iii) the Elitch Gardens Lease, so long as the same is in full force and effect, the landlord thereunder is the Elitch Gardens Landlord or an Affiliated Person of the Elitch Gardens Landlord, and the tenant thereunder is the Elitch Gardens Tenant or an Affiliated Person of the Elitch Gardens Tenant, (iv) the Splashtown Lease, so long as the same is in full force and effect, the landlord thereunder is the Splashtown Landlord or an Affiliated Person of the Splashtown Landlord, and the tenant thereunder is the Splashtown Tenant or an Affiliated Person of the Splashtown Tenant, (v) the Frontier City Lease, so long as the same is in full force and effect, the landlord thereunder is the Frontier City Landlord or an Affiliated Person of the Frontier City Landlord, and the tenant thereunder is the Frontier City Tenant or an Affiliated Person of the Frontier City Tenant, (vi) the White Water Bay Lease, so long as the same is in full force and effect, the landlord thereunder is the White Water Bay Landlord or an Affiliated Person of the White Water Bay Landlord, and the tenant thereunder is the White Water Bay Tenant or an Affiliated Person of the White Water Bay Tenant, and (vii) the Personal Property Lease, so long as the same is in full force and effect, the landlord thereunder is Enchanted Village TRS Corp or an Affiliated Person of Enchanted Village TRS Corp, and the tenant thereunder is Tenant or an Affiliated Person of Tenant.

“Affiliated Tenant(s)” shall mean, individually or collectively, as the context requires, (i) the Darien Lake Tenant, (ii) the Waterworld Tenant, (iii) the Elitch Gardens Tenant, (iv) the Splashtown Tenant, (v) the Frontier City Tenant, and (vi) the White Water Bay Tenant.

“Aggregate Capital Contribution Amount” shall have the meaning given such term in Section 20.7.

“Aggregate Lease Security Deposit” shall mean the Security Deposit under this Lease plus the Security Deposit under all Affiliated Leases.

“Aggregate Lease Security Deposit Cap” shall mean TWENTY-EIGHT MILLION AND NO/100 DOLLARS ($28,000,000.00).

“Annual Operations Statement” shall have the meaning given such term in Section 3.3.2.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including without limitation, those relating to (i) damage to, or the protection of real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers), (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, (iv) Accessibility Laws or (v) securities, including, without limitation, the marketing thereof.

“Applicable Reserve Percentage” shall mean, (i) with respect to any Accounting Period during Accounting Year 1, or portion thereof, TWO PERCENT (2%) of Total Facility Revenues, (ii) with respect to any Accounting Period during Accounting Year 2, or portion thereof, TWO AND ONE-HALF OF ONE PERCENT (2.5%) of Total Facility Revenues, (i) with respect to any Accounting Period during Accounting Year 3 and each Accounting Year thereafter, or portion thereof, THREE PERCENT (3%) of Total Facility Revenues.

“Approved Reserve Estimate” shall have the meaning given such term in Section 5.2.3.

“Attractions Personal Property” shall have the meaning given such term in the Recitals.

“Bond Threshold Amount” shall have the meaning given such term in Section 6.2.3.

“Business” means the operation of a Theme Park, and all activities related thereto, conducted at or on the Land.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Florida are authorized by law or executive action to close.

“Business Related Loan” shall mean a credit facility (or revolver ) loan used solely for purposes of operating and/or capitalizing the Business and/or the Businesses under the Affiliated Leases.

“Capital Raise Deadline” shall have the meaning given such term in Section 20.7.

“CIP” shall have the meaning set forth in the Recitals.

“Closing” shall mean the closing of the acquisition of the Leased Property by Landlord pursuant to the Purchase Agreement.

“Code” shall mean the Internal Revenue Code of 1986, and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Comparable Theme Parks” shall mean, in the aggregate, regional Theme Parks located within the United States (excluding destination parks in Orlando and Los Angeles) offering similar attraction products in similar markets and, include without limitation, those Theme Parks of similar size and scope, typically operating seasonally in multiple regions and with similar long term strategies, but specifically excluding family entertainment centers and carnivals.

“Condemnation” shall mean (a) the exercise of any governmental power with respect to the Leased Property or any interest therein, whether by legal proceedings or otherwise, by a Condemnor under its power of condemnation, (b) a voluntary sale or transfer of the Leased Property or any portion thereof by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi public authority, or Person having the power of Condemnation.

“Conflicting Business” shall have the meaning given such term in Section 4.5.

“Control” (including the correlative meanings of the terms “Controlling”, “Controlled by”, and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Darien Lake Landlord(s)” shall mean, as the context requires, (i) CNL Income Darien Lake, LLC, a Delaware limited liability company, an Affiliate of Landlord, and its successors and assigns, and/or (ii) CNL Income Darien Lake TRS Corp., a Delaware corporation, an Affiliate of Landlord, and its successors and assigns.

“Darien Lake Lease(s)” shall mean, as the context requires, that certain (i) Lease Agreement, dated as of the Effective Date hereof, between the applicable Darien Lake Landlord and the Darien Lake Tenant, and (ii) Personal Property Lease Agreement, dated as of the Effective Date hereof, between the applicable Darien Lake Landlord and the Darien Lake Tenant.

“Darien Lake Tenant” shall mean PARC Darien Lake, LLC, a Florida limited liability company and an Affiliate of Tenant, and its successors and assigns.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Disbursement Rate” shall mean an annual rate of interest equal to the greater of, as of the date of determination, (i) ten percent (10%) and (ii) the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal plus three hundred fifty (350) basis points.

“EBITDA” shall mean earnings from the operation of the Business before (i) interest expense, amortization of debt discount and debt issuance costs and other costs and expenses associated with Tenant’s permitted debt financing, (ii) income taxes, (iii) depreciation, depletion and amortization expense, (iv) amortization or write-downs of intangibles (including, without limitation, good will), (v) non-cash impairment charges, (vi) non-cash expenses (or contra expense) associated with stock compensation and other long-term incentive plans, (vii) non-cash losses on disposals or sales of assets, (viii) other non-cash income or expense and (ix) extraordinary, unusual or non-recurring income or losses.

“Effective Date” shall mean the date set forth in the preamble to this Lease.

“Elitch Gardens Landlord(s)” shall mean, as the context requires, (i) CNL Income Elitch Gardens, LLC, a Delaware limited liability company, an Affiliate of Landlord, and its successors and assigns, and/or (ii) CNL Income Elitch Gardens TRS Corp., a Delaware corporation, an Affiliate of Landlord, and its successors and assigns.

“Elitch Gardens Lease(s)” shall mean, as the context requires, that certain (i) Lease Agreement, dated as of the Effective Date hereof, between the applicable Elitch Gardens Landlord and the Elitch Gardens Tenant, and (ii) Personal Property Lease Agreement, dated as of the Effective Date hereof, between the applicable Elitch Gardens Landlord and the Darien Lake Tenant.

“Elitch Gardens Tenant” shall mean PARC Elitch Gardens, LLC, a Florida limited liability company and an Affiliate of Tenant, and its successors and assigns.

“Enchanted Village TRS Corp” shall have the meaning given such term in the Recitals.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Emergency” shall have the meaning given such term in Section 5.2.3.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Event of Default” shall have the meaning given such term in Section 12.1.

“Extended Term” shall have the meaning given such term in Section 2.6.

“Extension Option” shall have the meaning given such term in Section 2.6.

“Facility Mortgage” shall mean any encumbrance placed upon the Leased Property as referenced in Article 19.

“Fiscal Quarter” shall mean the first, second, third and fourth three (3) month period (each consisting of three (3) Accounting Periods) during each Fiscal Year.

“Fiscal Year” shall mean Tenant’s Fiscal Year which as of the Effective Date begins on January 1 and ends on December 31 in each calendar year. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year (except with respect to the calculation and payment of Minimum Rent as referenced in Section 3.2 of this Lease), shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the termination of this Lease shall also constitute a separate Fiscal Year.

“Force Majeure Event” means any circumstance which is not within the reasonable control of either party hereto, caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action; or other similar cause or circumstance which is not within the reasonable control of either party hereto. Neither lack of financing nor general economic and/or market conditions or factors is a Force Majeure Event.

“Frontier City Landlord(s)” shall mean, as the context requires, (i) CNL Income Frontier City, LLC, a Delaware limited liability company, an Affiliate of Landlord, and its successors and assigns, and/or (ii) CNL Income Frontier City TRS Corp., a Delaware corporation, an Affiliate of Landlord, and its successors and assigns.

“Frontier City Lease(s)” shall mean, as the context requires, that certain (i) Lease Agreement, dated as of the Effective Date hereof, between the applicable Frontier City Landlord and the Frontier City Tenant, and (ii) Personal Property Lease Agreement, dated as of the Effective Date hereof, between the applicable Frontier City Landlord and the Frontier City Tenant.

“Frontier City Tenant” shall mean PARC Frontier City, LLC, a Florida limited liability company and an Affiliate of Tenant, and its successors and assigns.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Government Agencies” shall mean any legislative body, court, agency, authority, board (including, without limitation, health and long term care, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the Business operated thereon.

“Ground Lease” means that certain Amended and Restated Ground Lease, dated as of December 6, 2000, between Ground Lessor, as ground lessor, and Enchanted Parks, Inc., as ground lessee, as evidenced by that certain Memorandum of Lease recorded December 6, 2000 as Recording No. 20001206001615 in the Official Records of King County, Washington; as amended pursuant to that certain Amendment No. 1 to Amended and Restated Ground Lease, dated as of the date hereof, between Ground Lessor, as ground lessor, and Enchanted Parks, Inc., as ground lessee; and as assigned from Enchanted Parks, Inc. to Landlord pursuant to the Ground Lease Assignment.

“Ground Lease Assignment” means that certain Assignment and Assumption Agreement, dated as of the date hereof, between Enchanted Parks, Inc., as assignor, and Landlord, as assignee.

“Ground Lease Rent” means any and all rent due and payable under the Ground Lease.

“Ground Lessor” means EPI Realty Holdings, Inc.

“Hazardous Substances” shall mean any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) and the regulations promulgated thereunder; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on the Leased Property causes or materially threatens to cause an unlawful nuisance upon the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons on or about the Leased Property, including without limitation molds/microbial organisms which affect health, indoor air quality and/or structural integrity; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any Applicable Laws promulgated by any Government Agencies.

“Immediate Family” shall mean, with respect to any individual, such individual’s spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents in law, brothers-in-law, sisters-in-law, nephews and nieces.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Information Technology and Software” shall mean all information technology systems and equipment and software necessary to the operation of the Business.

“Initial Capital Assets” shall have the meaning given such term in Section 5.3.

“Initial Capital Contribution Amount” shall have the meaning given such term in Section 20.7.

“Initial Landlord P&E” shall mean and refer to all P&E of any kind or description which are owned by Landlord and located on the Land, as of the Effective Date, including without limitation those items enumerated on Exhibit B attached hereto and made a part hereof, but specifically excluding items of Tenant’s Personal Property and any and all Attractions Personal Property.

“Initial Tenant Personal Property” shall mean all items of P&E listed on Exhibit J attached hereto, which specific items of P&E are owned by Tenant as of the Effective Date.

“Initial Term” shall have the meaning given such term in Section 2.5.

“Insurance Requirements” shall mean all terms of any insurance policy, certificate or endorsement required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.

“Inventory” shall mean all Inventory, as such term is customarily used and defined in its most broad and inclusive sense including, but not limited to, all Inventory of merchandise, food, beverages and other consumables held by Tenant for sale or use at or from the Leased Property or in connection with the Business, and operating supplies, building and maintenance supplies and spare parts.

“Land” shall have the meaning given such term in Section 2.1(a).

“Landlord” shall have the meaning given such term in the preambles to this Lease and shall include its successors and assigns.

“Landlord’s Acquisition Costs” shall mean (a) all costs incurred by Landlord with third parties, at arm’s length, in connection with the acquisition of the Leased Property and the Attractions Personal Property pursuant to the Purchase Agreement and lease of same to Tenant, including, without limitation, all due diligence costs (including, without limitation, costs of any environmental reports or studies, property condition reports and surveys), attorneys’ fees, accountants’/auditors’ fees, consultants’ fees, closing costs, transfer, sales or similar taxes, liquor license notification, transfer and related costs, recording fees, title premiums and any other title related charges or fees, and prorations paid to the Seller and/or the Tenant in connection with Landlord’s acquisition of the Leased Property and the Attractions Personal Property and which were reasonably incurred with respect to the acquisition of same and the lease of same to Tenant, plus (b) the Seller/Tenant Transaction Costs, with the foregoing sum not to exceed TWO MILLION THREE HUNDRED FORTY THOUSAND and NO/100 DOLLARS (2,340,000.00) in the aggregate with respect to this Lease and the Affiliated Leases (the “Transaction Costs Cap”); provided, however, that if the sum of the foregoing shall exceed the amount of the Transaction Costs Cap, all costs incurred by Landlord pursuant to clause (a) of this definition in this Lease and incurred by the Affiliated Landlords pursuant to clause (a) of this definition in the Affiliated Leases shall be applied to the Transaction Costs Cap prior to the application of costs incurred by Tenant pursuant to clause (b) of this definition in this Lease and incurred by the Affiliated Landlords pursuant to clause (b) of this definition in the Affiliated Leases, and Tenant and Affiliated Tenants shall be solely responsible for the payment of any and all such excess amounts to the applicable third parties. The amount of such costs shall be adjusted and finally agreed upon between Landlord and Tenant within sixty (60) days of the Effective Date hereof whereupon an amendment to this Lease shall be executed evidencing the agreed-upon amount of such Landlord’s Acquisition Costs.

“Landlord’s Additional Investment” shall mean the sum of all costs of any repairs, maintenance, renovations or replacements pursuant to Article 5 or Article 10 hereof and all other expenditures made by Landlord in connection with the Leased Property (i) which are not paid out of the Reserve or (ii) which are in excess of the budgeted Reserve Expenditures pursuant to Sections 5.2.5 and 5.2.6 hereof.

“Landlord’s Initial Additional Investment” shall have the meaning given such term in Section 5.3.

“Landlord’s Original Investment” shall mean that amount which equals the sum of (i) the Purchase Price of the Leased Property as set forth in the Purchase Agreement (and as adjusted under the Purchase Agreement), plus (ii) Landlord’s Acquisition Costs, other than any and all Landlord’s Acquisition Costs solely attributable to the Attractions Personal Property.

“Lease” shall mean this Sublease Agreement, including all Exhibits hereto, as it and they may be amended or restated from time to time as herein provided.

“Lease Coverage” shall mean the ratio of (i) EBITDA (before payment of Rent by Tenant) hereunder and under each of the Affiliated Leases less the Reserves hereunder and under each of the Affiliated Leases, to (ii) aggregate amount of Minimum Rent hereunder and under the Affiliated Leases.

“Lease Rate” shall have the meaning given such term in Exhibit C attached hereto.

“Lease Related Documents” shall have the meaning given such term in Section 16.1.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Improvements” shall have the meaning given such term in Section 2.1(b).

“Leased Intangible Property” shall mean all transferable or assignable (a) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Leased Improvements, including without limitation, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Leased Improvements or the Land; (b) development rights, telephone exchange numbers identified with the Leased Property, if any; and (c) certificates, licenses, warranties and guarantees and contracts, other than such permits, operating permits, certificates, licenses and approvals which are to be held by, or transferred to, the Tenant in order to permit the Tenant to operate such Leased Improvements properly and in accordance with the terms of this Lease. The term “Leased Intangible Property” shall specifically exclude Tenant’s Personal Property.

“Leased Property” shall have the meaning given such term in Section 2.1.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, (b) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the

Leased Property or to which Tenant has consented or which are required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s status as a real estate investment trust, and (c) Applicable Laws.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, including but not limited to construction, mechanics’ and materialmen’s liens, or any transfer of property or assets for the payment of Indebtedness or performance of any other obligation in priority to payment of the obligor’s general creditors.

“Limited Rent Guaranty” shall mean that certain Limited Rent Guaranty, dated as of the Effective Date, executed by PARC Guarantors to and for the benefit of Landlord and Affiliated Landlords.

“Major Alterations” shall have the meaning given such term in Section 6.2.2.

“Materiality Threshold Period” shall have the meaning given such term is Section 17.7.

“Mineral Reservations” shall mean, collectively, any and all coal and/or oil and/or gas and/or mineral reservations or rights of any Person with respect thereto or relating to the Leased Property referenced in that certain Real Estate Contract, dated as of March 15, 1967, pursuant to which rights were reserved by Philip C. Rafter, as his separate estate, Alice Rafter, as her separate estate, Clem LaVoy and Opal LaVoy, his wife, and Safe Investment Co., a Washington corporation; recorded March 16, 1967 as document number 6150698 in the Official Records of the County of King, State of Washington; as modified by document number 6384967 recorded July 13, 1968 in the Official Records of the County of King, State of Washington.

“Minimum Net Worth Test Date” shall have the meaning given such term in Section 20.5.

“Minimum Net Worth Requirement” shall have the meaning given such term in Section 20.5.

“Minimum Rent” shall mean annual rent as set forth in Section 3.2, subject to prorations and adjustments as set forth in Section 3.2.

“Minor Alterations” shall have the meaning given such term in Section 6.2.1.

“Mortgagee” shall mean the holder of any Facility Mortgage.

“Net Worth” shall mean (i) the aggregate amount of all assets as may be properly classified as such, including the then current amount of the Security Deposit, goodwill and such other assets as are properly classified as “intangible assets”, less (ii) the aggregate amount of all liabilities, all as determined in accordance with GAAP.

“Notice” shall mean a notice given in accordance with Section 21.10.

“Officer’s Certificate” shall have the meaning given such term in Section 17.2.

“Operating Contracts” shall mean the various service agreements, equipment leases, purchase contracts and special event contracts, software licenses and information technology contracts, including those under the Systems License, and other contracts utilized in the operation of the Business, all as more particularly set forth on Exhibit H attached hereto.

“Operating Expenses” means all those ordinary and necessary expenses incurred in the operation of the Business in accordance with the Lease, including all costs and expenses associated with the employees (including salaries, wages, bonuses and other compensation of all employees and their benefits, including life, medical and disability insurance and retirement benefits), the costs associated with permits and licenses, the cost of maintenance and utilities, administrative expenses, the costs of advertising, marketing and business promotion, all as determined in accordance with GAAP, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term accrue and be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or the Business conducted thereon, all premiums and other charges to obtain the insurance policies required pursuant to the terms hereof. Operating Expenses shall expressly exclude any debt service for any Facility Mortgage or other financing obtained by Landlord in connection with the Leased Property.

“Overdue Rate” shall mean, on any date, a per annum rate of interest equal to the lesser of (a) twelve percent (12%), or (b) the maximum rate then permitted under applicable law.

“PARC 7F” shall mean PARC 7F-Operations Corporation, a Florida corporation.

“PARC Investors” shall mean PARC Investors, LLC, a Florida limited liability company.

“PARC Guarantor(s)” shall mean, individually or collectively as the context requires, PARC Operations, PARC Management and PARC Investors.

“PARC Management” shall mean PARC Management, LLC, a Florida limited liability company.

“PARC Operations” shall mean PARC Investors, LLC, a Florida limited liability company.

“P&E” shall mean all items of personal property, as defined under the Model Uniform Commercial Code, including, but not limited to: (a) all rides, water slides and other attractions, or parts or portions thereof, not otherwise constituting real property under Applicable Law, and all equipment or machinery or other items related to the use and continued operation of thereof; (b) all other equipment, machinery, fixtures, and other items of property, now or hereafter located on or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, irrigation equipment, together with all replacements, modifications, alterations and additions thereto, all of which to the extent not otherwise constituting real property under Applicable Law; (c) all furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property of any kind or description used or useful in Tenant’s business on or in the Leased Improvements, and located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such personal property; (d) “Property and Equipment,” “P&E,” and “FF&E” (as such terms are customarily used and defined in the most broad and inclusive sense); and (e) all replacements of or additions to items set forth in clause (a) through (d) above. The term “P&E” shall specifically exclude all items of Tenant’s Personal Property.

“P&E Replacements” shall mean all items purchased with funds from the Reserve established under Article 5 of this Lease or with insurance proceeds and all other items of P&E added and used at the Leased Property during the Term of this Lease, including, without limitation, the Initial Capital Assets (only to the extent the Initial Capital Assets do not constitute real property under Applicable Law), together with all leasehold improvements made by Tenant during the Term of this Lease to the extent not constituting real property affixed to the Land (whether purchased from the Reserve or with other funds of Tenant), all subject to disposal and further replacement at the end of their useful lives.

“Parent” shall mean, with respect to any Person, any Person which directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (i) owns more than fifty percent (50%) of the voting or beneficial interest in, or (ii) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to Control, such Person.

“Permits” means all licenses, permits and certificates used or useful in connection with the ownership, operation, use or occupancy of the Leased Property or the Business, including, without limitation, liquor licenses, business licenses, state and local health and environmental department licenses, any other licenses required in connection with the operation of the Leased Property for the Permitted Use, licenses to operate all rides, water slides and other attractions, food service licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any governmental, quasi governmental or private person or entity whatsoever.

“Permitted Business Related Loan Lender” shall mean any lender under a Permitted Business Related Loan.

“Permitted Business Related Loan” shall mean a Business Related Loan that: (a) does not exceed $20,000,000; (b) may be secured solely by (i) a pledge of the equity interests of Tenant, the Affiliated Tenants or any interest of a member or members of Tenant or any Affiliated Tenants and/or (ii) a security interest in any assets of Tenant or any Affiliated Tenant or member or members of Tenant or any Affiliated Tenant, provided such assets expressly exclude the leasehold interest of Tenant under this Lease, the leasehold interest of the Affiliated Tenants under the Affiliated Leases, any Tenant’s Personal Property under this Lease and under all other Affiliated Leases and are assets which are otherwise not used or necessary in connection with the use and/or operation of the Business and/or the Businesses under the

Affiliated Leases; and (c) any exercise of the rights and/or remedies of a holder of such Permitted Business Related Loan shall be deemed an assignment hereunder and shall be subject to the terms set forth in Section 16.1 hereof; it being expressly understood and agreed that there shall be allowed, at any one given time, only one Permitted Business Related Loan. In addition to the foregoing restrictions and limitations with respect to a Permitted Business Related Loan, any Permitted Business Related Loan shall contain terms and provisions that are then customary for commercial loan transactions of that type and size and Tenant agrees to provide Landlord with fully executed copies of any and all documents or instruments evidencing any such Permitted Business Related Loan promptly following execution thereof.

“Permitted Encumbrances” shall mean (A) all rights, restrictions, and easements of record set forth on Exhibit I attached hereto and by this reference incorporated herein, (B) to the extent not referenced on Exhibit I, any mortgage and other documents of record relating to a Facility Mortgage, and (C) any other such encumbrances as may have been consented to in writing by Landlord from time to time.

“Permitted Renovations” shall have the meaning given that term in Section 6.2.

“Permitted Third-Party Assignee” shall have the meaning given such term in Section 16.1.

“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Personal Property Lease” shall have the meaning given such term in the Recitals.

“Pooling Agreement” shall mean that certain Pooling Agreement entered into of even date herewith by and between Landlord, Tenant, Affiliated Landlords and Affiliated Tenants.

“Proscribed Area” shall have the meaning given such term in Section 4.5.

“Purchase Agreement” shall have the meaning given such term in the Recitals.

“Quarterly Additional Minimum Rent Payment” shall have the meaning given such term in Section 3.3.1.

“REIT” shall have the meaning given such term in Article 15.

“REIT Personal Property Limitation” shall have the meaning given such term in Section 15.1.

“Remaining Capital Contribution Amount” shall have the meaning given such term in Section 20.7.

“Rent” shall mean, collectively, Minimum Rent, Additional Minimum Rent and Additional Charges.

“Reserve” shall have the meaning given such term in Section 5.2.

“Reserve Estimate” shall have the meaning given such term in Section 5.2.3.

“Reserve Expenditures” shall have the meaning given such term in Section 5.2.1.

“Restricted Operating Expense Account” shall have the meaning given such term in Section 20.8.

“SEC” shall mean the Securities and Exchange Commission.

“Security Deposit” shall have the meaning given such term in Section 3.9.

“Seller” shall have the meaning given such term in the Recitals.

“Seller/Tenant Transaction Costs” shall mean all costs incurred by Seller and/or Tenant with third parties, at arm’s length, in connection with the fees and expenses of Seller’s/Tenant’s attorneys, accountants and consultants (other than any broker fees, including, without limitation, those payable to V3 Capital Strategies, LLC, all of which shall be paid and borne solely by Seller and/or Tenant), and any and all title insurance fees and expenses for any leasehold owner’s policies obtained with respect to Tenant’s leasehold interest under this Lease.

“Splashtown Landlord(s)” shall mean, as the context requires, (i) CNL Income Splashtown, LLC, a Delaware limited liability company, an Affiliate of Landlord, and its successors and assigns, and/or (ii) CNL Income Splashtown TRS Corp., a Delaware corporation, an Affiliate of Landlord, and its successors and assigns.

“Splashtown Lease(s)” shall mean, as the context requires, that certain (i) Lease Agreement, dated as of the Effective Date hereof, between the applicable Splashtown Landlord and the Splashtown Tenant, and (ii) Personal Property Lease Agreement, dated as of the Effective Date hereof, between the applicable Splashtown Landlord and the Splashtown Tenant.

“Splashtown Tenant” shall mean PARC Splashtown, LLC, a Florida limited liability company and an Affiliate of Tenant, and its successors and assigns.

“State” shall mean the State in which the Land is located.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Systems License” shall mean that certain Systems License of even date herewith entered into between Six Flags Theme Parks, Inc. and certain Affiliates of Six Flags Theme Parks, Inc. and PARC 7F and certain Affiliates of PARC 7F.

“Tax and Insurance Account” shall have the meaning given such term in Section 8.3.

“Tax and Insurance Escrow Amount” shall have the meaning given such term in Section 8.3.

“Tenant” shall be the entity identified in the preamble to this Lease and shall include its successors and assigns expressly permitted hereunder.

“Tenant’s Personal Property” shall mean any specific items of P&E listed in Exhibit J attached hereto or which hereafter are acquired by Tenant or an Affiliated Person with its own funds after the Effective Date or replacements for such items and located at the Leased Property (but not including any property purchased with funds from the Reserve established under Article 5), or items of intangible property owned by Tenant or an Affiliated Person in connection with the Business, including, without limitation, Information Technology and Software.

“Term” shall mean, collectively, the Initial Term and the Extended Terms, unless sooner terminated pursuant to the provisions of this Lease.

“Theme Park Systems Standards” shall mean any one or more (as the context so requires) of the following four (4) categories of standards: (a) operational standards (for example services, facilities and attractions offered to guests of a Comparable Theme Park, quality of food and beverages, safety, cleanliness, staffing, employee compensation and benefits, and other such programs and standards); (b) physical standards (for example, quality and maintenance of rides and other attractions and any equipment related thereto, and replacement of same, P&E and P&E replacements, Inventory and Inventory replacements, etc.); (c) technology standards (for example, those relating to software, hardware, telecommunications, security, safety and information technology); and (d) and marketing standards (for example, those relating to media placement, promotions, public relations, and pricing strategies); each of such standards to be the standard which is generally prevailing or in the process of being implemented at other Comparable Theme Parks, and shall include all services and facilities in connection therewith which are customary and usual at other Comparable Theme Parks and are also within the pre-developed “PARC” operating system.

“Theme Park” shall mean a family-oriented entertainment theme park offering a broad selection of state-of-the-art and traditional thrill rides, attractions, water rides and attractions, themed areas, concerts and shows, restaurants, game venues, merchandise outlets, and, where applicable, campground and/or hotel facilities ancillary to the operation thereof.

“Threshold” shall mean the sum of EIGHTEEN MILLION THREE HUNDRED THIRTY-NINE THOUSAND and NO/100 Dollars ($18,339,000.00).

“Total Facility Revenues” shall mean, for the applicable period of time, but without duplication, all gross revenues and receipts of every kind derived by or for the benefit of Tenant, or its Affiliated Persons, from operating or causing the operation of the Leased Property and all parts thereof, including, but not limited to: (i) any and all revenues derived from any and all entry, admittance and similar fees with respect to the Theme Park located on the Land including, without limitation, (a) all daily entry fees/tickets, (b) all annual passes/tickets, (c) all seasonal and other partial-year passes/tickets, (d) all parking passes/tickets, and (e) other tickets, passes or similar items sold through such Theme Park’s entrance gates, off-site sales centers or on-line services that provide entry/admittance to such Theme Park; (ii) the sale of Inventory, (iii) revenue from both cash and credit transactions; (iv) license, lease, sublease and concession fees and rentals; (v) parking fees; (vi) revenue from sponsorships; (vii) revenue from vending machines; food and beverage sales; (viii) retail sales of merchandise net of credits and returns (other than proceeds from the sale of furnishings, fixtures and equipment no longer necessary to the operation of the Business, which shall be deposited in the Reserve); and (ix) service charges; provided, however, that Total Facility Revenues shall not include the following: revenues derived from all video games, games of chance and all other gaming equipment, machinery and related personalty owned by Tenant and located at the Leased Property which require a “gaming” or similar license or permit by the State of Washington in connection with the ownership, use and/or operation thereof; gratuities to employees; employee tax, insurance or other benefit withholdings kept in segregated accounts for the purpose of remitting or paying such items; federal, state or municipal excise, sales, use or similar taxes included as part of the sales price of any goods or services; late fees and interest; insurance proceeds (unless attributable to loss of business revenue, i.e., business interruption proceeds), including proceeds of insurance or credits received in settlement for loss, theft, or damage to property related to or used on the Leased Property and proceeds of insurance received with respect to rent loss, use and occupancy; condemnation proceeds; any proceeds from the sale of Tenant’s Personal Property or any sale of the Leased Property or from the refinancing of any debt encumbering the Leased Property; proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Business; interest which accrues on amounts deposited in the Reserve; deposits forfeited and not refunded; and any amounts recovered in any legal actions or proceedings, or settlements thereof, arising out of the operation of the Leased Property (unless the amount received would have otherwise constituted revenue).

“Total Ticket Revenues” shall mean, for the applicable period of time, any and all revenues derived from any and all entry, admittance and similar fees with respect to the Theme Park located on the Land including, without limitation, (i) all daily entry fees/tickets, (ii) all annual passes/tickets, (iii) all seasonal and other partial-year passes/tickets, (iv) all parking passes/tickets, and (v) other tickets, passes or similar items sold through such Theme Park’s entrance gates, off-site sales centers or on-line services that provide entry/admittance to such Theme Park.

“Trailing 3 Year Coverage Test” shall have the meaning set forth in Section 20.6.

“Transaction Costs Cap” shall have the meaning given such term in the definition of “Landlord’s Acquisition Costs” in this Article 1.

“Transfer” shall have the meaning given such term in Section 16.2.

“Transition Services Agreement” shall mean that certain Transition Services Agreement, dated as of the Effective Date, between PARC 7F and Six Flags, Inc., Six Flags Operations, Inc. and Six Flags Theme Parks, Inc.

“Unforeseen Reserve Expenditures” shall have the meaning given such term in Section 5.2.5.

“Unfunded Reserve Expenditures” shall have the meaning given such term in Section 5.2.6.

“Unsuitable for Its Permitted Use” shall mean a state or condition of the Leased Property and/or Attractions Personal Property such that following any damage, taking, condemnation or destruction involving the Leased Property and/or Attractions Personal Property (but specifically excluding the lawful exercise by any Person of its rights with respect to the Leased Property pursuant to any of the Mineral Reservations), (a) the Leased Property and/or Attractions Personal Property cannot be operated in the reasonable judgment of Landlord (after conferring with Tenant) on a commercially practicable basis for its Permitted Use and (b) it cannot reasonably be expected to be restored to substantially the same condition as existed before such damage or destruction and as is otherwise required by Article 10 within (i) twelve (12) months following such damage or destruction, or (ii) eighteen (18) months following such damage or destruction in the event that Tenant has extended the term of the business income insurance to pay at least eighteen (18) months Rent for the benefit of Landlord or provides other reasonably acceptable security for any uninsured portion of the eighteen (18) months Rent.

“Waterworld Landlord(s)” shall mean, as the context requires, (i) CNL Income Waterworld, LLC, a Delaware limited liability company, an Affiliate of Landlord, and its successors and assigns, and/or (ii) CNL Income Waterworld TRS Corp., a Delaware corporation, an Affiliate of Landlord, and its successors and assigns.

“Waterworld Lease(s)” shall mean, as the context requires, that certain (i) Sublease Agreement, dated as of the Effective Date hereof, between the applicable Waterworld Landlord and the Waterworld Tenant, and (ii) Personal Property Lease Agreement, dated as of the Effective Date hereof, between the applicable Waterworld Landlord and the Waterworld Tenant.

“Waterworld Tenant” shall mean PARC Waterworld, LLC, a Florida limited liability company and an Affiliate of Tenant, and its successors and assigns.

“White Water Bay Landlord(s)” shall mean, as the context requires, (i) CNL Income White Water Bay, LLC, a Delaware limited liability company, an Affiliate of Landlord, and its successors and assigns, and/or (ii) CNL Income White Water Bay TRS Corp., a Delaware corporation, an Affiliate of Landlord, and its successors and assigns.

“White Water Bay Lease(s)” shall mean, as the context requires, that certain (i) Lease Agreement, dated as of the Effective Date hereof, between the applicable White Water Bay Landlord and the White Water Bay Tenant, and (ii) Personal Property Lease Agreement, dated as of the Effective Date hereof, between the applicable White Water Bay Landlord and the White Water Bay Tenant.

“White Water Bay Tenant” shall mean PARC White Water Bay, LLC, a Florida limited liability company and an Affiliate of Tenant, and its successors and assigns.

“Yearly Lease Coverage Test” shall have the meaning set forth in Section 20.6.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”), and grants to Tenant the right to use and occupy the Leased Property for the purposes, and subject to the limitations, set forth in the Ground Lease and in this Lease:

(a) all that certain tract, piece and parcel of land, as more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”);

(b) all buildings, structures and other improvements of every kind, including, without limitation, the Initial Capital Assets, all roofs, plumbing systems, electric systems and HVAC systems, roadways, pavilions, alleyways, parking areas, sidewalks, curbs, connecting tunnels, utility pipes, irrigation systems, conduits and lines (on site and off site), appurtenant to or presently situated upon the Land, and all rides, water slides and attractions and all parts or portions thereof, including columns and other support structures or appurtenances thereto; all of which constitute real property under Applicable Law (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d) all Initial Landlord P&E, all P&E Replacements;

(e) all of the Leased Intangible Property; and

(f) all other property and interests in property conveyed or assigned to Landlord pursuant to the Purchase Agreement, specifically excluding the Attractions Personal Property which shall be leased to Tenant pursuant to the Personal Property Lease; and

(g) any and all other use and occupancy rights of the “tenant” under the Ground Lease.

2.2 Assignment of Permits. Landlord and Tenant shall cooperate and take commercially reasonable efforts to cause all Permits related to the operation (but not ownership) of the Leased Property, which are not currently held in the name of Tenant, to be assigned to the Tenant effective as of the Effective Date or as soon thereafter as reasonably possible. Landlord shall pay all costs and expenses in connection with the transfer of the Permits and the costs to obtain any additional Permits necessary for the operation of the Leased Property for the Permitted Use as of the Effective Date, the amounts of which incurred with third parties at arm’s length shall be included in the Landlord’s Additional Investment.

2.3 Assignment of Operating Contracts. Landlord and Tenant shall cooperate and take commercially reasonable efforts to cause all of the Operating Contracts, under which Tenant is not already a party, to be assigned to the Tenant as of the Effective Date or as soon thereafter as reasonably possible.

2.4 Condition of Leased Property. TENANT ACKNOWLEDGES AND AGREES, THAT EXCEPT AS EXPRESSLY MADE BY LANDLORD IN THIS LEASE, LANDLORD IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTY THE BUSINESS OR ANY OF THE OTHER ITEMS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS INCLUDING WEATHER-RELATED CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS, THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. TENANT AGREES THAT TENANT HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF LANDLORD OR ANY AGENT OF LANDLORD OR OTHER THIRD PARTY, INCLUDING ANY REAL ESTATE BROKER OR AGENT, EXCEPT AS EXPRESSLY MADE BY LANDLORD IN THIS LEASE. EXCEPT AS OTHERWISE PROVIDED IN THIS LEASE, TENANT HAS CONDUCTED ITS OWN INSPECTIONS AND INVESTIGATIONS OF THE LEASED PROPERTY AND THE BUSINESS AND ASSUMES ALL RISK IN CONNECTION THEREWITH, AND TENANT HEREBY ACKNOWLEDGES AND AGREES THAT LANDLORD IS LEASING TO TENANT AND TENANT HEREBY ACCEPTS ALL OF THE LEASED PROPERTY, THE BUSINESS AND ANY OTHER ITEMS LEASED HEREBY “AS IS WHERE IS,” WITH ALL FAULTS, AND THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE LEASED PROPERTY BY LANDLORD, ANY AGENT OF LANDLORD OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL EXPRESSLY SURVIVE THE TERMINATION OF THIS LEASE.

2.5 Initial Term. The initial term of this Lease (the “Initial Term”) shall commence on the Effective Date and shall terminate and expire at 11:59 p.m. on December 30, 2029.

2.6 Extended Term. Tenant shall have and is hereby granted three (3) option(s) (an “Extension Option”) to extend this Lease for an additional ten (10) years each (an “Extended Term”), upon the terms, covenants, conditions and rental as set forth herein; provided (i) there exists no continuing Event of Default hereunder or under any Affiliated Lease, or Default which Tenant, or any tenant under any Affiliated Lease, has had an opportunity but failed to cure as provided hereunder during any applicable cure period hereunder, at the commencement of the respective Extended Term, and (ii) the tenants under all Affiliated Leases concurrently elect to extend each applicable Affiliated Lease pursuant to Section 2.6 of each such Affiliated Lease, subject to the remaining term under any applicable ground lease or sublease related thereto. Tenant may exercise each such ten (10) year Extension Option successively by giving written notice to Landlord not less than thirty (30) months nor more than thirty-six (36) months prior to the respective expiration of the Initial Term of this Lease, or of the then applicable Extended Term. Should Tenant fail to give Landlord such timely written notice during the required period, or if any of the tenants under the Affiliated Leases fail to provide timely written notice to extend the term of such Affiliated Lease pursuant to Section 2.6 of such Affiliated Lease, the then current term of this Lease and all rights of renewal shall automatically expire. In the event that Tenant exercises an Extension Option in compliance with the foregoing provisions of this Section 2.6, Landlord shall take all reasonable steps to exercise, in accordance with and subject to the terms and conditions set forth in the Ground Lease, all renewal options of Landlord under the Ground Lease necessary in order for the term of such Extension Option exercised by Tenant hereunder to be completed.

2.7 Yield Up. Tenant shall, on or before the last day of the Term or upon the sooner termination thereof, peaceably and quietly surrender and deliver to Landlord the Leased Property, including, without limitation, all Leased Improvements and P&E and all additions thereto and replacements thereof made from time to time during the Term, together with and including without limitation the P&E Replacements, in good order, condition and repair, reasonable wear and tear excepted, to the same extent as received by Tenant as of the Effective Date and free and clear of all Liens and encumbrances (other than Permitted Encumbrances, property which is subject to an equipment lease or encumbrances in favor of or granted by Landlord, and any other encumbrances expressly permitted under the terms of this Lease) and fully cooperate with Landlord in transferring, to the extent transferable under Applicable Laws and without consideration or fee, any of Tenant’s Permits, specifically including without limitation, any liquor license, which Landlord determines would be necessary or appropriate to continue to operate the Leased Property for its Permitted Use. Tenant acknowledges that both the Initial Landlord P&E described on Exhibit B attached hereto and consumable items of Inventory located at the Leased Property on the Effective Date may be completely consumed and/or otherwise disposed of in the course of operation of the Leased Property during the Term of this Lease. Tenant agrees that, at the expiration or earlier termination of this Lease, Tenant shall fully restore the Initial Landlord P&E, inclusive with and after consideration of all P&E Replacements, to at least the approximate types and amounts (with reasonably equivalent value) as shown on Exhibit B, subject to ordinary wear and tear, and shall fully restore an adequate supply of Inventory consistent with the full stocking levels at the applicable time of the Fiscal Year to be maintained by Tenant pursuant to Section 4.6 hereof. Upon the expiration or earlier termination of this Lease, Landlord and Tenant shall cooperate and take commercially reasonable efforts to cause all of the Operating Contracts to be assigned to and assumed by Landlord or its designee as of the last day of the Term or upon the sooner termination of this Lease, with Tenant having no obligation thereunder accruing from and after the date of such assignment. Landlord acknowledges and agrees that upon expiration of the term of this Lease, Tenant shall retain all accounts receivables from its operation of the Property and Business subject to and net of the amounts of such receivables due to Landlord or to the Reserve pursuant to the terms hereof.

2.8 Landlord to Grant Easements, Etc. Landlord may, from time to time, at the reasonable request of any third party, or as requested or required by any Government Agencies, at Landlord’s cost and expense: (i) grant easements and other rights in the nature of easements; (ii) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property; (iii) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes; (iv) execute petitions to have the Leased Property annexed to any municipal corporation or utility district; (v) execute amendments to any covenants and restrictions affecting the Leased Property; and (vi) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property); provided that any instrument requested may not materially impair or diminish Tenant’s use of the Leased Property or adversely affect in any material respect the operation, value or financial ability of the Leased Property.

2.9 Personal Property Lease. Enchanted Village TRS Corp and Tenant have entered into the Personal Property Lease. This Lease shall terminate automatically upon the expiration or earlier termination of the Personal Property Lease. Tenant’s right to renew this Lease for any Extended Term shall be conditioned upon the renewal by Tenant of the Personal Property Lease. In the event of a permitted assignment by Landlord or Tenant under this Lease, such permitted assignee shall assume all rights and obligations of Landlord or Tenant, as the case may be, arising hereunder and under the Personal Property Lease.

ARTICLE 3

RENT

3.1 Rent. Subject to the terms and conditions of this Lease, Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Lease), Rent, together with all applicable sales, use or excise tax thereon now or hereafter applied to rental receipts by the State, (but expressly excluding all federal, state and local income taxes, franchise taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefore), to Landlord during the Term at the address to which notices to Landlord are to be given or to such other party or to such other address as Landlord may designate from time to time by written notice to Tenant. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion and all such payments shall, upon receipt by Landlord, be and remain the sole and absolute property of Landlord. If Landlord shall at any time accept any such Rent or other sums after the same shall become due and payable, or any partial payment of Rent, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder.

3.2 Minimum Rent. Tenant shall pay annual base minimum rent (“Minimum Rent”), together with all applicable sales, use or excise tax thereon now or hereafter applied to rental receipts by the State (but expressly excluding all federal, state and local income taxes, franchise taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefore), to Landlord in equal monthly installments in advance, on the first (1st) Business Day of each Accounting Period; provided, however, that the first three (3) payments of Minimum Rent shall be payable in arrears on the last Business Day of each of the three (3) applicable Accounting Periods (and shall include Minimum Rent and any and all amounts or charges due Landlord through and including the date of such payment).

Further, if applicable, the first payment of Minimum Rent and the last payment of Minimum Rent shall be prorated on a per diem basis; provided, however, that for purposes of Minimum Rent, any prorated payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Minimum Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Minimum Rent payable for the last full Accounting Period.

3.2.1 Calculation of Initial Term Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each Accounting Year of the Initial Term of this Lease in amounts calculated in accordance with the formula set forth on Exhibit C attached hereto and made a part hereof.

3.2.2 Calculation of Extended Term Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each Accounting Year of the Extended Term of this Lease in amounts calculated in accordance with the formula set forth on Exhibit C attached hereto and made a part hereof.

3.3 Additional Minimum Rent. In addition to and not in lieu of Minimum Rent, Tenant shall pay additional minimum rent (“Additional Minimum Rent”), together with all applicable sales, use or excise tax thereon now or hereafter applied to rental receipts by the State (but expressly excluding all federal, state and local income taxes, franchise taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefore), to Landlord for each Fiscal Year or portion thereof.

3.3.1 Calculation of Additional Minimum Rent. Tenant shall pay Additional Minimum Rent in respect of each Fiscal Year under this Lease in an amount equal to nine percent (9.0%) of Adjusted Total Facility Revenues for such Fiscal Year in excess of the Threshold. Installments of Additional Minimum Rent for each Fiscal Year shall be due and payable in arrears within thirty (30) days after the end of each Fiscal Quarter of the Term hereof (each a “Quarterly Additional Minimum Rent Payment”), based upon Adjusted Total Facility Revenues for such Fiscal Quarter and an allocation of one quarter of the Threshold amount to each such Fiscal Quarter. Along with each Quarterly Additional Minimum Rent Payment, Tenant shall submit to Landlord an unaudited (but certified by a duly authorized officer of Tenant or Tenant’s general partner or managing member, if applicable) statement showing a detailed breakdown of the calculation of Additional Minimum Rent for such Fiscal Quarter, and for the Fiscal Year to date on a cumulative basis. Tenant’s obligation to pay Additional Minimum Rent for the Fiscal Year which includes the date of termination of this Lease shall survive the termination hereof.

3.3.2 Annual Reconciliation of Additional Minimum Rent. Tenant shall, no later than sixty (60) days following the end of each Fiscal Year during the Term hereof, furnish to Landlord for such Fiscal Year a complete statement (the “Annual Operations Statement”) certified true and correct by the Chief Financial Officer of Tenant, or of Tenant’s general partner or managing member, if applicable, setting forth, with respect to such Fiscal Year in reasonable detail the Total Facility Revenues, the Total Ticket Revenues and the Adjusted Total Facility Revenues for such Fiscal Year. If the Annual Operations Statement for any Fiscal Year indicates that the aggregate of Quarterly Additional Minimum Rent Payments theretofore made with respect to such Fiscal Year pursuant to Section 3.3.1 exceeds the Additional Minimum Rent due for such Fiscal Year, Landlord shall credit such overpayment against the next installment or installments of Minimum Rent falling due (or will pay the amount of such overpayment to Tenant if this Lease shall have terminated other than by reason of Tenant’s default or if Landlord so elects to do so) within ten (10) calendar days after Landlord’s receipt of the Annual Operations Statement. If, on the other hand, the Annual Operations Statement indicates that the aggregate of Quarterly Additional Minimum Rent Payments theretofore made with respect to such Fiscal Year is less than the Additional Minimum Rent due for such Fiscal Year, then Tenant shall pay the deficit amount, to Landlord concurrently with the submission of the Annual Operations Statement. Interest shall accrue on payments pursuant to this paragraph at the Disbursement Rate from the date when first due and payable until the date when the adjusted amount is fully paid in the manner as set forth above, except to the extent of deminimus adjustments of not more than ten percent (10%) of the amount initially paid.

3.3.3 Landlord Audit of Annual Operations Statement. Notwithstanding the foregoing, Landlord at its own expense, except as provided hereinbelow, shall have the right, exercisable by Notice to Tenant given within 365 days after receipt of the applicable Annual Operations Statement, by its accountants or representatives, to commence within such 365-day period an audit of the information set forth in such Annual Operations Statement and, in connection with such audit, to examine all of Tenant’s books and records with respect thereto (including supporting data and sales and excise tax returns); provided, however, if Landlord reasonably believes Tenant has intentionally misrepresented Total Facility Revenues, Total Ticket Revenues and/or Adjusted Total Facility Revenues on any such Annual Operations Statement, the said 365-day period shall commence to run on the date Landlord obtains credible evidence that Tenant has intentionally misrepresented Total Facility Revenues, Total Ticket Revenues and/or Adjusted Total Facility Revenues on any such Annual Operations Statement. If Landlord does not commence an audit with such 365 day period, such Annual Operations Statement shall be deemed to be accepted by Landlord as correct. Landlord shall use commercially reasonable efforts to complete any such audit as soon as practicable. If such audit discloses a deficiency in the payment of Additional Minimum Rent, Tenant shall forthwith pay to Landlord the amount of the deficiency, together with interest at the Disbursement Rate from the date such payment should have been made to the date of payment therefore and immediately reimburse Landlord for the reasonable costs of such audit and examination. If such audit discloses an overpayment of Additional Minimum Rent, Landlord shall, at Landlord’s option, either (a) pay to Tenant the amount of such overpayment, or (b) offset the amount of such overpayment against any amounts of Rent next coming due.

3.4 Additional Charges. In addition to the Minimum Rent and Additional Minimum Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable hereunder the following which accrue during the Term (collectively the “Additional Charges”):

3.4.1 Taxes and Assessments. Tenant shall pay or cause to be paid all taxes and assessments required to be paid pursuant to Article 8.

3.4.2 Utility Charges. Tenant shall be liable for and shall promptly pay directly to the utility company all deposits, charges and fees (together with any applicable taxes or assessments thereon) when due for water, gas, electricity, air conditioning, heat, septic, sewer, refuse collection, telephone and any other utility charges, impact fees, or similar items in connection with the use or occupancy of the Leased Property. Landlord shall not be responsible or liable in any way whatsoever for the quality, quantity, impairment, interruption, stoppage, or other interference with any utility service, including, without limitation, water, air conditioning, heat, gas, electric current for light and power, telephone, or any other utility service provided to or serving the Leased Property unless caused by the grossly negligent or intentional act or omission of Landlord. No interruption, termination or cessation of utility services shall relieve Tenant of its duties and obligations pursuant to this Lease, including, without limitation, its obligation to pay all Rent as and when the same shall be due hereunder unless caused by the grossly negligent or intentional act or omission of Landlord.

3.4.3 Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

3.4.4 Licenses and Permits. Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all Permits required for operation of the Leased Property in accordance with the terms of Article 4, other than the Permits Landlord and Tenant are to cause to be obtained and transferred to Tenant pursuant to Section 2.2 hereof. Tenant shall maintain, in Tenant’s name, those Permits related to the operation of the Leased Property. Notwithstanding the foregoing, in the event of the expiration or earlier termination of this Lease, Tenant shall assign, transfer or otherwise convey all Permits maintained in Tenant’s name to Landlord or Landlord’s designee and Tenant shall have no further obligation thereunder for matters accruing from and after the date of such assignment.

3.4.5 Sales Tax. Simultaneously with each payment of Rent and Additional Charges hereunder, Tenant shall pay to Landlord the amount of any applicable sales, use, excise or similar or other tax on any such Rent and Additional Charges, whether the same be levied, imposed or assessed by the State or any Governmental Agencies, but specifically excluding any federal, state or local income taxes, franchise taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefore, imposed on Landlord’s net income. Landlord shall, upon written request by Tenant, provide to Tenant on an annual basis such reasonable information in Landlord’s possession or control as shall be necessary to enable Tenant to pay such tax.

3.4.6 Other Charges. Tenant shall pay or cause to be paid all other amounts, liabilities and obligations arising in connection with the Leased Property, including, without limitation, Ground Lease Rent, Operating Expenses and any other costs and expenses specifically identified as “Additional Charges” pursuant to this Lease, except those obligations expressly stated not to be an obligation of Tenant pursuant to this Lease.

Except with respect to purchase price paid under the Purchase Agreement and the Landlord’s Acquisition Costs, the sum of which is part of the Adjusted Lease Basis, notwithstanding anything herein, no provision or term of this Lease shall obligate Tenant to perform or assume any obligation of Landlord under the Purchase Agreement and shall not alter, diminish or reduce Landlord’s obligations under the Purchase Agreement.

3.4.7 Penalties and Interest. Tenant shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non payment or late payment of the items referenced in this Section 3.4. Tenant shall prepare and file at its expense, to the extent required or permitted by Applicable Laws, all tax returns and other reports in respect of any Additional Charge as may be required by Governmental Agencies. Notwithstanding the foregoing provisions of this Section 3.4, with respect to any Additional Charge accruing prior to the Effective Date and payable on or after the Effective Date for which Landlord has received a credit from the Seller at Closing, Landlord shall either pay such credited amount when due to the applicable parties or deliver such credited amount to Tenant in which event Tenant shall pay such credited amount to the applicable parties when due.

3.5 Landlord Advances. Except as specifically provided otherwise in this Lease, if Tenant does not pay or discharge all Additional Charges, and provide proof of payment if requested by Landlord prior to delinquency, Landlord shall have the right but not the obligation to pay such Additional Charges on behalf of Tenant. If Landlord shall make any such expenditure for which Tenant is responsible or liable under this Lease, or if Tenant shall become obligated to Landlord under this Lease for any other sum besides Minimum Rent or Additional Minimum Rent as hereinabove provided, the amount thereof shall be deemed to constitute an “Additional Charge” and shall be due and payable by Tenant to Landlord, together with interest at the Overdue Rate and all applicable sales or other taxes thereon, if any, simultaneously with the next succeeding monthly installment of Minimum Rent or at such other time as may be expressly provided in this Lease for the payment of the same.

3.6 Late Payment of Rent. If Tenant fails to make any payment of Rent on or before the fifth (5th) Business Day after the date such payment is due and payable, Tenant shall pay to Landlord an administrative late charge of one percent (1%) of the amount of such payment. In addition, such past due payment shall bear interest at the Overdue Rate from the date first due until paid. Such late charge and interest shall constitute Additional Rent and shall be due and payable with the next installment of Minimum Rent due hereunder.

3.7 Net Lease. Landlord and Tenant acknowledge and agree that both parties intend that this Lease shall be and constitute what is generally referred to in the real estate industry as a “triple net” or “absolute net” lease, such that, Tenant shall be obligated hereunder to pay all costs and expenses incurred with respect to, and associated with, the Leased Property and all personal property thereon and therein and the business operated thereon and therein, including, without limitation, all rent and other charges due and payable under any ground lease or sublease encumbering the Land, all taxes and assessments, utility charges, insurance costs, maintenance costs and routine and customary repair, replacement and restoration expenses (all as more particularly herein provided), together with any and all other assessments, charges, costs and expenses of any kind or nature whatsoever related to, or associated with, the Leased Property and the Business operated thereon and therein, other than Landlord’s financing costs and expenses and related debt service; provided, however, that Landlord shall nonetheless be obligated to pay all of Landlord’s federal, state and local income taxes and franchise taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefore with respect to the Rent and other amounts received by Landlord under this Lease. Except as expressly provided in this Lease, Landlord shall bear no cost or expense of any type or nature with respect to, or associated with, the Leased Property. Except to the extent otherwise expressly provided in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, set off, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay Rent throughout the Term and any applicable Extended Term is absolute and unconditional and the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with Applicable Laws, including any inability to occupy or use the Leased Property by reason of such non compliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental condition on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof, including eviction; (d) any defect in title to or rights to the Leased Property or any Lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person or by any court, in any such proceedings; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord or any vendor, manufacturer or contractor of or for the Leased Property (other than a claim resulting from any willful misconduct or gross negligence of Landlord); (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing. Except as specifically set forth in this Lease, this Lease shall be non-cancelable by Tenant for any reason whatsoever and, except as expressly provided in this Lease Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Lease, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.8 No Abatement of Rent. Except as otherwise provided in Section 3.3.2 hereof, no abatement, diminution or reduction (a) of Rent, charges or other compensation, or (b) of Tenant’s other obligations hereunder shall be allowed to Tenant or any person claiming under Tenant, under any circumstances or for any reason whatsoever, including, without limitation, the lawful exercise by any Person of its rights with respect to the Leased Property pursuant to any of the Mineral Reservations, and to the maximum extent permitted by law, Tenant hereby waives the application of any local or state statutes, land rules, regulations or ordinance providing to the contrary.

3.9 Tenant Security Deposit. On the Effective Date, Tenant shall deliver to Landlord a security deposit in an amount equal to ONE MILLION SEVENTEEN THOUSAND and NO/100 DOLLARS ($1,017,000.00), to be comprised in the form of cash (the “Security Deposit”). The Security Deposit may be increased, from time to time, pursuant to Section 20.5, Section 20.6 and Section 20.7 hereof. The Security Deposit, as so increased from time to time, shall be referred to as the “Security Deposit”. The Security Deposit shall be retained by Landlord for the duration of the Term of this Lease, including any Extended Term hereunder. If Tenant performs all of Tenant’s obligations hereunder, and each of the tenants under each of the Affiliated Leases perform all of such tenant’s obligations under the applicable Affiliated Lease, then at the expiration of the Term, and after Tenant has vacated the Leased Property, the Security Deposit, or so much thereof as has not been applied or used by Landlord as provided in this Lease, shall be returned to Tenant, without payment of interest or other increment for its use. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general accounts and may commingle the same with other funds of Landlord.

3.10 Security for Lease. The Security Deposit shall be held by Landlord as security for the faithful observance and performance by Tenant of all the terms, covenants and conditions of this Lease to be observed and performed and for the faithful observance and performance by the Affiliate Tenants under the Affiliated Leases of all of the terms, covenants, and conditions of the applicable Affiliated Lease to be observed and performed. If an Event of Default shall occur and be continuing under this Lease, or an Event of Default by any tenant under any of the Affiliated Leases shall occur and be continuing, then Landlord may, at its option, and without prejudice to any other remedy which Landlord may have hereunder, make use, apply or retain all or any portion of the Security Deposit for the payment of any Rent, the funding of Additional Charges or other charges in Default, the funding of the Reserve or for the payment of any sum to which Landlord may become obligated by reason of such Event of Default, or to compensate the landlord under an Affiliated Lease for sums due under such Affiliated Lease as a result of a breach by the applicable Affiliated Tenant thereunder. Without limiting the foregoing, in the event Tenant fails to timely deposit into the Reserve any amounts which are required to be deposited by Tenant pursuant to Section 5.2.2 hereof, then Landlord may apply the Security Deposit to fund such amounts. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within five (5) days after written demand therefor, deliver to Landlord cash in the amount equal to any amounts of the Security Deposit so used, applied or retained by Landlord. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT (A) THE SECURITY DEPOSIT SHALL NOT BE CONSIDERED AS PREPAID RENT HEREUNDER; B) LANDLORD’S DAMAGES HEREUNDER SHALL NOT BE LIMITED TO THE AMOUNT OF THE SECURITY DEPOSIT; AND C) LANDLORD HAS ENTERED INTO THIS LEASE IN RELIANCE UPON THE SECURITY DEPOSIT.

3.11 Security Agreement. Tenant hereby grants to Landlord a security interest in the Security Deposit and the Reserve as set forth below, as security for Tenant’s obligations to Landlord hereunder, and agrees to execute and deliver all such instruments as may be required by Landlord to evidence and perfect these security interests.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use. Tenant covenants and agrees that it shall, throughout the Term of this Lease, except during the continuation of a Force Majeure Event, continuously use and occupy the Leased Property solely for operation of the Business, and for such other uses as may be necessary or incidental to such use, and for no other purpose without interruption (the foregoing being referred to as the “Permitted Use”). Without the prior written consent of the Landlord, no Affiliated Person of Tenant may be a subtenant or concessionaire in the Leased Property. No use shall be made or permitted to be made of the Leased Property which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Tenant sell or otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

4.1.2 Necessary Approvals. As of the Effective Date, Tenant has, and at all times during the Term of this Lease and in accordance with the terms of this Lease shall maintain in good standing, all Permits and approvals necessary to use and operate the Leased Property as a Theme Park under Applicable Law and shall provide to Landlord, upon Landlord’s request, a copy of any documents or information pertaining to said approvals. Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant in this regard, limited to executing all applications and consents reasonably required to be signed by Landlord in order for Tenant to obtain and maintain such approvals.

4.1.3 Lawful Use, Etc. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (i) might reasonably impair Landlord’s title thereto or to any portion thereof, (ii) might reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, or (iii) might reasonably result in a material, negative change in its quality or condition.

4.1.4 Compliance with Legal Requirements. Tenant shall at all times, in accordance with the terms and provisions of this Lease, keep, maintain and operate the Leased Property in compliance with all Legal Requirements. Tenant agrees to give Landlord Notice of any notices, orders or other communications relating to Legal Requirements affecting the Leased

Property which is or are enacted, passed, promulgated, made, issued or adopted, a copy of which is served upon, or received by, Tenant, or a copy of which is posted on or fastened or attached to the Leased Property, within five (5) Business Days after service, receipt, posting, fastening or attaching. At the same time, the Tenant will inform Landlord as to the work or steps which Tenant proposes to do or take in order to comply therewith. Tenant shall manage the use of all Hazardous Substances stored at, or used in connection with, the Leased Property and Business in accordance with all applicable Environmental Laws.

4.1.5 Compliance with Theme Park Standards. Tenant shall at all times, in accordance with the terms and provisions of this Lease, keep, maintain and operate the Leased Property in compliance with all Theme Park Systems Standards, as the same may be amended from time to time. Tenant agrees that it shall give Landlord Notice of any notices or other communications relating to any material non-compliance of the Leased Property with the Theme Park Systems Standards, or any notices or other communications relating to any material change in such Theme Park Systems Standards which are received by Tenant. At the same time, the Tenant will inform Landlord as to the work or steps which Tenant proposes to do or take in order to remedy such non-compliance or to comply with any such material change thereto.

4.2 Environmental Matters. Except as permitted by Applicable Law, Tenant shall at all times during the Term keep the Leased Property free of Hazardous Substances. Neither Tenant nor any of its employees, agents, invitees, licensees, contractors, guests, or subtenants (if permitted) shall use, generate, manufacture, refine, treat, process, produce, store, deposit, handle, transport, release, or dispose of Hazardous Substances in, on or about the Leased Property or the groundwater thereof, in violation of any federal, state or municipal law, decision, statute, rule, ordinance or regulation currently in existence or hereafter enacted or rendered. Tenant shall give Landlord prompt Notice of any claim received by Tenant from any person, entity, or Governmental Agencies that a release or disposal of Hazardous Substances has occurred on the Leased Property or the groundwater thereof and shall comply with all Applicable Laws regarding the containment or remediation thereof. Tenant shall not discharge or permit to be discharged into any septic facility or sanitary sewer system serving the Leased Property any toxic or hazardous sewage or waste other than that which is permitted by Applicable Law or which is normal domestic waste water for the type of business contemplated by this Lease to be conducted by Tenant on, in or from the Leased Property. Any toxic or hazardous sewage or waste which is produced or generated in connection with the use or operation of the Leased Property shall be handled and disposed of as required by and in compliance with all applicable local, state and federal laws, ordinances and rules or regulations or shall be pre treated to the level required by Applicable Laws prior to discharge into any septic facility or sanitary sewer system serving the Leased Property.

4.3 Continuous Operations. Except during the continuation of a Force Majeure Event, Tenant shall continuously operate the Leased Property in the manner required hereunder, shall maintain sufficient skilled staff and employees, and shall maintain adequate levels and quality of P&E, to operate the Leased Property as herein required at its sole cost and expense throughout the entire Term of this Lease. Tenant shall not enter into any management agreement with respect to the Leased Property unless such management agreement (a) is approved in writing by Landlord, at Landlord’s sole and absolute discretion, and (b) contains provisions expressly subordinating the management fees due and payable thereunder to the Rent and

Additional Charges and any other fees due and payable under this Lease; provided, however, Tenant shall have the right to enter into an arms-length agreement with a Affiliate which provides executive management and shared corporate services under a management agreement, so long as any such agreement expressly subordinates any fees due and payable thereunder to the Rent and Additional Charges and any other fees due and payable under this Lease.

4.4 Compliance With Restrictions, Etc. Tenant, at its sole cost and expense, shall comply in all respects with all Permitted Encumbrances affecting the Leased Property and Tenant shall comply with and perform all of the obligations set forth under the same to the extent that the same are applicable to the Leased Property or to the extent that the same would, if not complied with or performed, impair or prevent the continued use, occupancy and operation of the Leased Property for the purposes set forth in this Lease. Further, in addition to Tenant’s payment obligations under this Lease, Tenant shall pay all sums charged, levied or assessed under any Permitted Encumbrances promptly as the same become due and shall, upon receipt of written request by Landlord, promptly furnish Landlord evidence of payment thereof.

4.5 Conflicting Businesses Prohibited. Landlord and Tenant hereby recognize and acknowledge (a) that the Minimum Rent payable by Tenant to Landlord under this Lease has been established at the levels specified in this Lease upon the premise and with the expectation that the Minimum Rent may determine the market value of the Leased Property and constitute a material consideration for Landlord’s willingness to execute this Lease and thereby lease and demise the Leased Property to Tenant, and (b) that the operation, management, franchising or ownership by Tenant or an Affiliated Person of Tenant of another facility for the operation of a Theme Park (such other facility being referred to herein as a “Conflicting Business”) within a one hundred fifty (150) mile radius of the Leased Property (the “Proscribed Area”) would tend to result in a decrease in the amount of Total Facility Revenue which would otherwise reasonably be expected to be made upon, within and from the Leased Property, and thereby result in a reduction of the market value of the Leased Property and a reduction in the Rent which would otherwise be received by Landlord pursuant to this Lease in the absence of the operation of a Conflicting Business by Tenant or any such Affiliated Person of Tenant within the Proscribed Area. Accordingly, Tenant on behalf of itself and such Affiliated Persons, agrees that during the Term of this Lease, subject to provisions of this Section 4.5, neither Tenant, nor any Affiliated Person of Tenant shall open, develop, operate, manage, franchise, own, lease or have any other interest in a Conflicting Business within the Proscribed Area without the prior written consent of the Landlord. In the event of a breach of this covenant, Landlord shall have the right to terminate this Lease and retain the Security Deposit, and pursue any other remedy at law available to Landlord, including injunctive relief.

4.6 Standard of Operation. Throughout the Term of this Lease, Tenant shall continuously operate (except during the continuation of a Force Majeure Event) the Leased Property solely for the Permitted Use and in full compliance with the terms hereof in a manner consistent with Theme Park Systems Standards and at the level of operation of other Comparable Theme Parks, including without limitation, the following:

(a) to operate the Leased Property and the Business in a prudent manner and in compliance with Applicable Laws, Accessibility Laws, Legal Requirements and regulations relating thereto consistent with other Comparable Theme Parks and maintain all Permits and any other agreements necessary for the use and operation of the Business;

(b) to maintain sufficient P&E and Inventory of types and quantities at the Business to enable Tenant adequately to operate the Business (upon the expiration of this Lease or upon an Event of Default, Tenant shall return, transfer and convey all of Tenant’s right, title and interest, if any, in and to all Inventory to Landlord by bill of sale or other appropriate document);

(c) to keep all Leased Improvements and P&E located on the Land or used or useful in connection with the Business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions and improvements thereto to keep the same in good operating condition;

(d) to maintain sufficient working capital to operate the Leased Property as herein required (working capital shall mean assets which are reasonably necessary and used for the day to day operation of the Leased Property, including, without limitation, (i) amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, prepaid expenses, and (ii) funds required to (A) maintain Inventory, (B) pay all operating expenses as they become due, less accounts payable and accrued current liabilities), and (C) maintain the Leased Property in good repair, working order and condition;

(e) to operate and use the Leased Property in full compliance with the terms hereof, in a manner consistent with the Theme Park Systems Standards, and at the level of operation of other Comparable Theme Parks, and to operate the Business with all required licenses and permits for such operation, if any;

(f) to follow and materially conform to all of the same operating, employment, marketing, insurance, risk management and management standards and practices (including, without limitation, with respect to days and hours of operation) as provided for under the Theme Park Systems Standards and as employed at other Comparable Theme Parks;

(g) recruit, train and employ appropriate personnel, and, if applicable, retain management services from an Affiliated Person or other qualified operator or service provider, reasonably approved by Landlord, for same; provided that Tenant shall not enter into any agreement with an Affiliated Person or otherwise which purports to obligate the Landlord or which survives the expiration or earlier termination of this Lease without the prior written approval of Landlord. The Agreements with the Affiliated Persons referenced in Exhibit E attached hereto and by this reference incorporated herein are deemed approved by Landlord;

(h) provide prompt written notice to Landlord of material or extraordinary developments, lawsuits, violation of any Legal Requirements and fines relating to the use and operation of the Leased Property or the Business; and

(i) to operate the Leased Property and Business in a reasonably prudent manner.

Tenant shall further provide, or cause to be provided, all general services, facilities and benefits generally available to other Comparable Theme Parks.

4.7 Standards, Not Control. Landlord and Tenant stipulate and agree that Tenant is obligated to undertake such actions as are commercially reasonable to comply with the Theme Park System Standards and that although Landlord shall have the right to undertake all enforcement rights as provided herein in the event that the required standard of operation is not maintained by Tenant, the means, pricing, policies, and methods used and actions taken to operate the Business are within the sole control and election of Tenant, and are not specified by or under the control of Landlord. Accordingly, Landlord shall have no responsibility for any action taken by Tenant in order to manage or operate the Business.

4.8 Application of Ground Lease. (a) Notwithstanding anything else contained herein, Tenant covenants and agrees in favor of the Landlord that:

(i) It shall assume, observe, perform and be bound by all of the terms, conditions, agreements and obligations of the “tenant” under the terms of the Ground Lease from time to time.

(ii) It shall not do or neglect to do any act or thing which would bring about any breach of any of the provisions of the Ground Lease at any time.

(iii) It shall comply with the Permitted Encumbrances and all encumbrances in connection with the Land or the Leased Property.

(iv) All services, utilities, repairs (structural or otherwise), replacements, rebuilding, maintenance, restorations, parking facilities, equipment and access to and from the Premises and the Leased Property and any insurance coverage and any other obligations of the Landlord deriving from the provisions of the Ground Lease will in fact be provided by Tenant or by the Ground Lessor under the Ground Lease pursuant to the terms of the Ground Lease, and Landlord shall have no obligation during the Term or ever to provide any such services, utilities, repairs (structural or otherwise), replacements, rebuilding, maintenance, restorations, parking facilities, equipment, security services, insurance or access and/or to perform such other obligations. Tenant covenants and agrees to look solely to the Ground Lessor for the furnishing of such services, utilities, repairs (structural or otherwise), replacements, rebuilding, maintenance, restorations, parking facilities, equipment, security services, insurance, access and/or the performance of such other obligations as may be required of the Ground Lessor under the Ground Lease. If the Ground Lessor shall default in any of its material obligations to the Landlord with respect to the Leased Property, so long as no Event of Default has occurred, the Landlord, at Landlord’s option and expense, may seek to enforce the Landlord’s rights, or the Tenant on behalf of Landlord, and at the sole cost, risk and expense of Tenant, may attempt to enforce Landlord’s rights against the Ground Lessor. In the event that Tenant shall seek on behalf of Landlord to enforce the Ground Lease, any settlement of such action shall be subject to the written consent and approval of Landlord, and Tenant shall indemnify and save harmless the

Landlord from any costs, liability, damages, or expenses suffered or incurred by Landlord in so doing. Landlord agrees to reasonably cooperate with Tenant in connection with Tenant’s efforts to enforce the rights of Landlord under the Ground Lease.

(v) It shall timely pay all Ground Lease Rent in accordance with the terms and provisions of the Ground Lease.

(b) Landlord agrees that it shall not cause the termination of the Ground Lease prior to the expiration of the initial term and any renewal term, if any, of the Ground Lease as set forth therein; provided, however, that Landlord has the right to pursue any and all remedies available to Landlord against Ground Lessor under the terms of the Ground Lease.

(c) Landlord further agrees that it shall not take any action that could reasonably be expected to result in a default (or event of default) by Landlord, as “tenant”, under the terms of the Ground Lease, subject to any applicable grace and/or cure periods thereunder.

4.9 Survival. As to conditions and uses of Tenant existing or occurring prior to the expiration or sooner termination of this Lease, the provisions of this Article 4 shall survive the expiration or sooner termination of this Lease.

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1 Tenant’s Obligations.

5.1.1 Tenant shall, at its sole cost and expense, except as otherwise set forth herein, keep the Leased Property, in good working order and repair in accordance with the Theme Park System Standards, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term and whether or not necessitated by wear and tear, acts of God, obsolescence or defects, latent or otherwise, and shall use all reasonable precautions to prevent damage or injury. All repairs shall be made in a good, workmanlike manner, consistent with the Theme Park Systems Standards, and in accordance with all applicable federal, state and local statutes, ordinances, by laws, codes, rules and regulations relating to any such work. Tenant shall further at all times maintain the Leased Property in an aesthetically pleasing manner. Tenant is not obligated to repair or replace any item listed on Schedule 5.1.1 which is part of the Leased Property and which was not in good order and working condition on the Effective Date. In addition to the foregoing, Tenant shall, at its sole cost and expense, comply with and perform any maintenance obligations and/or requirements set forth in any and all applicable agreements or permits concerning storm water control or drainage procedures. Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to pay for the cost of, or to repair any item comprising a part of the Leased Property and which was not in good order and working condition as of the Effective Date, except those items which are included in its normal and customary maintenance budget and those items which are included within the Reserve, Reserve Expenditures, Unforeseen Reserve Expenditures and Unfunded Reserve Expenditures, to the extent such funds are provided by Landlords and are added to Landlord’s Additional Investment.

5.1.2 Tenant shall also, at its sole cost and expense, put, keep, replace and maintain Tenant’s Personal Property in good repair and in good, safe and substantial order, howsoever the necessity or desirability for repairs may occur, and whether or not necessitated by wear, tear, obsolescence or defects. Tenant may at any time and from time to time remove and dispose of any of Tenant’s Personal Property which has become obsolete or unfit for use or which is no longer useful in the operation of the Business. Tenant is not obligated to repair or replace any item of Tenant’s Personal Property listed on Schedule 5.1.2 which was not in good order and working condition on the Effective Date.

5.2 Reserve.

5.2.1 On or before the Effective Date, Tenant shall establish a segregated interest bearing reserve account (the “Reserve”) in a bank designated by Tenant and approved by Landlord. All interest earned on the funds in the Reserve shall be added to and remain a part of the Reserve. Both Tenant and Landlord shall be signatories on the Reserve; provided, however, that only one signature shall be required to withdraw funds and Landlord agrees that so long as there is no uncured Event of Default hereunder, Landlord shall not be required to sign on any checks and Landlord shall not withdraw any funds from such account. During the existence of any uncured Event of Default hereunder, the Tenant signatory party shall no longer be an authorized signatory on the Reserve account. Such account shall be established in Landlord’s name and control for the benefit of Tenant and shall not include or contemplate “overdraft protection” and Tenant shall not request or attempt to draw or draft any funds which are not actually on deposit in such Reserve account. The purpose of the Reserve is to cover the cost of the following, to the extent carried out in accordance with this Lease (collectively, “Reserve Expenditures”):

(a) replacements (including P&E Replacements) and renewals to the Attractions Personal Property and P&E located at the Land or used in connection with the Business (other than food and beverages located at any restaurant operated in connection with the Business).

(b) replacements and renewals, whether routine, non routine or major, to the Leased Property and the Attractions Personal Property, including without limitation, those which are normally capitalized under GAAP such as replacements and renewals to any structures or buildings (including bearing walls, foundations, exterior facades, interior walls, roofs and ceilings), any mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Leased Improvements, any rides, water slides and other attractions equipment, or any part or portion thereof, and all other related equipment, improvements and facilities, and signage, storm drain system, parking lot and related facilities and all other related improvements and facilities, which expenditures Tenant and Landlord reasonably believe should be made for the Leased Property for the following Fiscal Year in order to maintain the Leased Property in accordance with Theme Park System Standards to comply with Legal Requirements or Applicable Laws.

(c) maintenance and repairs to the Leased Property resulting from conditions existing as of the Effective Date; provided the same shall not apply to maintenance and repairs necessary or required to the extent exacerbated by Tenant’s use of the Leased Property.

5.2.2 Commencing with the Effective Date and continuing throughout the Term, Tenant shall on the last day of each Accounting Period during the Term, transfer into the Reserve an amount equal to the Applicable Reserve Percentage for such Accounting Period (based upon estimates of Total Facility Revenues if necessary, to be adjusted as soon as Tenant has had an opportunity to confirm actual Total Facility Revenues, but in no event later than seven (7) Business Days after the end of such Accounting Period). At the time Tenant provides Landlord the Annual Operations Statement described in Section 3.3.2, Tenant shall also deliver to Landlord a statement setting forth the total amount of deposits made to and expenditures from the Reserve for the preceding Fiscal Year.

5.2.3 On or before October 31 of each Fiscal Year, Tenant shall prepare an estimate (the “Reserve Estimate”) of Reserve Expenditures anticipated during the ensuing Fiscal Year and shall submit such Reserve Estimate to Landlord for its review. Such Reserve Estimate shall reflect by line item the projected budget for Reserve Expenditures for the Leased Property and assumptions on the basis of which such line items were prepared in narrative form if necessary, including separate budget items for all projected expenditures for replacements, substitutions and additions to Tenant’s Personal Property. Tenant shall provide to Landlord reasonable additional detail, information and assumptions used in the preparation of the Reserve Estimate as requested by Landlord and shall also submit to Landlord with the Reserve Estimate good faith longer range projections of planned Reserve Expenditures for an additional three (3) Fiscal Years. Tenant shall review the Reserve Estimate with Landlord, and subject to Landlord’s approval, Tenant shall implement such Reserve Estimate for the successive Fiscal Year (during which it shall, if approved by Landlord, be referred to as the “Approved Reserve Estimate”). In addition, Landlord shall have the right to reasonably disapprove any expenditures to be made pursuant to the Reserve Estimate which are not in compliance with Applicable Laws. Further, Landlord’s approval of any expenditure pursuant to the Reserve Estimate shall not be, or be deemed to be, an assumption by Landlord of any liability in connection with the expenditures made. Pending resolution of any dispute, the specific disputed item of the Reserve Estimate shall be suspended and replaced for the Fiscal Year in question by an amount equal to the lesser of (a) that proposed by Tenant for such Fiscal Year or (b) such budget item for the Fiscal Year prior thereto. Subject to the terms of this Section 5.2.3, Tenant shall not deviate from the Approved Reserve Estimate without the prior approval of Landlord, except in the case of Emergency where immediate action is necessary to prevent imminent danger to person or property (an “Emergency”). In such circumstances, Tenant shall use good faith efforts to obtain the approval of Landlord if practicable and if such efforts would not pose a risk to the condition of the Leased Property or harm to any person, and in any event provide notice to Landlord as promptly as possible of such expenditure, the amount of and the reason for the same.

5.2.4 Tenant shall, consistent with the Approved Reserve Estimate, from time to time make Reserve Expenditures from the Reserve as it reasonably deems necessary in accordance with Section 5.2.1 and Section 5.2.3. Tenant shall provide to Landlord, within thirty (30) days after the end of each Accounting Period, an itemized statement setting forth Reserve Expenditures made to date during the Fiscal Year.

5.2.5 In the event Reserve Expenditures not otherwise provided for in the Approved Reserve Estimate are required (a) as a result of Legal Requirements, a Force Majeure Event and/or are otherwise required for the continued safe and orderly operation of the Leased Property and/or Attractions Personal Property, (b) due to an emergency threatening the Leased Property and/or Attractions Personal Property, its guests, invitees or employees, or (c) because the continuation of a given condition will subject Tenant or Landlord to civil or criminal liability (“Unforeseen Reserve Expenditures”), Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the nature of the Unforeseen Reserve Expenditures and the estimated cost thereof, and Landlord agrees that it shall not unreasonably withhold, condition or delay its approval of such Unforeseen Reserve Expenditures.

5.2.6 In the event funds in the Reserve shall be insufficient, or are reasonably projected by Tenant to be insufficient for necessary and permitted Reserve Expenditures, including, without limitation, Unforeseen Reserve Expenditures as set forth under Section 5.2.5 hereof (collectively, “Unfunded Reserve Expenditures”), Tenant shall give Landlord Notice thereof, which Notice shall set forth in reasonable detail the nature of the Unfunded Reserve Expenditures and the estimated cost thereof, and Landlord, in Landlord’s reasonable discretion, shall approve and fund the amount necessary to pay for such Unfunded Reserve Expenditures and the amounts so funded shall constitute part of Landlord’s Additional Investment.

5.2.7 All interest earned on the Reserve shall be added to and become a part thereof, and all P&E Replacements purchased with funds from the Reserve shall be and remain the property of Landlord and shall be treated as Leased Property pursuant to Section 2.1(e). All funds in the Reserve shall be and remain the property of Landlord or the Personal Property Landlord, as applicable, throughout the Term and, following the expiration or earlier termination of this Lease, and payment in full on all contracts entered into prior to such expiration or termination for work to be done or furniture, furnishings, fixtures and equipment to be supplied in accordance with this Section 5.2 out of the Reserve, ownership of the Reserve shall be vested in Landlord. It is understood and agreed that the Reserve pursuant to this Lease shall be maintained and used solely in connection with the Leased Property. At the end of each Accounting Period, any amounts remaining in the Reserve shall be carried forward to the next Accounting Period, but Tenant shall not receive a credit for such remaining amounts against the Applicable Reserve Percentage to be deposited by Tenant in such next Accounting Period.

5.2.8 If Landlord wishes to grant a security interest in or create another encumbrance on its interest in the Reserve in connection with a Facility Mortgage, all or any part of the existing or future funds therein, or any general intangible in connection therewith, the instrument granting such security interest or creating such other encumbrance shall expressly provide that such security interest or encumbrance is prior in right to the rights of Tenant with respect to the Reserve as set forth herein and in accordance with the Non-Disturbance Agreement; provided that a default by Landlord under any Facility Mortgage shall not restrict, impede or inhibit the rights of Tenant in and to the Reserve under this Lease so long as Tenant is not in default hereunder.

5.2.9 It is understood and agreed that in lieu of the provision set forth in this Lease governing the Reserve, the Reserve shall be maintained and used as set forth in the Pooling Agreement at such times as the Pooling Agreement applies to the Leased Property and the Attractions Personal Property pursuant to its terms.

5.3 Landlord’s Initial Additional Investment. Landlord shall fund an initial Landlord’s Additional Investment in the aggregate amount of $1,249,204.87 (“Landlord’s Initial Additional Investment”) into a separate account established by, and held in the name of, CNL Income Amusement III, LLC (the “Landlord’s Initial Additional Investment Account”) for the purposes set forth in this Section 5.3. Such Landlord’s Initial Additional Investment shall (i) be used solely for the initial capital improvements described and set forth on Schedule 5.3 attached hereto and incorporated herein by reference to be made by Tenant no later than June 30, 2007 (the “Initial Capital Assets”), and (ii) constitute a portion of Landlord’s Original Investment and, therefore, shall constitute a portion of the Adjusted Lease Basis. While the Initial Capital Assets have been identified and determined, Landlord and Tenant hereby acknowledge and agree that they must still comply with the terms and conditions of Section 6.3 hereof with respect to the performance of the Initial Capital Assets. All costs and expenses of the Initial Capital Assets shall not be funded from the Reserve in any manner or respect, but shall be funded by Landlord from the Landlord’s Initial Additional Investment Account no more frequently than once per month, within twenty (20) Business Days of Landlord’s receipt of invoices or other reasonably satisfactory evidence of the costs and expenses actually incurred by Tenant. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated to reimburse Tenant for any amounts incurred by Tenant with respect to the Initial Capital Assets in excess of Landlord’s Initial Additional Investment. All improvements and personal property acquired with (or reimbursed for) Landlord’s Initial Additional Investment shall be the property of Landlord and shall be part of the Leased Property.

ARTICLE 6

IMPROVEMENTS, ETC.

6.1 Prohibition. Except for work funded by Reserve Expenditures and Minor Alterations as hereinafter expressly provided in Section 6.2, no portion of the Leased Property shall be demolished, removed or altered by Tenant in any manner whatsoever without the prior written consent and approval of Landlord, which consent may be withheld in Landlord’s reasonable discretion unless required in order to comply with Applicable Laws. Tenant shall be entitled and obligated to undertake all alterations to the Leased Property required by any Legal Requirements and, in such event, Tenant shall comply in all material respects with the provisions of Section 6.2 below.

6.2 Permitted Renovations. The activities permitted pursuant to Section 6.2.1 and Section 6.2.2 below shall collectively constitute “Permitted Renovations”.

6.2.1 Minor Alterations. Landlord acknowledges that certain minor alterations and renovations to the Leased Improvements may be undertaken by Tenant from time to time (“Minor Alterations”). Landlord hereby agrees that Tenant shall be entitled to perform such Minor Alterations on or about the Leased Improvements; provided, however, that the cost of each

Minor Alteration shall not exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), and the same shall not weaken or impair the structural strength of any buildings or other structural improvements which constitute part of the Leased Improvements, or alter their exterior design or appearance except in a de minimus manner, materially impair the use of any of the service facilities located on the Leased Property, or fundamentally affect the character or suitability of, the Leased Improvements for the Permitted Use above, or materially lessen or impair the value thereof. If Tenant elects to perform any Minor Alterations, the cost thereof shall be borne by Tenant unless the Minor Alteration constitutes an Approved Reserve Estimate, an Unforeseen Reserve Expenditure which has been approved by Landlord pursuant to or Section 5.2.5, an Unfunded Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.6, or involves the use of insurance proceeds to repair, replace or reconstruct following any damage or destruction.

6.2.2 Additions, Expansions and Structural Alterations. All alterations, additions, expansions and renovations to the Leased Improvements which do not qualify as Minor Alterations shall constitute “Major Alterations.” Except as expressly permitted in Section 6.1 and Section 6.2.1 above, nothing in this Article 6 or elsewhere in this Lease shall be deemed to authorize Tenant to perform any Major Alterations; it being understood that Tenant may do so only with the prior written consent and approval of Landlord, which consent and approval may be withheld in Landlord’s sole opinion and discretion and may be conditioned upon the payment by Tenant to Landlord of all reasonable costs incurred by Landlord in evaluating the same providing additional insurance and such other conditions as Landlord may impose. If Tenant elects to perform any Major Alterations, the cost thereof shall be borne by Tenant unless the Major Alteration constitutes an Approved Reserve Estimate or an Unforeseen Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.5, an Unfunded Reserve Expenditure which has been approved by Landlord pursuant to Section 5.2.6, or involves the use of insurance proceeds to repair, replace or reconstruct following any damage or destruction.

6.2.3 Bond Requirement for Major Alterations Costing More Than $250,000.00. If the cost of labor and materials of any Major Alteration are reasonably anticipated to exceed the “Bond Threshold Amount” (as hereinafter defined) for the Reserve Estimate Year in question, and the costs of such Major Alteration are to be paid by Tenant from Tenant’s own funds and not from the Reserves, Landlord shall be entitled to condition its consent and approval as provided in Section 6.2.2 upon Tenant giving Landlord reasonable assurances that Tenant has the financial capability and resources to complete them or, at Tenant’s option, Tenant may, in lieu of or in addition to such assurances, provide Landlord with a bond, letter of credit, cash escrow deposit, or other security reasonably satisfactory to Landlord, to secure the payment for and timely completion of such Major Alteration. The term “Bond Threshold Amount” shall mean the amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) for the first Reserve Estimate Year. Thereafter, the then Bond Threshold Amount shall automatically increase each subsequent Reserve Estimate Year by the same percentage as the Index increases each Reserve Estimate Year above the Index in the prior Reserve Estimate Year.

6.3 Conditions to Reserve Expenditures, Initial Capital Assets and Permitted Renovations. In connection with any Reserve Expenditures, Initial Capital Assets and Permitted Renovations, the following conditions shall be met, to wit:

(a) Except in the case of Minor Alterations that do not require the services or expertise of a licensed architect pursuant to Applicable Laws or otherwise, and expenditures under Section 5.2.1 (a) hereof before the commencement of any such work, plans and specifications therefor or a detailed itemization thereof prepared by a licensed architect approved by Landlord or other design professional appropriate under the circumstances approved by Landlord shall be furnished to Landlord for its review and approval. Such approval shall not constitute Landlord’s agreement that the plans and specifications are in compliance with Applicable Laws or an assumption by Landlord of any liability in connection with the renovation work contemplated thereby.

(b) To the extent required by any Legal Requirements and Applicable Laws, before the commencement of any such work, Tenant shall obtain the approval thereof by all Governmental Agencies having or claiming jurisdiction of or over the Leased Property, and with any public utility companies having an interest therein. In connection with any such work Tenant shall comply with all Legal Requirements and Applicable Laws, of all other Governmental Agencies having or claiming jurisdiction of or over the Leased Property and of all their respective departments, bureaus and offices, and with the requirements and regulations, if any, of such public utilities, of the insurance underwriting board or insurance inspection bureau having or claiming jurisdiction, or any other body exercising similar functions, and of all insurance companies then writing policies covering the Leased Property or any part thereof.

(c) Tenant represents and warrants to Landlord that all such work will be performed in a good and workmanlike manner and in accordance with the plans and specifications therefor approved by Landlord, the terms, provisions and conditions of this Lease and all governmental requirements.

(d) Landlord shall have the right to inspect any such work at all times during normal working hours using such inspector(s) as it may deem necessary so long as such inspections do not unreasonably interfere with Tenant’s work (but Landlord shall not thereby assume any responsibility for the proper performance of the work in accordance with the terms of this Lease, nor any liability arising from the improper performance thereof).

(e) All such work shall be performed free of any Liens on Landlord’s fee simple and/or leasehold interest, or Tenant’s leasehold interest, in the Leased Property.

(f) To the extent required by any Legal Requirements or Applicable Laws, upon substantial completion of any such work, Tenant shall procure a certificate of occupancy, certificate of completion or other final approvals, if applicable, from the appropriate Governmental Agencies and provide copies of same to Landlord.

(g) Tenant shall, and hereby agrees to, indemnify, pay and save and hold Landlord and its Affiliated Parties harmless from and against and reimburse Landlord for any and all loss, damage, cost, liability, fee and expense (including, without limitation, reasonable attorney’s fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from any such work conducted upon the Leased Property; whether or not the same is caused by, or is the fault of Tenant or any agent, employee, manager, contractor, subcontractor, laborer, supplier, materialman or any other third party; but Tenant shall not be obligated to indemnify Landlord from any loss as aforesaid caused by Landlord’s gross negligence or willful misconduct.

6.4 Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with maintenance and repair performed pursuant to Article 5 and the making of Permitted Renovations pursuant to Article 6 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited in the Reserve.

ARTICLE 7

LANDLORD’S INTEREST NOT SUBJECT TO LIENS

7.1 Liens, Generally. Tenant shall not, directly or indirectly, create or cause to be imposed, claimed or filed upon the Leased Property, or Tenant’s assets, properties or income or any portion thereof, or upon the interest of Landlord therein, any Lien of any nature whatsoever except upon Landlord’s prior written consent which consent may be withheld in Landlord’s sole and absolute discretion. If, because of any act or omission of Tenant, any such Lien shall be imposed, claimed or filed by any party whosoever or whatsoever, Tenant shall, at its sole cost and expense, cause the same to be promptly (and in no event later than thirty (30) days following receipt of notice of such Lien) fully paid and satisfied or otherwise promptly discharged of record (by bonding or otherwise) and Tenant shall indemnify, pay, save and hold Landlord harmless from and against any and all costs, liabilities, suits, penalties, claims and demands whatsoever, and from and against any and all reasonable attorney’s fees, at both trial and all appellate levels, resulting or on account thereof and therefrom. In the event that Tenant shall fail to comply with the foregoing provisions of this Section 7.1, Landlord shall have the option, but not the obligation, of paying, satisfying or otherwise discharging (by bonding or otherwise) such Lien and Tenant agrees to reimburse Landlord, upon demand and as Additional Rent, for all sums so paid and for all costs and expenses incurred by Landlord in connection therewith, together with interest thereon, until paid.

7.2 Construction or Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Tenant’s construction, alteration, renovation, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, construction, mechanics’ and materialmen’s liens. All persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. If a Lien is released, Tenant shall thereupon furnish Landlord with a written instrument of release which has been recorded or filed in the appropriate office of land records of the County in which the Leased Property is located, and otherwise sufficient to establish the release as a matter of record. Before commencing any work relating to alterations, additions, or improvements affecting the Leased Property, Tenant shall notify Landlord in writing of the expected date of commencement thereof. Landlord shall then have the right at any time and from time to time to post and maintain on the Land and Improvements such notices as Landlord reasonably deems necessary to protect the Leased Property and Landlord from mechanics’ liens, materialmen’s liens, or any other Liens. In any event, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Land and Improvements. Tenant shall not permit any mechanics’ or materialmen’s liens to be foreclosed against the Leased Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Land or the Improvements by or at the direction of Tenant, and shall immediately cause the release of any such Liens as provided hereinabove.

7.3 Contest of Liens. Tenant may, at its option, contest the validity of any Lien or claim of lien if Tenant shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its own expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.

7.4 Notices of Commencement of Construction. If required by the laws of the State in which the Leased Property is located, prior to commencement by Tenant of any work on the Leased Property which shall have been previously permitted by Landlord as provided in this Lease, Tenant shall record or file a notice of the commencement of such work or similar notice required by Applicable Law (the “Notice of Commencement”) in the land records of the County in which the Leased Property is located, identifying Tenant as the party for whom such work is being performed, stating such other matters as may be required by law and requiring the service of copies of all notices, Liens or claims of lien upon Landlord. Any such Notice of Commencement shall clearly reflect that the interest of Tenant in the Leased Property is that of a leasehold estate and shall also clearly reflect that the interest of Landlord as the fee simple owner of the Leased Property shall not be subject to construction, mechanics or materialmen’s liens on account of the work which is the subject of such Notice of Commencement. A copy of any such Notice of Commencement shall be furnished to and approved by Landlord and its attorneys prior to the recording or filing thereof, as aforesaid.

ARTICLE 8

TAXES AND ASSESSMENTS

8.1 Obligation to Pay Taxes and Assessments. Throughout the entire Term, Tenant shall bear, pay and discharge as Additional Charges and not later than the last day on which payment may be made without penalty or interest, any and all taxes, assessments, charges, levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees) and other impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen or unforeseen, and each and every installment thereof which shall or may during or with respect to the Term hereof accrue and be charged, laid, levied, assessed, or imposed upon, or arise in connection with, the use, occupancy, operation or possession of the Leased Property or any part thereof or the Business conducted thereon, including, without limitation, ad valorem real and personal property taxes, all taxes which accrue during the Term and which are charged, laid, levied, assessed or imposed in lieu of or in addition to any of the foregoing by virtue of all present or future laws, ordinances, requirements, orders, directions, rules or regulations of Governmental Agencies, and all assessments and charges which accrue during the Term and which are imposed pursuant to the Permitted Encumbrances, whether or not such Additional Charges become due and payable during or after the Term. Notwithstanding the foregoing, Tenant shall not be responsible for (a) federal, state and local income taxes, franchise taxes, capital, estate, succession, inheritance, value added or transfer taxes of Landlord or similar tax or charge or substitutes therefore, or (b) any Additional Charges due and payable after the expiration of the Term to the extent that the same relate and apply interests and benefits accruing to Landlord after the Lease Term. Upon payment, if requested by Landlord, Tenant shall promptly furnish to Landlord satisfactory evidence of the payment of all such taxes, assessments, impositions or charges. Tenant shall have no right to approve any Facility Mortgage or other documents relating to indebtedness of Landlord.

8.2 Tenant’s Right to Contest Taxes. Notwithstanding the foregoing, Tenant shall have the right, after prior written notice to Landlord, to contest at its own expense the amount and validity of any taxes affecting the Leased Property by appropriate proceedings under Applicable Law conducted in good faith and with due diligence and to postpone or defer payment thereof, provided and so long as:

(a) Such proceedings shall operate to suspend the collection of such taxes with respect to the Leased Property;

(b) Neither the Leased Property nor any part thereof would be in immediate danger of being forfeited or lost by reason of such proceedings, postponement or deferment; and

(c) Tenant shall have furnished Landlord with security for payment of the contested taxes which is satisfactory to Landlord, and, in the event that the preconditions set forth in (a) and (b) above are no longer met, Landlord shall have the right to draw upon such security to pay and discharge the taxes in question and any Liens against the Leased Property arising thereunder.

8.3 Tax and Insurance Escrow Account. During the existence of any Event of Default hereunder, Landlord shall have the right, by written notice to Tenant effective as of the date of such notice, to require Tenant to pay or cause to be paid into a separate account (the “Tax and Insurance Account”) to be established by Tenant with a lending institution or other third party escrow agent designated by Landlord (which Tax and Insurance Account shall not be removed from such lending institution or other third party escrow agent without the express prior approval of Landlord), and which Landlord may draw upon, a reserve amount sufficient to discharge the obligations of Tenant under Section 8.1 and Article 9 hereof (other than worker’s compensation insurance premiums) with respect to real estate taxes and insurance premiums for the applicable Fiscal Year as and when they become due (such amounts, the “Tax and Insurance Escrow Amount”). During each month commencing with the first full calendar month following the receipt of said notice from Landlord, Tenant shall deposit into the Tax and Insurance Account one twelfth of the Tax and Insurance Escrow Amount so that as each installment of insurance premiums and real estate taxes becomes due and payable, there are sufficient funds in the Tax and Insurance Account to pay the same. If the amount of such insurance premiums and real estate taxes has not been definitively ascertained by Tenant at the time when any such monthly deposit is to be paid, Landlord shall require payment of the Tax and Insurance Escrow Amount based upon the amount of premiums and real estate taxes paid for the preceding year, subject to adjustment as and when the amount of such premiums and real estate taxes are ascertained by Tenant. The Tax and Insurance Escrow Amount in the Tax and Insurance Account shall be and constitute additional security for the performance of Tenant’s obligations hereunder and shall be subject to Landlord’s security interest therein and shall, if there are sufficient funds in escrow, be used to pay taxes and insurance premiums when due. Landlord and Tenant shall execute such documentation as may be necessary to create and maintain Landlord’s security interest in the Tax and Insurance Account.

ARTICLE 9

INSURANCE

9.1 General Insurance Requirements. Tenant shall, at all times during the Term and at any other time Tenant shall be in possession of the Leased Property and the Attractions Personal Property, keep the Leased Property and the Attractions Personal Property and all property located therein or thereon, insured against the following risks in the following amounts:

(a) “All risk” or equivalent Special Causes of Loss property insurance (and to the extent applicable, Builder’s Risk Insurance) on the Leased Improvements, all building structures, landscaping improvements and all items of business personal property, including but not limited to signs, awnings, canopies, gazebos, fences and retaining walls, and all P&E, including without limitation, insurance against loss or damage from the perils under “All Risk” (Special) form, including but not limited to the following: fire, windstorm (including hurricane), sprinkler leakage, vandalism and malicious mischief, water damage, explosion of steam boilers, pressure vessels and other similar apparatus, and other hazards generally included under extended coverage, all in an amount equal to one hundred percent (100%) of the replacement value of the Leased Improvements (excluding excavation and foundation costs), business personal property and P&E, without a co insurance provision, and shall include an Agreed Value endorsement;

(b) Ordinance or Law Coverage with limits of not less than the full value of the Leased Improvements for Coverage A (Loss to the undamaged portion of the building), limits not less than $500,000 for Coverage B (Demolition Cost Coverage), and limits not less than $500,000 for Coverage C (Increased Cost of Construction Coverage);

(c) Business income insurance to be written on “Special Form” (and on “Earthquake” and “Flood” forms if such insurance for those risks is required) including “Extra Expense”, without a provision for co insurance, including an amount sufficient to pay at least twelve (12) months of Rent for the benefit of Landlord, as its interest may appear, and at least twelve (12) months of “Net Operating Income” less Rent for the benefit of Tenant; with an additional eighteen (18) months extended period of indemnity and coverage for off premises utility interruption;

(d) Occurrence form commercial general liability insurance, including bodily injury, property damage, personal injury, liquor liability (if applicable), fire legal liability, contractual liability and independent contractor’s hazard and completed operations coverage in an amount not less than $1,000,000 per occurrence and $5,000,000 per location, aggregate;

(e) Umbrella with follow form General Liability, Automobile Liability, Employers’ Liability, Malpractice and Liquor Liability (if applicable), with limits in a minimum amount of not less than $25,000,000 per occurrence/aggregate;

(f) Flood insurance (if the Leased Property and/or Attractions Personal Property are located in whole or in part within an area identified as an area having special flood hazards under the National Flood Insurance Program) in an amount, and in such form and substance, with limits and deductibles that are satisfactory to Landlord for the Leased Improvements and Attractions Personal Property and all items of business personal property;

(g) Pollution Liability coverage for what is reasonable & customary to a similar Business with limits not less than $1,000,000 per Occurrence.

(h) Worker’s compensation coverage for all persons employed by Tenant on the Leased Property, if any, with statutory limits, and Employers’ Liability insurance in an amount of at least $1,000,000 per accident/disease;

(i) Business auto liability insurance, including owned, non owned and hired vehicles for combined single limit of bodily injury and property damage of not less than $1,000,000 per occurrence;

(j) “Earthquake” insurance, if the Leased Property is currently, or at any time in the future, located within a major earthquake disaster area, in amount, and in such form and substance and with limits and deductibles that are satisfactory to Landlord;

(k) Crime insurance covering employee theft in an amount not less than $500,000;

(l) Such additional insurance or increased insurance limits as may be reasonably required, from time to time, by Landlord (including, without limitation, any mortgage, security agreement or other financing permitted hereunder and then affecting the Leased Property and/or Attractions Personal Property, as well as any declaration, ground lease or easement agreement affecting the Leased Property), or any Mortgagee, provided the same is customarily carried by a majority of comparable facilities in the area;

(m) Coverage for Employment Practices Liability including third-party liability with limits in a minimum amount of not less than $1,000,000 per occurrence; and

(n) Coverage for terrorist acts in accordance with the Terrorism Risk Insurance Act of 2002, and in such form and substance and with such limits and deductibles as are reasonably satisfactory to Landlord.

9.2 Waiver of Subrogation. Landlord and Tenant agree that with respect to any property loss which is covered by insurance then being carried by Landlord or Tenant, respectively, the party carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

9.3 General Provisions. The insurance deductible shall not exceed ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) unless such greater amount is agreeable to both Landlord and Tenant, or if a higher deductible for high hazard risks (i.e., wind, flood or earthquake) is mandated by the insurance carrier. All insurance policies pursuant to this Article 9 shall be issued by insurance carriers having a general policy holder’s rating of no less than A-VII in Best’s latest rating guide, and shall contain clauses or endorsements to the effect that (a) Landlord shall not be liable for any insurance premiums thereon or subject to any assessments thereunder, and (b) the coverages provided thereby will be primary and any insurance carried by any additional insured shall be excess and non contributory to the extent of the indemnification obligation pursuant to Section 9.4 below. All such policies described in Section 9.1 shall name Landlord, CNL Income Properties, Inc., a Maryland corporation, Enchanted Village TRS Corp and any Mortgagee whose name and address has been provided to Tenant as additional insureds, lenders, mortgagees or loss payees, as their interests may appear and to the extent of their indemnity on both property and liability policies. All loss adjustments shall be payable as provided in Article 10. Tenant shall deliver Evidence of Commercial Property Insurance (Accord 28) and Certificates of Liability (Accord 25) thereof to Landlord prior to the commencement of this Lease and prior to their effective date (and, with respect to any renewal policy, no less than sixty (60) days prior to the expiration of the existing policy), which certificates shall state the nature and level of coverage reported thereby, as well as the amount of the applicable deductible. Upon Landlord’s request, duplicate original copies of all insurance policies to be obtained by Tenant shall be provided to Landlord by Tenant. All such policies shall provide Landlord (and any Mortgagee whose name and address has been provided to Tenant if required by the same) sixty (60) days prior written notice of any material change or cancellation of such policy.

In the event Tenant shall fail to effect such insurance as herein required, to pay the premiums therefor or to deliver such Evidence of Commercial Property Insurance (Accord 28) and Certificates of Liability (Accord 25) to Landlord or any Mortgagee at the times required, Landlord shall have the right, but not the obligation, subject to the provisions of Section 12.4, to acquire such insurance and pay the premiums therefor, which amounts shall be payable to Landlord, upon demand, as Additional Rent, together with interest accrued thereon at the Overdue Rate from the date such payment is made until (but excluding) the date repaid.

9.4 Indemnification of Landlord. Except as expressly provided herein, Tenant shall protect, indemnify, pay, save and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring on or about the Leased Property or adjoining sidewalks or rights of way under Tenant’s control during the Term, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Leased Property or Tenant’s Personal Property during the Term or any litigation, proceeding or claim by Governmental Agencies relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party prior to Landlord taking actual possession of the Leased Property; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents, contractors or invitees. Any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity shall be defended by counsel selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense. The obligations of Tenant under this Section 9.4 shall survive the expiration or any early termination of this Lease.

ARTICLE 10

CASUALTY

10.1 Restoration and Repair. If during the Term the Leased Property and/or the Attractions Personal Property shall be totally or partially destroyed and thereby rendered Unsuitable for Its Permitted Use, Tenant shall give Landlord prompt Notice thereof. Either Landlord or Tenant may, by the giving of Notice thereof to the other party within ninety (90) days after such casualty occurs, terminate this Lease, whereupon Landlord shall be entitled to retain the insurance proceeds payable on account of such damage; provided, however, that in the event that the exercise by any Person of any of its rights with respect to the Leased Property pursuant to any Mineral Reservations shall cause damage or destruction to the Leased Property or which actions render the Leased Property Unsuitable for Its Permitted Use, Tenant shall not have the option to terminate this Lease and shall be obligated to proceed with the complete restoration and repair of the Leased Property, at Tenant’s sole cost and expense, in accordance with the provisions of this Lease. Tenant further expressly acknowledges, understands and agrees that in the event that this Lease is terminated as aforesaid, Landlord may settle any insurance claims and Tenant shall, upon request of Landlord, cooperate in any such settlement. If during the Term, the Leased Property and/or the Attractions Personal Property shall be destroyed or damaged in whole or in part by fire, windstorm or any other cause whatsoever, but the Leased Property and/or the Attractions Personal Property either (a) is not rendered Unsuitable for Its Permitted Use, or (b) is rendered Unsuitable for Its Permitted Use but neither Landlord nor Tenant terminate this Lease in the manner provided above, then, Tenant shall give Landlord immediate Notice thereof and Tenant shall, subject to the provisions of Section 10.2 below, repair, reconstruct and replace the Leased Property and/or the Attractions Personal Property, or the portion thereof so destroyed or damaged, at least to the extent of the value and character thereof existing immediately prior to such occurrence and in compliance with all Legal Requirements, including any alterations to the Leased Property and/or the Attractions Personal Property required to be made by any Governmental Agencies due to any changes in code or building regulations (which Tenant acknowledges may increase the replacement value of the Leased Property which Tenant will then be required to insure, due to any changes in code or building regulations). All such restoration work shall be started as promptly as practicable and diligently completed, at Tenant’s sole cost and expense, using available insurance proceeds. Tenant shall immediately take such action as is necessary to assure that the Leased Property and/or the Attractions Personal Property (or any portion thereof), does not constitute a nuisance or otherwise present or constitute a health or safety hazard.

10.2 Escrow and Disbursement of Insurance Proceeds. If this Lease is not otherwise terminated pursuant to Section 10.1, then in the event of a casualty resulting in a loss to the Leased Improvements, P&E and/or the Attractions Personal Property in an amount greater than TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (as determined by an architect or engineer selected by Landlord), the proceeds of all insurance policies maintained by Tenant shall be deposited in Landlord’s name in an escrow account at a bank or other financial institution designated by Landlord, and shall be used by Tenant for the repair, reconstruction or restoration of the Leased Property and/or the Attractions Personal Property, as applicable, to its original condition. Tenant shall, at the time of establishment of such escrow account and from time to time thereafter until said work shall have been completed and paid for, furnish Landlord with adequate evidence acceptable to Landlord that at all times the undisbursed portion of the escrowed insurance proceeds is sufficient to pay for the repair, reconstruction or restoration in its entirety. Landlord may, at its option, require, prior to advancement of said escrowed insurance proceeds (a) approval of plans and specifications by an architect or other design professional appropriate under the circumstances and approved by Landlord and Tenant (which approval shall not be unreasonably withheld or delayed), (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, (e) evidence of approval by all Governmental Agencies and other regulatory bodies whose approval is required, and (f) such other terms as a Mortgagee or lender of Landlord may reasonably require. The escrowed insurance proceeds shall be disbursed by Landlord, not more than monthly, upon (y) certification of the architect or engineer selected by Landlord and having supervision of the work that such amounts are the amounts paid or payable for the repair, reconstruction or restoration, and (z) submittal by Tenant of a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Tenant shall obtain, and make available to Landlord, receipted bills and, upon completion of said work, full and final waivers of lien. In the event of a casualty resulting in a loss payment for the Leased Improvements and/or the Attractions Personal Property in an amount equal to or less than the amount stated above, the proceeds shall be paid to Tenant, and shall be applied towards repair, reconstruction and restoration. Any and all loss adjustments with respect to losses payable hereunder shall require the prior written consent of Landlord, which consent may be withheld in Landlord’s sole opinion and discretion. All salvage resulting from any risk covered by insurance shall belong to Tenant, provided any rights to the same have been waived by the insurer. In addition, notwithstanding anything in this Lease to the contrary, in the event that sufficient funds are not then reasonably available based on other commitments in the Approved Reserve Estimate to pay the amount of the deductible specified in the applicable insurance policy(ies) out of the Reserve, Tenant shall be strictly liable and solely responsible for the amount of any deductible and shall pay for all repairs, reconstruction or alterations up to the full amount of such deductible (and provide evidence of such payment to Landlord by documentation reasonably acceptable to Landlord) before any insurance proceeds are used for repairs, reconstruction or alterations.

10.3 No Abatement of Rent. Unless terminated in accordance with the provisions of Section 10.1 above, this Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all Additional Charges as and when required under this Lease shall remain unabated during the Term notwithstanding any casualty to the Leased Property. The provisions of this Article 10 shall be considered an express agreement governing any event of casualty involving the Leased Property and, to the maximum extent permitted by law, Tenant hereby waives the application of any local or state statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement.

10.4 Business Interruption Insurance. All insurance proceeds payable by reason of the business interruption insurance maintained for the benefit of Tenant shall be paid to Tenant; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Landlord hereunder. Such business interruption proceeds shall be considered part of the Total Facility Revenues.

10.5 Waiver. Tenant hereby waives to the maximum extent permitted by law, any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Leased Property and agrees that its rights shall be limited to those set forth in Section 10.1.

10.6 Rights of Mortgagee. Notwithstanding any provision herein to the contrary, so long as a Facility Mortgage is in existence, all insurance proceeds with respect to the Leased Property to be paid and disbursed to Landlord pursuant to the terms of this Lease shall be paid and disbursed in accordance with the loan documents executed in connection with such Facility Mortgage, provided that such Mortgagee agrees in writing with Landlord and Tenant to disburse such proceeds in accordance with this Agreement and as contemplated by the Non-Disturbance Agreement.

ARTICLE 11

CONDEMNATION

11.1 Total Condemnation, Etc. If the whole of the Leased Property shall be taken or condemned for any public or quasi public use or purpose, by right of eminent domain or by purchase in lieu thereof, or if a substantial portion of the Leased Property shall be so taken or condemned such that the portion or portions remaining is or are not sufficient and suitable for the continued operation thereof as required herein, so as to effectively render the Leased Property and the Attractions Personal Property Unsuitable for its Permitted Use, then this Lease and the Term hereby granted shall cease and terminate (without prejudice to Landlord’s and Tenant’s respective rights to an award under Section 11.3 below), as of the date on which a final non-appealable order is entered by a court having jurisdiction over such taking or condemnation, and all Rent shall be paid by Tenant to Landlord up to that date or refunded by Landlord to Tenant if Rent has previously been paid by Tenant beyond that date.

11.2 Partial Condemnation. If a portion of the Leased Property is taken, and the portion or portions remaining can be adapted and used for the conduct of the Business in accordance with the terms of this Lease, such that the Leased Property and the Attractions Personal Property is not effectively rendered Unsuitable for its Permitted Use, then the Tenant shall, utilizing, as reasonably necessary, condemnation proceeds paid to Landlord and the Enchanted Village TRS Corp from the Condemnor, promptly restore the remaining portion or portions thereof to a condition comparable to their condition at the time of such taking or condemnation, less the portion or portions lost by the taking, and this Lease shall continue in full force and effect with no reduction or abatement of Rent.

11.3 Disbursement of Award. The entire award for the Leased Property and the Attractions Personal Property or the portion or portions thereof so taken shall be apportioned between Landlord and Tenant as follows: (a) if this Lease terminates due to a taking or condemnation, Landlord and Enchanted Village TRS Corp shall be entitled to the entire award; provided, however, that any portion of the award expressly made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, and the taking of Tenant’s Personal Property shall be the sole property of and payable to Tenant, and (b) if this Lease does not terminate due to such taking or condemnation, Tenant shall be entitled to the award to the extent required for restoration of the Leased Property and Attractions Personal Property, and Landlord and Enchanted Village TRS Corp shall be entitled to the balance of the award not applied to restoration. In any condemnation proceedings, Landlord, Enchanted Village TRS Corp and Tenant shall each seek its own award in conformity herewith, at its own expense. If this Lease does not terminate due to a taking or condemnation, Tenant shall, with due diligence, restore the remaining portion or portions of the Leased Property and Attractions Personal Property in the manner hereinabove provided. In such event, the proceeds of the award to be applied to restoration shall be deposited with a bank or financial institution designated by Landlord and Enchanted Village TRS Corp as if such award were insurance proceeds, and the amount so deposited will thereafter be treated in the same manner as insurance proceeds are to be treated under Section 10.2 of this Lease until the restoration has been completed and Tenant has been reimbursed for all the costs and expenses thereof. If the award is insufficient to pay for the restoration, Landlord and Enchanted Village TRS Corp shall be responsible for the remaining cost and expense of such restoration. All proceeds in excess of those required for restoration shall be disbursed to Landlord and Enchanted Village TRS Corp upon completion of such restoration.

11.4 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Lease and the Personal Property Lease shall remain unabated during the Term notwithstanding any Condemnation involving the Leased Property. The provisions of this Article 11 shall be considered an express agreement governing any Condemnation involving the Leased Property and/or the Attractions Personal Property and, to the maximum extent permitted by law, no local or State statute, law, rule, regulation or ordinance in effect during the Term which provides for such abatement shall have any application in such case.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Tenant Events of Default. Each of the following events shall be an Event of Default hereunder by Tenant and shall constitute a breach of this Lease:

(a) If Tenant shall fail to (i) pay, when due, any Rent or any Additional Charge due hereunder; (ii) fully fund and maintain the Security Deposit as required by Section 3.9; or (iii) fully fund and maintain the Reserve and fund all Reserve Expenditures as required by Section 5.2.2, and such failure in each such event shall continue for a period of five (5) Business Days after such amounts have become due and payable.

(b) If Tenant shall violate or fail to comply with or perform any other term, provision, covenant, agreement or condition to be performed or observed by Tenant under this Lease, and such violation or failure shall continue for a period of thirty (30) days after written notice thereof from Landlord; provided, however, if such violation or failure is incapable of cure by Tenant within such thirty (30) days after Tenant’s diligent and continuous efforts to cure the same, it shall not constitute an Event of Default provided Tenant commences the cure within thirty (30) days and diligently thereafter completes the cure of same within a commercially reasonable period of time necessary to complete same.

(c) If any assignment, transfer or sublease of the Leased Property shall be made or deemed to be made that is in violation of the provisions of this Lease.

(d) If any lien or encumbrance of the Leased Property or if any assignment, transfer, sublease, lien or encumbrance of the P&E shall be made or deemed to be made that is in violation of the provisions of this Lease and such violation or failure shall continue for a period of sixty (60) days after written notice thereof from Landlord.

(e) If Tenant shall cease the actual and continuous operation of the Business contemplated by this Lease to be conducted by Tenant upon the Leased Property (and such cessation is not otherwise permitted hereunder or is not the result of Applicable Laws); or if Tenant shall vacate, desert or abandon the Leased Property; or if the Leased

Property shall become empty and unoccupied; or if the Leased Property or Leased Improvements are used or are permitted to be used for any purpose, or for the conduct of any activity, other than the Permitted Use.

(f) If, at any time during the Term of this Lease, Tenant shall file in any court, pursuant to any statute of either the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization or arrangement, or for the appointment of a receiver or trustee of all or any portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, or if Tenant shall make an assignment for the benefit of its creditors or petitions for or enters into an arrangement with its creditors.

(g) If, at any time during the Term of this Lease, there shall be filed against Tenant in any court pursuant to any statute of the United States or of any State, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of Tenant’s property, including, without limitation, the leasehold interest in the Leased Property, and any such proceeding against Tenant shall not be dismissed within ninety (90) days following the commencement thereof.

(h) If Tenant’s leasehold interest in the Leased Property or any property therein (including without limitation Tenant’s Personal Property) shall be seized under any levy, execution, attachment or other process of court where the same shall not be vacated or stayed on appeal or otherwise within sixty (60) days thereafter, or if Tenant’s leasehold interest in the Leased Property is sold by judicial sale and such sale is not vacated, set aside or stayed on appeal or otherwise within sixty (60) days thereafter.

(i) If any of the Permits are at any time suspended, causing or likely to cause a cessation of operations of the Business or a substantial portion thereof, and the suspension is not stayed pending appeal within thirty (30) days, or voluntarily terminated without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole opinion and discretion; provided, however, if Tenant is in good faith using commercially reasonable efforts to reinstate or stay the suspension of any such suspended Permit and despite such commercially reasonable efforts, the same can not be reinstated or stayed within the foregoing thirty (30) day period, Tenant shall have an additional thirty (30) days in which to reinstate such Permit or stay the suspension of the same.

(j) If Tenant fails to give notice to Landlord not later than ten (10) Business Days after Tenant’s receipt of any fine notice from any Government Agency relating to a violation of Applicable Law at the Land or relating to the Business, which violation, if not cured, could cause a cessation of operations of the Business or a substantial portion thereof.

(k) If Tenant fails during the Term of this Lease to cure or abate any violation of Applicable Law occurring during the Term that is claimed by any Governmental Agency of any law, order, ordinance, rule, regulation or Legal Requirement pertaining to the operation of the Business or the use of the Land for its Permitted Use, and within the time permitted by such authority for such cure or abatement, together with all applicable periods of appeal; provided it shall not be a default under this subsection in the event the violation of Applicable Law is not material and Tenant has in good faith and using commercially reasonable efforts undertaken to cure such non-material violation and so cures the same within a reasonable period of time.

(l) If Tenant violates or fails to comply with or perform any other term, provision, covenant, agreement or condition to be performed or observed by Tenant under this Lease which is not otherwise identified in this Section 12.1, and such violation or failure shall continue for a period of thirty (30) days after written notice thereof from Landlord; provided, however, if such violation or failure is incapable of cure by Tenant within such thirty (30) days after Tenant’s diligent and continuous efforts to cure the same, it shall not constitute an Event of Default provided Tenant commences the cure within thirty (30) days and diligently thereafter completes the cure of same within a commercially reasonable period of time after such written notice.

(m) If Tenant encumbers the Leased Property with leasehold financing in violation hereof.

(n) If Tenant defaults under the Personal Property Lease and such default is not cured within any applicable cure period.

(o) If Tenant or any Affiliated Tenant defaults under the Pooling Agreement and such default is not cured within any applicable cure period.

(p) If PARC 7F or any Affiliate thereof who is a party to the Transition Services Agreement, defaults under the Transition Services Agreement and such default is not cured within any applicable cure period.

(q) If PARC 7F or any Affiliate thereof who is a party to the Systems License, defaults under the Systems License and such default is not cured within any applicable cure period.

(r) If any PARC Guarantor defaults under the Limited Rent Guaranty and such default is not cured within any applicable cure period.

(s) If Tenant or any Affiliated Tenant defaults under any Permitted Business Related Loan and such default is not cured by Tenant or any Affiliated Tenant within any applicable cure or grace period; provided, however, that it shall not be a default hereunder if as a result of a default by Tenant or any Affiliated Tenant under any Permitted Business Related Loan, the applicable Permitted Business Related Loan Lender in its exercise of its rights under such Permitted Business Related Loan (i) becomes a Permitted Third Party Assignee by virtue of its satisfaction of the requirements set forth in Section 16.1 hereof, with respect to the transfer and assignment of this Lease, or Tenant’s interest in the Leased Property, and (ii) cures any and all then uncured defaults of Tenant hereunder and under all of the other Affiliated Leases.

(t) If any Affiliated Tenant shall commit an Event of Default under the applicable Affiliated Lease and such default is not cured within any applicable cure period.

12.2 Landlord Remedies Upon A Tenant Event of Default. If any of the Events of Default hereinabove specified shall occur and any applicable cure period has expired, Landlord, at any time thereafter, shall have, and may exercise, any of the following rights and remedies:

(a) Landlord may, pursuant to written notice thereof to Tenant, immediately terminate this Lease and, peaceably or pursuant to appropriate legal proceedings, reenter, retake and resume possession of the Leased Property for Landlord’s own account without liability for trespass other than Landlord’s gross negligence or willful misconduct (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and, for Tenant’s breach of and default under this Lease, recover immediately from Tenant any and all sums and damages due or in existence at the time of such termination, including, without limitation, (i) all Rent and other sums, charges, payments, costs and expenses agreed and/or required to be paid by Tenant to Landlord hereunder prior to such termination, (ii) all costs and expenses of Landlord in connection with the recovery of possession of the Leased Property, including reasonable attorney’s fees based upon services rendered at hourly rates and court costs, (iii) all sums, charges, payments, costs or expenses owed by any Affiliate Tenant under an Affiliated Lease as a result of an Event of Default under such Affiliated Lease and (iv) all reasonable costs and expenses of Landlord in connection with any reletting or attempted reletting of the Leased Property or any part or parts thereof, including, without limitation, brokerage fees, advertising costs, reasonable attorney’s fees based upon services rendered at hourly rates based upon service rendered at hourly rates and the cost of any alterations or repairs or tenant improvements which may be reasonably required to so relet the Leased Property, or any part or parts thereof.

(b) Landlord may, pursuant to any prior notice required by law, and without terminating this Lease, peaceably or pursuant to appropriate legal proceedings, reenter, retake and resume possession of the Leased Property for the account of Tenant, make such alterations of and repairs and improvements to the Leased Property as may be reasonably necessary in order to relet the same or any part or parts thereof and, directly or through a qualified management or operating company which may include an Affiliated Person of Landlord, operate and manage the Leased Property, and relet or attempt to relet the Leased Property or any part or parts thereof for such term or terms (which may be for a term or terms extending beyond the Term of this Lease), at such rents and upon such other terms and provisions as Landlord, in its sole discretion, may deem advisable. If Landlord takes possession and control of the Leased Property and operates the same, Tenant shall, for so long as Landlord is actively operating the Leased Property, have no obligation to operate the Leased Property but agrees that Landlord, any contract manager or operator, or any new tenant or sublessee may, to the extent permitted by law, operate the Business under Tenant’s Permits, if any, to the extent allowable by law until same are issued in the name of the Landlord or the new manager/operator or tenant or sublessee, as applicable. In addition, Tenant will reasonably cooperate with Landlord in transferring, to the extent transferable, any of Tenant’s Permits which Landlord determines would be necessary or appropriate to continue to operate the Leased Property for its Permitted Use. If Landlord relets or attempts to relet the Leased Property, or obtains a contract manager or operator for the Leased Property, Landlord shall at its sole discretion determine the terms and provisions of any new lease or sublease, or management or operating agreement, and whether or not a particular proposed manager or operator, or new tenant or sublessee, is acceptable to Landlord. Upon any such reletting, or the operation of the Leased Property by a contract manager or operator, all rents or incomes received by the Landlord from such reletting or otherwise from the operation of the Leased Property shall be applied, (i) first, to the payment of all costs and expenses of recovering possession of the Leased Property, (ii) second, to the payment of any costs and expenses of such reletting and or operation, including brokerage fees, advertising costs, reasonable attorney’s fees based upon service rendered at hourly rates, a management fee of between five percent (5%) and ten percent (10%) of the Total Facility Revenues, and the cost of any alterations and repairs reasonably required for such reletting or operation of the Leased Property; (iii) third, to the payment of any indebtedness, other than Rent, due hereunder from Tenant to the Landlord, (iv) fourth, to the payment of all Rent and other sums due and unpaid hereunder, and (v) fifth, the residue, if any, shall be held by the Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If the rents received from such reletting or net income from the operation of the Leased Property during any period shall be less than the Rents and Additional Charges required to be paid during that period by the Tenant hereunder, Tenant shall promptly pay any such deficiency to the Landlord and failing the prompt payment thereof by Tenant to Landlord, Landlord shall immediately be entitled to institute legal proceedings for the recovery and collection of the same. Such deficiency shall be calculated and paid at the time each payment of Minimum Rent, Additional Minimum Rent or any other sum shall otherwise become due under this Lease, or, at the option of Landlord, at the end of the Term of this Lease. Landlord shall, in addition, be immediately entitled to sue for and otherwise recover from Tenant any other damages occasioned by or resulting from any abandonment of the Leased Property or other breach of or default under this Lease other than a default in the payment of Rent. No such reentry, retaking or resumption of possession of the Leased Property by the Landlord for the account of Tenant shall be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention shall be given to the Tenant or unless the termination of this Lease be decreed by a court of competent jurisdiction. Notwithstanding any such re entry and reletting or attempted reletting of the Leased Property or any part or parts thereof for the account of Tenant without termination, Landlord may at any time thereafter, upon written notice to Tenant, elect to terminate this Lease or pursue any other remedy available to Landlord for Tenant’s previous breach of or default under this Lease.

(c) Landlord may, without reentering, retaking or resuming possession of the Leased Property, sue for all Rent and all other sums, charges, payments, costs and expenses due from Tenant to Landlord hereunder (discounted to present value) either: (i) as they become due under this Lease, taking into account that Tenant’s right and option to pay the Rent hereunder on a monthly basis in any particular Fiscal Year is conditioned upon the absence of a Default on Tenant’s part in the performance of its obligations under this Lease, or (ii) at Landlord’s option, accelerate the maturity and due date of the whole or any part of the Rent for the entire then remaining unexpired balance of the Term of this Lease, as well as all other sums, charges, payments, costs and expenses required to be paid by Tenant to Landlord hereunder, including, without limitation, damages for breach or default of Tenant’s obligations hereunder in existence at the time of such acceleration, such that all sums due and payable under this Lease shall, following such acceleration, be treated as being and, in fact, be due and payable in advance as of the date of such acceleration. Landlord may then proceed to recover and collect all such unpaid Rent and other sums so sued for from Tenant by distress, levy, execution or otherwise. Regardless of which of the foregoing alternative remedies is chosen by Landlord under this subparagraph (c), Landlord shall not be required, except as may be required by Applicable Laws, to relet the Leased Property nor exercise any other right granted to Landlord pursuant to this Lease, nor, except as may be required by Applicable Laws, shall Landlord be under any obligation to minimize or mitigate Landlord’s damages or Tenant’s loss as a result of Tenant’s breach of or default under this Lease. Notwithstanding the foregoing, following such time as Landlord may obtain possession of the Leased Property, Landlord or its successor Landlord at the time of any Lease termination, shall continue to make the Leased Property available for lease, on an “as is” basis, and shall turn over the net proceeds thereof to Tenant to the extent actually received by Landlord in respect of any time period for which Landlord shall have received the full amount of Rent payable with respect thereto (albeit perhaps on a basis reasonably discounted for the time value of money or present value basis).

(d) Landlord may, in addition to any other remedies provided herein, provided, however, that Tenant and the PARC Guarantors shall be released from liability for any and all of their respective obligations under this Lease, the Pooling Agreement and the Lease Related Documents after the date of such assignment, to the extent permitted by Applicable Laws, enter upon the Leased Property or any portion thereof and take possession of (i) any and all of Tenant’s Personal Property, if any, (ii) Tenant’s books and records necessary to operate the Leased Property, and (iii) the Reserve Account, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell the same by public or private sale, after giving Tenant reasonable notice of the time and place of any public or private sale, at which sale Landlord or its assigns may purchase all or any portion of Tenant’s Personal Property, if any, unless otherwise prevented by law. Unless otherwise provided by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given at least ten (10) days before the date of sale. The proceeds from any such disposition, less all expenses incurred in connection with the taking of possession, holding and selling of such Property (including reasonable attorneys’ fees based upon services rendered at hourly rates) shall be credited against Rent which is due hereunder.

(e) Tenant acknowledges that one of the rights and remedies available to Landlord under Applicable Law is to apply to a court of competent jurisdiction for the appointment of a receiver to collect the rents, issues, profits and income of the Leased Property and to manage the operation of the Leased Property. Therefore, in addition to any other right or remedy of Landlord under this Lease, Landlord may petition any appropriate court for appointment of a receiver to manage the operation of the Leased

Property (or any portion thereof), to collect and disburse all rents, issues, profits and income generated thereby. The receiver shall be entitled to a reasonable fee for his services as receiver. All such fees and other expenses of the receivership estate shall be payable as Additional Charges under this Lease. To the extent permitted by Applicable Law, Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment.

(f) In addition to the remedies hereinabove specified and enumerated, Landlord shall have and may exercise the right to invoke any other remedies allowed at law or in equity as if the remedies of reentry, unlawful detainer proceedings and other remedies were not herein provided. Accordingly, the mention in this Lease of any particular remedy shall not preclude Landlord from having or exercising any other remedy at law or in equity. Nothing herein contained shall be construed as precluding the Landlord from having or exercising such lawful remedies as may be and become necessary in order to preserve the Landlord’s right or the interest of the Landlord in the Leased Property and in this Lease, even before the expiration of any notice periods provided for in this Lease, if under the particular circumstances then existing the allowance of such notice periods will prejudice or will endanger the rights and estate of the Landlord in this Lease and in the Leased Property. In addition, any provision of this Lease to the contrary notwithstanding, no provision of this Lease shall delay or otherwise limit Landlord’s right to seek injunctive relief or Tenant’s obligation to comply with any such injunctive relief.

12.3 Landlord Event of Default; Tenant Remedies. It shall be an Event of Default by Landlord hereunder and a breach of this Lease if Landlord shall fail to perform any obligation of Landlord expressly contemplated in this Lease, and such failure shall continue for a period of sixty (60) days after written notice thereof from Tenant; provided, however, if such failure is incapable of cure by Landlord within such sixty (60) days after Landlord’s diligent and continuous efforts to cure the same, Landlord shall have up to an additional period of sixty (60) days for a total of one hundred twenty (120) days to cure the same. Tenant shall have, as its sole and exclusive remedy for any such Event of Default by Landlord hereunder, the right to either (i) bring and pursue an action for specific performance against Landlord with respect to such Event of Default, in which event, Tenant shall specifically waive any right to pursue a claim for damages, or (ii) bring and pursue an action for actual damages caused by Landlord’s own gross negligence or willful misconduct. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW OR IN EQUITY, TO THE CONTRARY NOTWITHSTANDING, TENANT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, IN ANY ACTION OR PROCEEDING AGAINST LANDLORD ARISING UNDER OR WITH RESPECT TO THIS LEASE, ANY RIGHT, POWER OR PRIVILEGE TENANT MAY HAVE TO TERMINATE THIS LEASE OR TO CLAIM OR RECEIVE ANY PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER SPECIAL DAMAGES (INCLUDING LOST PROFITS AND ANY CLAIMS FOR LOSS OF FUTURE REVENUES FROM LOSS OF USE OF THE LEASED PROPERTY), AND TENANT ACKNOWLEDGES AND AGREES THAT THE REMEDIES HEREIN PROVIDED WILL IN ALL CIRCUMSTANCES BE ADEQUATE. Landlord and Tenant acknowledge and agree that to the extent the provisions of this Section 12.3 conflict with any Applicable Laws, the terms and provisions of this Section 12.3 shall control.

12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Lease in such order as Landlord may determine or as may be prescribed by the laws of the State where the Leased Property is located.

12.5 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall occur and be continuing, Landlord may, after notice to Tenant and Tenant’s failure to cure such Event of Default within the applicable cure period, but shall have no obligation to, perform the same for the account and at the expense of Tenant. If, at any time and by reason of such Event of Default, Landlord is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense in the enforcement of its rights hereunder or otherwise, such sum or sums, together with interest thereon at the Overdue Rate shall be deemed Additional Rent hereunder and shall be repaid to Landlord by Tenant promptly when billed therefor, and Landlord shall have all the same rights and remedies in respect thereof as Landlord has in respect of the rents herein reserved.

12.6 Landlord’s Security Interest and Lien.

12.6.1 Landlord shall have, and Tenant hereby grants, a security interest (a) in Tenant’s books and records necessary to operate the Leased Property, and (b) the Reserve Account. The security interest is granted for the purpose of securing the payment of Rent, Additional Charges, assessments, penalties and damages herein covenanted to be paid by Tenant. Upon an Event of Default, Landlord shall have all remedies available under the Uniform Commercial Code enacted in the State where the Leased Property are located including, but not limited to, the right to take possession of the above-mentioned property and dispose of it by sale in a commercially reasonable manner. Tenant hereby authorizes Landlord to file such financing statements as Landlord deems necessary and appropriate in such jurisdictions and Landlord deems necessary and appropriate for the purpose of serving notice to third parties of the security interest herein granted.

12.6.2 Landlord shall have at all times during the Term of this Lease, a valid lien for all rents and other sums of money becoming due hereunder from Tenant, upon all goods, accounts, wares, merchandise, inventory, furniture, fixtures, equipment, vehicles and other personal property and effects of Tenant situated in or upon the Leased Property, excluding Tenant’s Personal Property, and such property shall not be removed therefrom except in accordance with the terms of this Lease without the approval and consent of Landlord until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. Alternatively, the lien hereby granted may be foreclosed in the manner and form provided by law for foreclosure of security interests or in any other manner and form provided by law. The statutory lien for Rent, if any, is not hereby waived and the express contractual lien herein granted is in addition thereto and supplementary thereto. Tenant agrees to execute and deliver to Landlord from time to time during the Term of this Lease such financing statements as may be required by Landlord in order to perfect the Landlord’s lien provided herein or granted or created by state law. Tenant further agrees that during the continuance of an Event of Default, Tenant shall not make any distributions to its shareholders, partners, members or other owners and any such distributions shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.

12.7 Collateral Assignment. As additional security for Tenant’s performance of its obligations hereunder, Tenant hereby collaterally assigns to Landlord, to the extent assignable, all of Tenant’s right, title and interest in Permits and Operating Contracts and Information Technology and Software held by Tenant and necessary and used to operate the Leased Property for its Permitted Use. Such collateral assignment shall become an outright assignment and shall be effective upon the expiration or earlier termination of this Lease by Landlord as a result of an Event of Default by Tenant without the need to execute any additional instruments evidencing such assignment. Tenant agrees and acknowledges that any third party may rely upon a written statement by Landlord as to Tenant’s Event of Default and the termination of this Lease. Notwithstanding the foregoing, Tenant agrees to execute and deliver to Landlord, upon the termination of this Lease by Landlord as a result of a Tenant Event of Default, such instruments evidencing the assignment contemplated hereby as may be reasonably required by Landlord.

ARTICLE 13

HOLDING OVER

If Tenant or any other person or party shall remain in possession of the Leased Property or any part thereof following the expiration of the Term or earlier termination of this Lease without an agreement in writing between Landlord and Tenant with respect thereto, the person or party remaining in possession shall be deemed to be a tenant at sufferance, and during any such holdover, the Rent payable under this Lease by such tenant at sufferance shall be double the rate or rates in effect immediately prior to the expiration of the Term or earlier termination of this Lease. In no event, however, shall such holding over be deemed or construed to be or constitute a renewal or extension of this Lease.

ARTICLE 14

LIABILITY OF LANDLORD; INDEMNIFICATION

14.1 Liability of Landlord. Except as set forth in this Lease, Landlord and its Affiliates shall not be liable to Tenant, its employees, agents, invitees, licensees, customers or clients for any damage, injury, loss, compensation or claim, including, but not limited to, claims for the interruption of or loss to Tenant’s business, based on, arising out of or resulting from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct), including, but not limited to: (a) repairs to any portion of the Leased Property; (b) interruption in Tenant’s use of the Leased Property; (c) any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of any equipment within the Leased Property, including without limitation, heating, cooling, electrical or plumbing equipment or apparatus; (d) the termination of this Lease by reason of the condemnation or destruction of the Leased Property in accordance with the provisions of this Lease; (e) any fire, robbery, theft, mysterious disappearance or other casualty; (f) the actions of any other person or persons other than an Affiliated Person of Landlord; (g) any leakage or seepage in or from any part or portion of the

Leased Property, whether from water, rain or other precipitation that may leak into, or flow from, any part of the Leased Property, or from drains, pipes or plumbing fixtures in the Leased Improvements; (h) any condition relating to the Environment; and (i) the existence of any Hazardous Substance located at, on or in the Land. Any goods, property or personal effects stored or placed by the Tenant or its employees in or about the Leased Property including Tenant’s Personal Property, shall be at the sole risk of the Tenant.

14.2 Indemnification of Landlord. Tenant shall defend, indemnify, pay, save and hold Landlord harmless from and against any and all liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs and expenses of every kind or nature, including reasonable attorneys’ fees and court costs, incurred by Landlord, arising directly or indirectly from: (a) any failure by Tenant to perform any of the terms, provisions, covenants or conditions of this Lease, on Tenant’s part to be performed including but not limited to the payment of any fee, cost or expense which Tenant is obligated to pay and discharge hereunder, (b) any accident, injury or damage which shall happen at, in or upon the Leased Property, however occurring; (c) any matter or thing growing out of the condition, occupation, maintenance, alteration, repair, use or operation by any person of the Leased Property, or any part thereof, or the operation of the business contemplated by this Lease to be conducted thereon, thereat, therein, or therefrom arising during the Term; (d) any failure of Tenant to comply with the Legal Requirements as provided for or required under this Agreement; (e) any discharge of any Hazardous Substance or contamination of the Leased Property or the ground water thereof, arising during the Term, whether caused by of Tenant or Tenant Affiliate, their employees, agents, invitees, customers, licensees or contractors; (f) any discharge of toxic or hazardous sewage or waste materials from the Leased Property into any septic facility or sanitary sewer system serving the Leased Property arising on or after the date Tenant takes possession of the Leased Property, whether by Tenant or Tenant Affiliate, their employees, agents, invitees, customers, licensees or contractors; or (g) any other act or omission of Tenant or Tenant Affiliate, or any of their employees, agents, invitees, customers, licensees or contractors. Notwithstanding anything set forth above in this Section 14.2, Tenant shall not be liable for or be obligated to defend, indemnify, pay, save and hold Landlord harmless from and against any liabilities, obligations, losses, damages, injunctions, suits, actions, fines, penalties, claims, demands, costs or expenses of any kind or nature, including reasonable attorneys’ fees and court costs, resulting from Landlord’s failure to materially perform any terms, conditions or covenants of this Lease, on Landlord’s part to be performed or its gross negligence or willful misconduct. Tenant’s indemnity obligations under this Article and elsewhere in this Lease arising prior to the termination or permitted assignment of this Lease shall survive any such termination or assignment.

14.3 Notice of Claim or Suit. Tenant shall promptly notify Landlord of any claim, action, proceeding or suit instituted or threatened against Tenant or Landlord of which Tenant receives notice or of which Tenant acquires knowledge. In the event Landlord is made a party to any action for damages or other relief against which Tenant has indemnified Landlord, as aforesaid, Tenant shall at its own expense using counsel reasonably approved by Landlord, diligently defend Landlord, pay all costs in such litigation or, at Landlord’s option and expense, Landlord may nonetheless engage its own counsel in connection with its own defense or settlement of said litigation in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense. In the event Landlord is required to secure its own counsel due to a conflict in the interests of Tenant and Landlord in any action for damages or other relief against which Tenant has indemnified Landlord, Tenant shall pay all of Landlord’s reasonable costs in such litigation. Tenant is required to approve a settlement agreement for any such claim or suit as requested by Landlord and which is consistent with applicable insurance company requirements, unless Tenant posts a bond or other security acceptable to Landlord for any potentially uninsured liability amounts.

14.4 Limitation on Liability. In the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against the Landlord’s interest in the Leased Property. In no event shall any partner, member, officer, director, stockholder or shareholder of Landlord or any partner thereof or Affiliated Person or Subsidiary thereof, be personally liable for the obligations of Landlord hereunder.

ARTICLE 15

REIT AND UBTI REQUIREMENTS

Tenant understands that, in order for Landlord to qualify as a real estate investment trust (a “REIT”) under the Code, the following requirements must be satisfied. The parties intend that amounts to be paid by Tenant hereunder and received or accrued, directly or indirectly, by Landlord with respect to the Leased Property (including any rents attributable to personal property that is leased with respect thereto) will qualify as “rents from real property” (within the meaning of Code Section 856(d) and Section 512(b)(3)), and that neither party will take, or permit to take, any action that would cause any amount received by the Landlord under this Lease to fail to qualify as such under the Code. Consistent with this intent, the parties agree that:

15.1 Limitations on Rents Attributable to Personal Property. “Rents attributable to any personal property” leased to the Tenant cannot exceed fifteen percent (15%) of the total rent received or accrued by Landlord under this Lease for the Fiscal Year of the Landlord. In addition, Landlord’s customary practice is to limit “rents attributable to any personal property” to twelve and one-half percent (12.5%) of the total rent received or accrued by Landlord pursuant to any lease agreement. Consistent therewith, the average of the fair market values of the personal property (within the meaning set forth in Section 1.512(b) 1(c)(3)(ii) of the applicable Treasury Regulations) that is leased to Tenant with respect to the Leased Property at the beginning and end of a Fiscal Year cannot exceed twelve and one-half percent (12.5%) of the average of the aggregate fair market values of the real and personal property comprising such Leased Property that is leased to Tenant under such lease at the beginning and end of such Fiscal Year (the “REIT Personal Property Limitation”). If Landlord reasonably anticipates that the REIT Personal Property Limitation will be exceeded with respect to the Leased Property for any Fiscal Year, Landlord may, at Landlord’s sole option and absolute discretion restructure the ownership of Landlord and/or Landlord’s ownership of the personal property (including, without limitation, transfer such personal property to Enchanted Village TRS Corp under the Personal Property Lease), and lease, or cause an Affiliate to lease, to Tenant, pursuant to a separate lease agreement, such personal property, and Tenant agrees that it shall cooperate with Landlord in good faith in connection with such restructuring and shall execute any separate or amended lease agreements, provided the same do not materially affect Tenant’s rights and obligations under this Lease.

15.2 Basis for Sublease Rent Restricted. Tenant cannot sublet the property that is leased to it by Landlord, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) and Section 512(b)(3) of the Code and regulations promulgated thereunder.

15.3 Landlord Affiliate Subleases Restricted. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any person in which Landlord owns, directly or indirectly, a ten percent (10%) or more interest, with the meaning of Section 856(d)(2)(B) of the Code, and any such action shall be deemed void ab initio. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that Landlord would be deemed to control within the meaning of Section 512(b)(13) of the Code.

15.4 Landlord Interests in Tenant Restricted. Anything to the contrary in this Lease notwithstanding, neither party shall take, or permit to take, any action that would cause Landlord to own, directly or indirectly, a ten percent (10%) or greater interest in the Tenant within the meaning of Section 856(d)(2)(B) of the Code, and any similar or successor provision thereto, and any such action shall be deemed void ab initio. In addition, anything to the contrary in this Lease notwithstanding, Tenant shall not take or permit to take, any action that would cause Landlord to own, directly or indirectly, such interest in Tenant such that amounts received from Tenant would represent amounts received from a controlled entity within the meaning of Section 512(b)(13) of the Code.

15.5 Landlord Services. Any services provided by, or on behalf of, Landlord will not prevent any amounts received or accrued from qualifying as “rents from real property” (within the meaning of Section 856(d)(2) or Section 512(b)(3) of the Code.

15.6 Certain Subtenants Prohibited. Anything to the contrary in this Lease notwithstanding, Tenant shall not sublease the Leased Property to, or enter into any similar arrangement with, any Person that would be described in Section 514(c)(9)(B)(iii) or (iv) of the Code.

15.7 Future Amendment. Tenant hereby agrees to amend this Article 15 from time to time as Landlord deems necessary or desirable in order to effectuate the intent hereof, so long as such amendments do not materially alter the economic terms of this Lease.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Transfers Prohibited Without Consent. Tenant shall not, without the prior written consent of Landlord in each instance, which consent may be withheld in Landlord’s sole opinion and discretion, sell, assign, sublease, license, concession or otherwise transfer this Lease, or Tenant’s interest in the Leased Property together with all interests of Tenant in all property of any nature located and used at the Leased Property (including without limitation Tenant’s Personal Property), in whole or in part, or any rights or interest which Tenant may have under this Lease, or sublet, license or concession any part of the Leased Property, or grant or permit any Lien or encumbrance on or security interest in Tenant’s interest in this Lease, except as set forth in this Article 16. Notwithstanding the foregoing, in the event that Tenant elects to sell, assign or otherwise transfer this Lease, or Tenant’s interest in the Leased Property, in whole but not in part, to an Affiliated Person, then Landlord shall not unreasonably withhold its consent to such sale, assignment or transfer provided (a) Tenant gives Landlord prior written notice of such sale or assignment, (b) there shall exist no uncured Event of Default by Tenant under this Lease as of the date of such sale or assignment, (c) such assignment shall constitute an assignment of all of Tenant’s rights, and an assumption of all of Tenant’s obligations arising from and after the date of such assignment, under this Lease, the Pooling Agreement and all other agreements, documents and instruments evidencing the transactions contemplated by this Lease (collectively, the “Lease Related Documents”), (d) Tenant shall remain liable under this Lease, the Pooling Agreement and the Lease Related Documents for the remaining Term, (e) such assignee expressly assumes in writing all of Tenant’s obligations under this Lease and the Lease Related Documents, and all of the obligations of the tenants under the Affiliated Leases, in each case arising from and after the date of such assignment, (f) such assignee or purchaser shall continue to operate the Leased Property as a Theme Park consistent with Comparable Theme Parks, and (g) such assignee or purchaser is not, and/or is not controlled by, in Landlord’s reasonable determination, a Person or Persons known in the community as being of bad moral character or who has been convicted of a felony on any state or federal court. Furthermore, and notwithstanding the foregoing, in the event that Tenant elects to sell, assign or otherwise transfer this Lease, or Tenant’s interest in the Leased Property, in whole but not in part, to a third party at arm’s length (a “Permitted Third-Party Assignee”) as part of a sale of the entire Business, then Landlord shall not unreasonably withhold its consent to such sale, assignment or transfer provided (i) Tenant gives Landlord prior written notice of such sale or assignment, (ii) there shall exist no uncured Event of Default by Tenant under this Lease as of the date of such sale or assignment, (iii) Tenant shall remain liable for any and all obligations of Tenant under this Lease, the Pooling Agreement and the Lease Related Documents for the period prior to the date of such assignment; provided, however, that Tenant and the PARC Guarantors shall be released from liability for any and all of their respective obligations under this Lease, the Pooling Agreement and the Lease Related Documents after the date of such assignment, (iv) such assignment shall constitute an assignment of all of Tenant’s rights, and an assumption of all of Tenant’s obligations arising from and after the date of such assignment, under this Lease, the Pooling Agreement and the Lease Related Documents, (v) such Permitted Third-Party Assignee expressly assumes in writing all of Tenant’s obligations under this Lease and the Lease Related Documents, and all of the obligations of the tenants under the Affiliated Leases, in each case arising form and after the date of such assignment, (vi) such Permitted Third-Party Assignee covenants and agrees to continue to operate the Leased Property as a Theme Park consistent with Comparable Theme Parks, (vii) such Permitted Third-Party Assignee has a financial net worth of at least TWENTY MILLION AND NO/100 DOLLARS ($20,000,000.00), exclusive of the amount of the Security Deposit held by Landlord hereunder, (viii) such Permitted Third-Party Assignee has a demonstrated history of operating Comparable Theme Parks, (ix) Tenant, or the then tenant(s) under the Affiliated Leases, assigns, sells or transfers all of the Affiliated Leases, or all of its interests in the Leased Property under, and as defined in, the Affiliated Leases to such Permitted Third-Party Assignee, in whole and not in part, in connection with the assignment, sale or transfer of this Lease, or Tenant’s interest in the Leased Property, and (x) such Permitted Third-Party Assignee is not, and/or is not controlled by, in Landlord’s reasonable determination, a Person or Persons known in the community as being of bad moral character or who has been convicted of a felony on any state or federal court. Any sale, assignment, sublease, license, concession or transfer of this Lease without the prior written consent of Landlord shall be voidable at Landlord’s option.

16.2 Indirect Transfer Prohibited Without Consent. A sale, assignment, pledge, transfer, exchange or other disposition (“Transfer”) of any equitable interest in Tenant or any Person Controlling Tenant which results in a change or transfer of management or control of Tenant, or a merger, consolidation or other combination of Tenant with another entity which results in a change or transfer of management or control of Tenant, shall be deemed an assignment hereunder and shall be subject to Section 16.1 hereof. For purposes hereof, exchange or transfer of management or control or effective control, shall mean a transfer of 50% or more of the economic benefit of, or Control of, any such entity. A Transfer to a trust for estate planning purposes or a Transfer as the result of the death or incapacity of any Person, shall not constitute a Transfer for purposes of Section 16.1 above.

16.3 Adequate Assurances. Without limiting any of the foregoing provisions of this Article, if, pursuant to the U.S. Bankruptcy Code, as the same may be amended from time to time, Tenant is permitted to assign or otherwise transfer its rights and obligations under this Lease in disregard of the restrictions contained in this Article, the assignee shall be deemed to agree to provide adequate assurance to Landlord (a) that any Additional Minimum Rent shall not decline substantially after the date of such assignment, (b) of the continued use of the Leased Property solely in accordance with the Permitted Use thereof, (c) of the continuous operation of the business in the Leased Property in strict accordance with the requirements of Article 4 hereof, and (d) of such other matters as Landlord may reasonably require at the time of such assumption or assignment. Without limiting the generality of the foregoing, adequate assurance shall include, without limitation, the requirement that any such assignee shall (i) have a net worth (exclusive of good will) of not less than the aggregate of the Rent due and payable for the previous Fiscal Year, and (ii) continue the Security Deposit. Such assignee shall expressly assume this Lease by an agreement in recordable form, an original counterpart of which shall be delivered to Landlord prior to an assignment of this Lease. Any approval of such successor Tenant shall not affect or alter Landlord’s approval rights of each manager of the Leased Property or successor Tenants.

16.4 Landlord Transfers. Landlord may, in its sole and absolute discretion, sell, assign, convey or otherwise transfer its interest in this Lease or the Leased Property, or any portion thereof, or any interest therein, directly or indirectly, to any Person, without the consent of Tenant. Tenant shall attorn to any such transferee and continue to be bound by the Lease in the event of any such transfer; provided such transferee acknowledges this Lease and agrees in writing to be bound by all terms and conditions hereof applicable for any period from and after the date of such assignment.

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1 Estoppel Certificates. Tenant shall from time to time, within fifteen (15) days after request by Landlord and without charge, give a Tenant Estoppel Certificate in the form (or substantially the form) of Exhibit F attached hereto and containing such other matters as may be reasonably requested by Landlord to any person, firm or corporation specified by Landlord.

17.2 Monthly Financial Statements. Throughout the Term of this Lease, Tenant shall prepare and deliver to Landlord: (i) within ten (10) calendar days after the end of each Accounting Period during the Term hereof, a statement of Total Facility Revenues and Adjusted Total Facility Revenues, and (ii) within twenty (20) calendar days after the end of each Accounting Period, an income (or profit and loss) statement and operating balance sheet showing the results of the operation of the Leased Property for the immediately preceding month and for the Fiscal Year to date, an accounts receivable member’s aging report and a manager’s summary report covering trading results and significant operating issues. This information shall be provided to Landlord under a complete financial statement for the Business which shall be delivered within the designated time periods in the form customarily provided in the industry and approved in advance by the Landlord. The aforesaid financial statements shall be accompanied by an Officer’s Certificate which, for purposes hereof shall mean a Certificate of the Chief Executive Officer or the Chief Financial Officer of Tenant (or of Tenant’s general partner or managing member, if applicable) (an “Officer’s Certificate”) in which such Officer shall certify to the best of such Officer’s knowledge (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of the Tenant at and as of the dates thereof and the results of its operations for the period covered thereby, and (b) that no Event of Default has occurred and is continuing hereunder.

17.3 Annual Financial Statements. Tenant shall deliver to Landlord within sixty (60) days after the end of each Fiscal Year, a profit and loss statement, balance sheet and statement of cash flow showing results from the operation of the Leased Property during such Fiscal Year, including without limitation, an accounting if the calculation of Additional Minimum Rent and amounts paid into the Reserve, and reasons for material variations from the approved budget for such year. The aforesaid financial statements shall be accompanied by an Officer’s Certificate which, for purposes hereof shall mean a Certificate of the Chief Executive Officer or the Chief Financial Officer of Tenant (which Certificate shall also be certified by another officer, or partner or member of Tenant) in which such Officer shall certify to the best of such Officer’s knowledge (a) that such statements have been properly prepared in accordance with GAAP and are true, correct and complete in all material respects and fairly present the consolidated financial condition of the Tenant at and as of the dates thereof and the results of its operations for the period covered thereby, and (b) that no Event of Default has occurred and is continuing hereunder. Tenant shall also deliver to Landlord at any time and from time-to-time, upon not less than twenty (20) days notice from Landlord, any financial statements or other financial reporting information required to be filed by Landlord with the SEC or any other governmental authority or required pursuant to any order issued by any Governmental Agencies or arbitrator in any litigation to which Landlord is a party for purposes of compliance therewith (“Additional

Information”). If Tenant is required to incur any additional material out of pocket costs, fees and expenses in preparing such Additional Information other than in the ordinary course of Tenant’s obligations hereunder, Landlord shall reimburse Tenant for all reasonable costs, fees and expenses incurred in such preparation. The financial statements required herein are in addition to the statements required under Section 3.3.2 hereof. Notwithstanding the foregoing, in the event that Tenant’s financial records are not otherwise being reviewed or audited by an independent certified public accountant then the Landlord will accept financial statements certified true and correct by the Chief Financial Officer of Tenant to the best of such Officer’s knowledge (or of Tenant’s general partner or managing member, if applicable). In connection with Landlord’s responsibility to maintain effective internal controls over financial reporting and the requirements for complying with the Sarbanes-Oxley Act of 2002, Tenant hereby agrees to provide reasonable access to the Leased Property, including the Leased Property’s books and records, upon reasonable prior oral or written notice to Tenant and reasonable assistance necessary to Landlord that will allow Landlord to conduct activities necessary to satisfy such responsibilities, including but not limited to the activities stipulated by the Public Company Accounting Oversight Board in its release 2004-1, or other similarly promulgated guidance by other regulatory agencies. Tenant shall be reimbursed its reasonable expenses incurred for all such services and assistance requested by Landlord. Landlord agrees to provide Tenant with appropriate notice regarding the conduct of the activities anticipated in this provision. Tenant agrees to provide, at Landlord’s request and expense, evidence of Tenant’s documented policies, if any, regarding “whistle-blower” procedures and regarding the reporting of fraud or misstatements involving financial reporting of the Leased Property.

17.4 Records. Tenant shall keep and maintain at all times in accordance with GAAP (separate and apart from its other books, records and accounts) complete and accurate up to date books and records adequate to reflect clearly and correctly the results of operations of the Leased Property, on an accrual basis, including but not limited to, each calculation of Additional Minimum Rent. Such books and records shall be kept and maintained at the Leased Property or Tenant’s principal office at c/o PARC 7F-Operations Corporation, 910 Philips Street, Jacksonville, Florida 32207. Landlord or its representatives shall have, at all reasonable times during normal business hours, reasonable access, on reasonable advance notice, to examine and copy the books and records pertaining to the Leased Property. Such books and records shall be available for at least four (4) years after the applicable quarterly calculation of Additional Minimum Rent for Landlord’s inspection, copying, review and audit at Landlord’s expense during reasonable business hours and upon reasonable notice for the purpose of verifying the accuracy of Tenant’s calculation of Additional Minimum Rent.

17.5 General Operations Budget. In addition to the Reserve Estimate, Tenant shall furnish to Landlord, on or before November 1 of each Fiscal Year proposed annual budgets and business plan in a form satisfactory to Landlord and consistent with the then standards for Comparable Theme Parks setting forth the strategic plans of the Business, with specific departmental support plans, and projected income and costs and expenses projected to be incurred by Tenant in managing, leasing, maintaining and operating the Business during the following Fiscal Year. The foregoing annual budgets and business plan shall be furnished to Landlord prior to the foregoing referenced date for Landlord’ approval.

17.6 Quarterly Meetings. At Landlord’s request, Tenant shall make the Tenant’s property management team and the executive officers of Tenant (or of Tenant’s general partner or managing member, if applicable) available to meet with Landlord once during each Fiscal Quarter to discuss the Reserve Estimate, the annual budgets and any other items related to the operation of the Business, which Landlord wishes to discuss. Such meetings shall be conducted at a location mutually agreeable to Landlord and Tenant and each of Landlord and Tenant shall be solely responsible for their respective expenses in connection with such meetings. Tenant agrees to give good faith consideration to any suggestions or requests that Landlord may have.

17.7 Tenant Financial Statements. For so long as Landlord is an Affiliate of CNL Income Properties, Inc., or its successors, Landlord shall have the right, at Landlord’s sole discretion, to require Tenant to prepare and deliver to Landlord, within sixty (60) days after the end of each Fiscal Year during which a Materiality Threshold Period (as hereinafter defined) occurs, a balance sheet, income statement, statement of owner’s equity, cash flows and footnotes with respect to Tenant audited and certified by an independent certified public accountant who is actively engaged in the practice of his profession and who is acceptable to Landlord (which financial statements may be presented on a consolidated basis with PARC Investors so long as such financial statements satisfy Landlord’s requirement of Tenant to provide audited financial statements of “Significant Tenant” pursuant to the terms of SEC Staff Accounting Bulletin No. 71). The foregoing financial statements and reports shall be certified to Landlord by such independent certified public accountant that such statements have been properly prepared in accordance with GAAP and are true, correct, and complete in all material respects and fairly present the consolidated financial condition of Tenant at and as of the dates thereof and the results of all of its operations for the period covered thereby. For the purposes hereof, the term “Materiality Threshold Period” shall mean any period of time during the Term during which Tenant, either itself or together with its Affiliates, leases, operates or manages properties owned by Landlord or its Affiliates that, in the aggregate, comprise more than twenty percent (20%) of the total assets of CNL Income Properties, Inc., or its successors, as reasonably determined by Landlord.

ARTICLE 18

LANDLORD’S RIGHT TO INSPECT

Landlord, Mortgagee and their agents shall have the right, upon at least one (1) Business Day’s advance notice to Tenant, to enter upon the Leased Property or any portion thereof at any reasonable time to inspect the same, including but not limited to, the operation, sanitation, safety, maintenance and use of the same, or any portions of the same and to assure itself that Tenant is in full compliance with its obligations under this Lease (but Landlord and Mortgagee shall not thereby assume any responsibility for the performance of any of Tenant’s obligations hereunder, nor any liability arising from the improper performance thereof). In making any such inspections, neither Landlord nor Mortgagee shall unduly interrupt or interfere with the conduct of Tenant’s Business.

ARTICLE 19

FACILITY MORTGAGES

19.1 Subordination. This Lease, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property are hereby agreed by Tenant to be and are hereby made junior, inferior, subordinate and subject in right, title, interest, lien, encumbrance, priority and all other respects to any mortgage or mortgages and security interests now or hereafter in force and effect upon or encumbering Landlord’s interest in the Leased Property, or any portion thereof, and to all collateral assignments by Landlord to any third party or parties of any of Landlord’s rights under this Lease or the rents, issues and profits thereof or therefrom as security for any liability or indebtedness, direct, indirect or contingent, of Landlord to such third party or parties, and to all future modifications, extensions, renewals, consolidations and replacements of, and all amendments and supplements to any such mortgage, mortgages or assignments, and upon recording of any such mortgage, mortgages or assignments, the same shall be deemed to be prior in dignity, lien and encumbrance to this Lease, Tenant’s interest hereunder and Tenant’s leasehold interest in and to the Leased Property irrespective of the dates of execution, delivery or recordation of any such mortgage, mortgages or assignments (such mortgages, mortgages, security interests, assignments, modifications, extensions, renewals, amendments, supplements and replacement being a “Facility Mortgage”); provided however, this Lease shall not be subordinate to any Facility Mortgage unless and until Landlord provides Tenant with the Non-Disturbance Agreement (defined below). Tenant shall reasonably cooperate with Landlord and any Mortgagee or potential Mortgagee in connection with a Facility Mortgage, including, but not limited to, consenting to non-material and reasonable amendments to this Lease as may be requested by such Mortgagee, provided that such amendments do not materially alter or increase the economic terms of this Lease to Tenant or modify Tenant’s obligations hereunder. Any and all costs, fees and expenses incurred by Landlord in connection with any Facility Mortgage shall not be included as part of Landlord’s Additional Investment. Tenant agrees if Landlord or Mortgagee shall request that Tenant execute and deliver any further instrument or agreement of subordination of this Lease or Tenant’s interest hereunder or Tenant’s leasehold interest in the Leased Property to any such Facility Mortgage, in confirmation or furtherance of or in addition to the foregoing subordination provisions of this Section, Tenant shall promptly execute and deliver the same to the requesting party in form reasonably satisfactory to Tenant. Tenant agrees that it will, from time to time, execute such documentation as may be reasonably requested by Landlord and any Mortgagee (a) to assist Landlord and such Mortgagee in establishing or perfecting any security interest in Landlord’s interest in the Reserve and any funds therein; and (b) to facilitate or allow Landlord to encumber the Leased Property or any portion thereof as herein contemplated. If, within thirty (30) calendar days following Tenant’s receipt of a written request by Landlord or the holder or proposed holder of any such Facility Mortgage, Tenant shall fail or refuse or shall have not executed any such further instrument or agreement of subordination, which satisfies the criteria set forth in this Section 19.1 and the required Non-Disturbance Agreement has been executed and delivered to Tenant, Tenant shall be in breach and default of its obligation to do so and of this Lease and Landlord shall be entitled thereupon to exercise any and all remedies available to Landlord pursuant to this Lease or otherwise provided by law. Prior to the recordation of any Facility Mortgage, Landlord shall obtain from the Mortgagee thereunder, a subordination, non-disturbance and attornment agreement (“Non-Disturbance Agreement”) in form and content reasonably acceptable to Tenant and Mortgagee, which Non-Disturbance Agreement shall provide, among other things, that in the event of a foreclosure of the Facility Mortgage (or a deed in lieu of foreclosure), or other exercise by Mortgagee (or any successor to such Mortgagee) of any of its remedies upon an Event of Default, in connection with which title or possession of the Leased Property is transferred to the Mortgagee, or to a purchaser at foreclosure, or to a subsequent purchaser from Mortgagee, provided Tenant shall not be in Default hereunder, this Lease shall not be terminated and Tenant shall not be disturbed in its rights hereunder. The Non-Disturbance Agreement shall expressly provide that this Lease is subordinate in all respects to the Facility Mortgage, subject to the terms of the Non-Disturbance Agreement. Tenant agrees to execute and deliver to Mortgagee, the Non-Disturbance Agreement subject to Mortgagee’s execution and delivery of the same to Tenant.

19.2 Attornment. Tenant shall and hereby agrees to attorn, and be bound under all of the terms, provisions, covenants and conditions of this Lease and the Ground Lease, to any successor of the interest of Landlord under this Lease, or the Ground Lessor under the Ground Lease, as applicable, for the balance of the Term of this Lease remaining at the time of the succession of such interest to such successor. In particular, in the event that any proceedings are brought for the foreclosure of any Facility Mortgage, Tenant shall attorn to the purchaser at any such foreclosure sale and recognize such purchaser as Landlord under this Lease. Tenant agrees that neither the purchaser at any such foreclosure sale nor the foreclosing Mortgagee or holder of any such Facility Mortgage shall have any liability for any act or omission of Landlord, be subject to any offsets or defenses which Tenant may have as claims against Landlord, or be bound by any advance rents which may have been paid by Tenant to Landlord for more than the current period in which such rents come due.

19.3 Rights of Mortgagees and Assignees. Provided Landlord has given Tenant written notice thereof, any Mortgagee shall have the right to unilateral enjoyment, exercise or control over the rights, remedies, powers and interests of Landlord hereunder, or otherwise arising under Applicable Law, as assigned or granted to such Mortgagee by Landlord or as provided in any Facility Mortgage. At the time of giving any notice of Default to Landlord, Tenant shall mail or deliver to any Mortgagee of whom Tenant has received written notice, a copy of any such notice. No notice of Default or termination of this Lease by Tenant shall be effective until each Mortgagee shall have been furnished a copy of such notice by Tenant. In the event Landlord fails to cure any Default by it under this Lease, the Mortgagee shall have, at its option, a period of thirty (30) days after expiration of any cure period of Landlord within which to remedy such Default of Landlord or to cause such default to be remedied. In the event that the Mortgagee elects to cure any such Default by Landlord, then Tenant shall accept such performance on the part of such Mortgagee as though the same had been performed by Landlord, and for such purpose Tenant hereby authorizes any Mortgagee to enter upon the Leased Property to the extent necessary to exercise any of Landlord’s rights, powers and duties under this Lease. If, in the event of any Default by Landlord which is reasonably capable of being cured by a Mortgagee, the Mortgagee promptly commences and diligently pursues to cure the Default, then Tenant will not terminate this Lease or cease to perform any of its obligations under this Lease so long as the Mortgagee commences to cure within the foregoing thirty (30) day period and is, with due diligence, engaged in the curing of such Default.

ARTICLE 20

ADDITIONAL COVENANTS OF TENANT

20.1 Conduct of Business. Tenant shall not engage in any business on the Leased Property other than for the Permitted Use, and any activities incidental thereto, and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate, limited partnership, limited liability company or other entity status and existence and its rights and licenses necessary to conduct such business.

20.2 Additional Covenants of Tenant. In addition to the other covenants and representations of Tenant herein and in this Lease, Tenant hereby covenants, acknowledges and agrees that Tenant shall:

(a) Not guaranty any obligation of any Person.

(b) Pay or cause to be paid all lawful claims for labor and rents with respect to the Leased Property.

(c) Pay or cause to be paid all trade payables.

(d) Not declare, order, pay or make, directly or indirectly, any distribution or any payments to any shareholders, members or Affiliated Persons as to Tenant (other than payments in the ordinary course of business and payments pursuant to any management agreements with any such Affiliate which were previously approved by Landlord in accordance with the terms of this Lease), or set apart any sum of property therefor, or agree to do so, if, at the time of such proposed action or immediately after giving effect thereto, any Event of Default shall exist.

(e) Except as otherwise permitted by this Lease, not sell, lease (as lessor or sublessor), transfer or otherwise dispose of or abandon, all or any material portion of its assets or business to any Person, or sell, lease, transfer or otherwise dispose of or abandon any of the P&E or Tenant’s Personal Property; provided, however, Tenant may dispose of portions of the P&E or Tenant’s Personal Property which have become inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary, provided substitute equipment or fixtures having equal or greater value and utility have been provided.

(f) Provide and maintain throughout the Term, subject to the terms of this Lease, all Tenant’s Personal Property and P&E Replacements as shall be necessary in order to operate the Leased Property in compliance with applicable legal requirements and insurance requirements and otherwise in accordance with the Theme Park Systems Standards for Comparable Theme Parks. If, from and after the Effective Date, Tenant acquires an interest in any items of tangible personal property (other than motor vehicles) on, or in connection with the Leased Property which belong to anyone other than Tenant or an Affiliated Person, Tenant shall require the agreement permitting such use to provide that Landlord or its designee may assume Tenant’s rights and obligations under such agreement upon the termination of this Lease and any assumption of management or operation of the Leased Property by Landlord or its designee.

(g) Not, except as approved in writing by Landlord, either directly or indirectly, for itself, or through, or on behalf of, or in connection with any Person, divert or attempt to divert any business or customer of the Leased Property to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the good will associated with the Landlord or the Leased Property.

(h) Except for liabilities incurred in the ordinary course of business, not create, incur, assume or guarantee, or permit to exist or become or remain liable directly or indirectly upon, any Indebtedness except a Permitted Business Related Loan, Indebtedness of Tenant to Landlord (or, if unsecured and expressly subject to the terms of this Lease and Landlord’s interest hereunder, and payable solely out of excess cash flow after payment of all Rent hereunder, to Tenant’s shareholders, partners or members, as applicable). Tenant further agrees that the obligee in respect of any such Indebtedness shall agree in writing, in form and substance satisfactory to Landlord that (w) the payment of such Indebtedness shall be expressly subordinated in all respects to all of Tenant’s obligations under this Lease, (x) no remedies may be exercised by the obligee with respect to enforcement or collection of such Indebtedness until such time as this Lease shall be terminated and all of Tenant’s obligations hereunder shall have been discharged in full; (y) such Indebtedness shall not be assigned by the obligee to any other party; and (z) the obligee shall not initiate or join in any bankruptcy proceedings against Tenant. As used in this Section 20.2 (h) (and notwithstanding any other definition of Indebtedness herein), Indebtedness shall mean all obligations, contingent or otherwise, to pay or repay monies irrespective of whether, in accordance with GAAP, such obligations should be reflected on the obligor’s balance sheet as debt.

20.3 Leasehold Financing Prohibited. Tenant shall be prohibited from encumbering any or all of the Leased Property or any or all of its interest under this Lease, with leasehold financing without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.

20.4 2007 Season Passes. Tenant agrees to honor all 2007 season passes (including renewals of season passes) with respect to admission to the Theme Park located on the Land. Tenant further agrees to honor the obligations in connection with the “Dream Nite Sweepstakes”.

20.5 Minimum Net Worth. Tenant agrees that the aggregate Net Worth of Tenant and Affiliated Tenants shall be required to equal or exceed (i) $15,000,000, as of the Effective Date and through Fiscal Year 2008, and (ii) $20,000,000, commencing the first day of Fiscal Year 2009 and throughout the remainder of the Term (in either case, the “Minimum Net Worth Requirement”). Tenant acknowledges and agrees that the Minimum Net Worth Requirement shall be tested by Landlord twice each Lease Year (on the last day of July and on the last day of January) (each, a “Minimum Net Worth Test Date”). In the event the Minimum Net Worth Requirement is not satisfied as of the Effective Date or as of any Minimum Net Worth Test Date, Tenant and Affiliated Tenants shall, so long as the then Aggregate Lease Security Deposit does not equal or exceed the Aggregate Lease Security Deposit Cap, within thirty (30) days following receipt of written notice from Landlord or any Affiliated Landlord, increase the Aggregate Lease Security Deposit to an amount equal to $20,000,000. Any increase to the Aggregate Lease Security Deposit pursuant to the terms of this Section 20.5 shall be allocated among this Lease and the Affiliated Leases in Landlord’s and each Affiliated Landlord’s sole discretion.

20.6 Lease Coverage. For each Fiscal Year throughout the Term except for Fiscal Year 2008, Tenant and Affiliated Tenants shall be required to maintain a Lease Coverage of at least 1.2 during each Fiscal Year, which Lease Coverage shall be tested as of the last business day of each Fiscal Year during the Term (the “Yearly Lease Coverage Test”). In the event that the Yearly Lease Coverage Test is not satisfied for any given Fiscal Year other than Fiscal Year 2008, Tenant and Affiliated Tenants shall, so long as the then Aggregate Lease Security Deposit does not equal or exceed the Aggregate Lease Security Deposit Cap, within thirty (30) days following receipt or written notice from Landlord or any Affiliated Landlord, increase the Aggregate Lease Security Deposit by $2,000,000; provided, however, that increases to the Aggregate Lease Security Deposit as a result of failure to satisfy Yearly Lease Coverage Tests shall be limited to an aggregate amount of $10,000,000, in which event the Aggregate Lease Security Deposit shall not exceed $25,000,000. Tenant and Affiliate Tenants shall be further required to maintain an average Lease Coverage of 1.4 over a trailing 3 Fiscal Year period (commencing on the first day of Fiscal Year 8 and terminating on the last day of Fiscal Year 10) (the “Trailing 3 Year Lease Coverage Test”). In the event that the Trailing 3 Year Lease Coverage Test is not satisfied, Tenant and Affiliated Tenants shall, within thirty (30) days following receipt or written notice from Landlord or any Affiliated Landlord, increase the Aggregate Lease Security Deposit by the amount of $3,000,000, in which event the Aggregate Lease Security Deposit shall not exceed $28,000,000. Any increase to the Aggregate Lease Security Deposit pursuant to the terms of this Section 20.6 shall be allocated among this Lease and the Affiliated Leases in Landlord’s and each Affiliated Landlord’s sole discretion.

20.7 Capitalization Obligations of PARC Investors. It is acknowledged and agreed by PARC 7F, Landlord and Tenant that PARC Investors shall cause the aggregate amount of $15,000,000.00 (the “Aggregate Capital Contribution Amount”) to be subscribed to PARC Investors through a private placement of units of PARC Investors, (a) at least $5,000,000 of which (the “Initial Capital Contribution Amount”) shall be contributed to/invested in PARC Investors, and (b) the remainder of which (the “Remaining Capital Contribution Amount”) shall be committed to PARC Investors, no later than September 30, 2007 (the “Capital Raise Deadline”). Upon the earlier of (i) the Capital Raise Deadline, and (ii) the date upon which the Initial Capital Contribution Amount has been contributed to/invested in PARC Investors and the Remaining Capital Contribution Amount has been committed to PARC Investors, Tenant and Affiliated Tenants shall increase the Aggregate Lease Security Deposit by $5,000,000.00. Any increase to the Aggregate Lease Security Deposit pursuant to the terms of this Section 20.7 shall be allocated among this Lease and the Affiliated Leases in Landlord’s and each Affiliated Landlord’s sole discretion. In the event that PARC Investors has not, as of Capital Raise Deadline, (A) caused the Initial Capital Contribution Amount to be contributed to/invested in PARC Investors and provided evidence of same to Landlord, satisfactory to Landlord in its reasonable discretion, (B) provided Landlord copies of completed and executed subscription agreements or other instruments, satisfactory to Landlord in its reasonable discretion, evidencing that PARC Investors has obtained commitments for the Remaining Capital Contribution Amount to be contributed to/invested in PARC Investors, and (C) increased the Aggregate Lease Security Deposit by $5,000,000.00, then Tenant shall be in default under this Lease and Landlord shall have, and may exercise, all of Landlord’s rights and remedies under Section 12.2 hereof and under any other applicable provision of this Lease. Tenant shall cause PARC 7F and PARC Investors to execute a joinder and consent to this Lease, which joinder and consent shall provide that PARC 7F and Investors each acknowledges and agrees to the terms of, and to the performance of PARC 7F’s and PARC Investors’ obligations under, this Section 20.7.

20.8 Restricted Operating Expense Account. On the Effective Date, Tenant and Affiliated Tenants shall establish a segregated account in the aggregate amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) in their names (the “Restricted Operating Expense Account”), in a bank designated by Tenant and Affiliated Tenants and approved by Landlord. Tenant and Affiliated Tenants shall not use the funds in the Restricted Operating Expense Account for any purpose other than the payment of Rent and/or Operating Expenses with respect to the Leased Property and the Business under this Lease and the Affiliated Leases unless and until clauses (A), (B) and (C) of Section 20.7 above have been satisfied by the Capital Raise Deadline. In such case, the Restricted Operating Expense Account shall no longer be restricted to the payment of Rent and/or Operating Expenses, and Tenant and Affiliated Tenants shall have the right to use any and all funds in the Restricted Operating Expense Account for whatever purpose or purposes they deem appropriate, in their sole discretion. In the event that the requirements of clauses (a) and (b) of Section 20.7 above have been satisfied by the Capital Raise Deadline, Tenant and Affiliated Tenants may apply any and all funds then remaining in the Restricted Operating Expense Account to their obligation under Section 20.7 above to increase the Aggregate Lease Security Deposit by $5,000,000.

ARTICLE 21

MISCELLANEOUS

21.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, shall the Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under Applicable Laws, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

21.2 No Waiver. No release, discharge or waiver of any provision hereof shall be enforceable against or binding upon Landlord or Tenant unless in writing and executed by Landlord or Tenant, as the case may be. Neither the failure of Landlord or Tenant to insist upon a strict performance of any of the terms, provisions, covenants, agreements and conditions hereof, nor the acceptance of any Rent by Landlord with knowledge of a breach of this Lease by Tenant in the performance of its obligations hereunder, or the following of any practice or custom at variance with the terms hereof, shall be deemed or constitute a waiver of any rights or remedies that Landlord or Tenant may have or a waiver of any subsequent breach or default in any of such terms, provisions, covenants, agreements and conditions or the waiver of the right to demand exact compliance with the terms hereof.

21.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

21.4 Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

21.5 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

21.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

21.7 Tenant’s Representations. In addition to any other representation or warranty set forth herein and as an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants to Landlord as follows:

(a) Tenant is a limited liability company which is duly organized and validly existing and in good standing under the laws of the state of its formation. Tenant has all requisite power and authority under the laws of the state of its formation and the laws of the State of Washington, and under its certificate of organization, operating agreement or other charter documents, to enter into and perform its obligations under this Lease and to consummate the transactions contemplated hereby. Tenant is duly authorized to transact business in any jurisdiction in which the nature of the business conducted by it requires such qualification.

(b) Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease, and upon the execution and delivery of any document to be delivered by Tenant, prior to the date hereof, such document shall constitute the valid and binding obligation and agreement of Tenant, enforceable against Tenant in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and except to the extent that the availability of equitable relief may be subject to the discretion of the court before which any proceeding may be brought.

(c) There are no judgments presently outstanding and unsatisfied against Tenant or any of its properties, and neither Tenant nor any of its properties are involved in any material litigation at law or in equity or any proceeding before any court, or by or before any governmental or administrative agency, which litigation or proceeding could materially adversely affect Tenant, and no such material litigation or proceeding is, to the knowledge of Tenant, threatened against Tenant and no investigation looking toward such a proceeding has begun or is contemplated.

(d) To the knowledge of Tenant, neither this Lease nor any other document, certificate or statement furnished to Landlord by or on behalf of Tenant in connection with the transaction contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. To the knowledge of Tenant there is no fact or condition which materially and adversely affects the business, operations, affairs, properties or condition of Tenant which has not been set forth in this Lease or in other documents, certificates or statements furnished to Landlord in connection with the transaction contemplated hereby.

(e) Tenant acknowledges that Tenant’s failure or repeated delays in making prompt payment in accordance with the terms of any agreement, leases, invoices or statements for purchase or lease of P&E, Inventory or other goods or services will be detrimental to the reputation of Landlord and Tenant.

(f) All employees of Tenant or any Affiliate, if any, are solely employees of Tenant or such Affiliate and not Landlord. Neither Tenant nor any Affiliate of Tenant is Landlord’s agent for any purpose in regard to Tenant’s or any Affiliate of Tenant’s employees or otherwise. Further, Tenant expressly acknowledges and agrees that Landlord does not exercise any direction or control over the employment policies or employment decisions of Tenant or any Affiliate of Tenant.

(g) Tenant has not (i) made any contributions, payments or gifts to or for the private use of any governmental official, employee or agent where either the payment or the purpose of such contribution, payment or gift is illegal under the laws of the United States or the jurisdiction in which made, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books or (iii) made any payments to any person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the documents supporting the payment. Tenant shall not take any such actions during the Term of this Lease.

21.8 Quiet Enjoyment. Landlord covenants and agrees that so long as Tenant shall timely pay all rents due to Landlord from Tenant hereunder and keep, observe and perform all covenants, promises and agreements on Tenant’s part to be kept, observed and performed hereunder, Tenant shall and may peacefully and quietly have, hold and occupy the Leased

Property free of any interference from Landlord or any Person claiming by, through or under Landlord; subject, however, and nevertheless to the terms, provisions and conditions of this Lease, the Permitted Encumbrances and documents affecting title to the Leased Property approved by Tenant (in all cases specifically including the lawful exercise by any Person of its rights with respect to the Leased Property pursuant to any of the Mineral Reservations). Landlord shall not, without the prior written approval of Tenant, enter into or record any document which purports to or which by its terms will materially and adversely affect the Tenant, Tenant’s use and enjoyment of the Leased Property or Tenant’s rights under this Lease (such approval not to be unreasonably withheld, delayed or conditioned provided that the same is appropriate and reasonably necessary in connection with the normal and ordinary course of the Business). Any breach of the covenants of Landlord set forth in this Section 21.8 shall be governed by the provisions of Section 12.3 hereof.

21.9 Recordation of Memorandum of Lease. At either party’s option, a short form memorandum of this Lease, in the form of Exhibit G attached hereto shall be recorded or filed among the appropriate land records of the County in which the Leased Property is located, and Tenant shall pay the transfer and all recording costs associated therewith. In the event of a discrepancy between the provisions of this Lease and such short form memorandum thereof, the provisions of this Lease shall prevail.

21.10 Notices. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or another nationally-recognized overnight carrier, addressed to the recipient of the notice, with all freight charges prepaid (if by Federal Express or similar carrier).

(a) Any notice, demand or request which shall be served upon any of the parties in the manner aforesaid shall be deemed sufficiently given (i) upon being hand delivered in person, (ii) transmitted by facsimile transmission provided a copy is sent pursuant to (iii) or the following Business Day, (iii) upon being deposited with Federal Express or another nationally-recognized overnight carrier; provided, however, the time period in which any response to such notice, demand or request must be given shall commence on the date of actual delivery of the notice, demand or request to the address to which it is sent (rather than delivery to the specific addressee). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided below shall be deemed delivery of the notice, demand or request sent. The addresses given above may be changed by any party by ten (10) days’ prior notice to all other parties given in the manner provided herein.

(b)	All such notices shall be addressed,

if to Landlord to:
CNL Income Enchanted Village, LLC
c/o CNL Income Properties, Inc.
CNL Center at City Commons, 12th Floor
450 S. Orange Avenue
Orlando, Florida 32801-3336
Attention: Tammie A. Quinlan, Chief Financial
Officer, and Amy Sinelli, Vice President and
Corporate Counsel
Fax: (407) 540-2544
Phone: (407) 650-1000

with copies to:	Lowndes, Drosdick, Doster, Kantor and Reed, P.A.
215 North Eola Drive
Orlando, Florida 32801
Attention: William T. Dymond, Esq.
Fax: (407) 843-4600
Phone: (407) 843-4444

if to Tenant to:	PARC Enchanted Parks, LLC
c/o PARC 7F-Operations Corporation
910 Philips Street
Jacksonville, Florida 32207
Attention: Randal H. Drew
Fax: (904) 398-1005
Phone:

with copies to:	Smith Hulsey & Busey
225 Water Street, Suite 1800
Jacksonville, Florida 32202
Attention: M. Richard Lewis, Jr., Esq.
Fax: (904) 359-7712
Phone:

(c) By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

21.11 Construction; Nonrecourse. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Lease with respect to the Leased Property shall survive such termination or expiration. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease, including, without limitation, obligations for the payment of money. In addition, nothing contained in this Lease shall be construed to create or impose any liabilities or obligations, and no such liabilities or obligations shall be imposed on, any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord hereunder. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease of Tenant (including without limitation, any monetary, repair and indemnification obligations) and Landlord shall survive the expiration or sooner termination of this Lease. The parties have participated jointly in the negotiation and drafting of this Lease. In the event an ambiguity or question of intent or interpretation arises, this Lease shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Lease.

21.12 Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Captions and headings in this Lease are for purposes of reference only and shall in no way define, limit or describe the scope or intent of, or otherwise affect, the provisions of this Lease.

21.13 Applicable Law. This Lease shall be governed by, and construed in accordance with, the laws of the State in which the Leased Property is located.

21.14 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution and delivery of this Lease, nor the compliance with the terms and provisions hereof, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or Governmental Authority; nor result in or constitute a breach or default under or the creation of any lien, charge or encumbrance upon any of its property or assets under, any indenture, mortgage, deed of trust, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Lease and any extensions thereof, the full right to enter into this Lease and perform its obligations hereunder.

21.15 Brokerage. Landlord and Tenant hereby represent and warrant to each other that they have not engaged, employed or utilized the services of any business or real estate brokers, salesmen, agents or finders in the initiation, negotiation or consummation of the business and real estate transaction reflected in this Lease. On the basis of such representation and warranty, each party shall and hereby agrees to indemnify, pay and save and hold the other party harmless from and against the payment of any commissions or fees to or claims for commissions or fees by any real estate or business broker, salesman, agent or finder resulting from or arising out of any actions taken or agreements made by them with respect to the business and real estate transaction reflected in this Lease.

21.16 No Partnership or Joint Venture. Landlord shall not, by virtue of this Lease, in any way or for any purpose, be deemed to be a partner of Tenant in the conduct of Tenant’s business upon, within or from the Leased Property or otherwise, or a joint venturer or a member of a joint enterprise with Tenant.

21.17 Entire Agreement. This Lease contains the entire agreement between the parties and, except as otherwise provided herein, can only be changed, modified, amended or terminated by an instrument in writing executed by the parties. It is mutually acknowledged and agreed by Landlord and Tenant that there are no verbal agreements, representations, warranties or other understandings affecting the same; and that Tenant hereby waives, as a material part of the consideration hereof, all claims against Landlord for rescission, damages or any other form of relief by reason of any alleged covenant, warranty, representation, agreement or understanding not contained in this Lease.

21.18 Costs and Attorneys’ Fees. In addition to Landlord’s rights under Sections 12.2 and 14.2, if either party shall bring an action to recover any sum due hereunder, or for any breach hereunder, and shall obtain a judgment or decree in its favor, the court may award to such prevailing party its reasonable costs and reasonable attorney’s fees based upon service rendered at hourly rates, specifically including reasonable attorney’s fees incurred in connection with any appeals (whether or not taxable as such by law). Landlord shall also be entitled to recover its reasonable attorney’s fees based upon service rendered at hourly rates and costs incurred in any bankruptcy action filed by or against Tenant, including, without limitation, those incurred in seeking relief from the automatic stay, in dealing with the assumption or rejection of this Lease, in any adversary proceeding, and in the preparation and filing of any proof of claim.

21.19 Approval of Landlord. Whenever Tenant is required under this Lease to do anything to meet the satisfaction or judgment of Landlord, the reasonable satisfaction or judgment of Landlord shall be deemed sufficient. Whenever Landlord’s consent or approval is required hereunder such consent or approval shall not be unreasonably withheld, conditioned or delayed. The foregoing provision of this Section not apply in any instance where the provisions of this Lease expressly state that the provisions of this Section do not apply or where the provisions of this Lease expressly state that such consent, approval or satisfaction are subject to the sole and absolute discretion or judgment of Landlord, and in each such instance Landlord’s approval or consent may be unreasonably withheld or unreasonable satisfaction or judgment may be exercised by Landlord.

21.20 Successors and Assigns. The agreements, terms, provisions, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and, to the extent permitted herein, their respective successors and assigns.

21.21 Waiver of Jury Trial. TENANT AND LANDLORD HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, THE RIGHT EITHER OF THEM OR THEIR HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION PROCEEDINGS OR COUNTERCLAIM, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN

CONJUNCTION HEREWITH, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO LANDLORD’S ACCEPTING THIS LEASE.

21.22 Treatment of Lease. Landlord and Tenant each acknowledge and agree that: (i) this Lease is a “true lease” and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; (ii) the business relationship created by this Lease and any other related documents is solely that of a long term commercial lease between Landlord and Tenant, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, or subsidiary of Landlord, nor to make Landlord in any way responsible for the debts, obligations or losses of Tenant; (iii) each party will treat this Lease as a true lease for tax purposes and an operating lease under generally accepted accounting principles, and for federal income tax purposes, each party shall report this Lease as a true lease with Landlord as the owner of the Leased Property and Tenant as the tenant of the Leased Property; (iv) each party will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to any governmental authority, including, without limitation, any income tax return (or amended return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 21.22; (v) the Minimum Rent is the fair market value for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under this Lease do not constitute a sale, transfer or conveyance of the Leased Property by Landlord to Tenant; (vi) each of Landlord and Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease, and each party stipulates and agrees that it will not challenge the validity, enforceability or characterization of this Lease as a true lease, nor will it assert or take or omit to take any action inconsistent with the agreements and understandings of this Section 21.22.

21.23 Transfer of Permits and Operating Contracts. Upon the expiration or sooner termination of this Lease, Tenant shall use commercially reasonable efforts to transfer and assign to Landlord or its designee or assist Landlord or its designee in obtaining transfer or assignment of all (a) Permits and Operating Contracts, including, without limitation, any trade names and intellectual property (except for trade names, trade secrets, proprietary matters, and other intellectual property and/or proprietary software included within the Tenant Personal Property), and (b) to the extent owned by or held in the name of the Tenant, (i) governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Leased Improvements, including without limitation, certificates of authority, certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits, and any and all necessary approvals from state or local authorities and other approvals granted by any public body or by any private party pursuant to a recorded instrument relating to such Leased Improvements or the Land; (ii) development rights, telephone exchange numbers identified with the Leased Property, if any; and (iii) certificates, licenses, warranties and guarantees and contracts. If requested by Landlord and to the extent permitted by law and any licensor, the Tenant shall provide a collateral assignment or similar pledge of such licenses and other intangible rights upon Landlord’s request and as further security for Tenant’s obligations hereunder plus Permits and Operating Contracts, all of which shall be assumed by the Landlord or its designee.

21.24 Confidential Information. Each party hereto shall treat as strictly confidential any and all information concerning the other party and its operations including, without limitation, information concerning the business operations, financial models and operating systems of the other party (collectively, “Confidential Information”), and shall not divulge, disclose, publish or otherwise communicate any such Confidential Information to any person or entity for any reason. As used herein, the term Confidential Information shall not include information that (i) is generally available to the public other than as a result of an improper disclosure by a party hereto or its affiliates or representatives, or was available to the public on a non-confidential basis prior to its disclosure by the Landlord or Tenant, as applicable (ii) or must be disclosed as a matter of law, including such public disclosure obligations as are required by the Securities Exchange Commission. The provisions of this Section 21.24 shall survive any termination of this Agreement.

21.25 Tenant’s Personal Property and Initial Tenant Personal Property. Upon the expiration or sooner termination of the Term of this Lease, Landlord may, in its sole and absolute discretion, elect either (i) to give Tenant Notice that Tenant shall be required, within the earlier of (a) sixty (60) Business Days after such expiration or termination or (b) such other time period as may be required by the Ground Lease, to remove all of Tenant’s Personal Property (including, without limitation, any Initial Tenant Personal Property) from the Leased Property, or (ii) to give Tenant Notice that Landlord shall purchase the Tenant’s Personal Property (including, without limitation, any Initial Tenant Personal Property) within sixty (60) Business Days after such expiration or termination. In the event that Landlord exercises its option under the foregoing clause (ii) of this Section 21.25, the purchase price for all items of Tenant’s Personal Property (including, without limitation, any Initial Tenant Personal Property) shall be the lesser of the fair market value or Tenant’s book value of such Tenant’s Personal Property (free of, and net of, all Liens and other encumbrances).

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Sublease Agreement as a sealed instrument as of the date above first written.

LANDLORD:

CNL INCOME
ENCHANTED VILLAGE, LLC
a Delaware limited liability company

By:	/s/ Amy Sinelli
Name:	Amy Sinelli
Title:	Senior Vice President

TENANT:

PARC ENCHANTED PARKS, LLC,
a Florida limited liability company

By:	PARC OPERATIONS, LLC,
a Florida limited liability company,
Sole Member

By:	/s/ Randal H. Drew
Name:	Randal H. Drew
Title:	President

NOTICE: THIS LEASE CONTAINS
WAIVERS AND INDEMNITIES BY THE
TENANT OF THE LANDLORD’S OWN
NEGLIGENCE.

JOINDER AND CONSENT

Each of PARC 7F-Operations Corporation and PARC Investors, LLC does hereby join in the execution of this Lease for the sole purpose of acknowledging, agreeing and consenting to the provisions of Section 20.7 of this Lease and the performance of its respective obligations thereunder.

PARC 7F-OPERATIONS CORPORATION,
a Florida corporation

By:	/s/ Randal H. Drew
Name:	Randal H. Drew
Title:	President

PARC INVESTORS, LLC,
a Delaware limited liability company

By:	/s/ Randal H. Drew
Name:	Randal H. Drew
Title:	President

EXHIBIT A

THE LAND

1

EXHIBIT B

INITIAL LANDLORD P&E

All property conveyed from Enchanted Parks, Inc. to Landlord pursuant to that certain Special Warranty Bill of Sale, dated as of the date hereof, by and between PARC 7F, as seller, Enchanted Parks, Inc., as seller subsidiary, and Landlord, as purchaser.

1

EXHIBIT C

MINIMUM RENT

The amount of Minimum Rent due during the Term shall be calculated as follows: From the Effective Date of this Lease until the last day of the Term, total Minimum Rent for each Accounting Year will be an annual amount equal to the sum of the product of (i) Adjusted Lease Basis multiplied by (ii) a rate equal to the following (the “Lease Rate”):

For Accounting Year 1 and Accounting Year 2	—	8.75%
For Accounting Year 3	—	9.00%
For Accounting Year 4	—	9.25%
For Accounting Year 5 and each Accounting Year thereafter during the Term	—	9.50%

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EXHIBIT D

[INTENTIONALLY OMITTED]

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EXHIBIT E

AGREEMENTS WITH AFFILIATED PERSONS

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EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

THIS TENANT’S ESTOPPEL CERTIFICATE (“Certificate”) is given this      day of             , 20    , by PARC ENCHANTED PARKS, LLC, a Florida limited liability company whose address is c/o PARC 7F-Operations Corporation, 910 Philips Street, Jacksonville, Florida 32207, as Tenant (“Tenant”) in favor of                     , a                     , with principal office and place of business at                      (“Beneficiary”).

RECITALS:

A. Pursuant to the terms and conditions of that certain Sublease Agreement dated             , 2007 (“Lease”), CNL Income Enchanted Village, LLC, a Delaware limited liability company (“Landlord”), leased to Tenant certain real property in Federal Way, King County, Washington (“Leased Property”), which Leased Property is more particularly described in the Lease.

B. Pursuant to the terms and conditions of the Lease, the Beneficiary has requested that the Tenant execute and deliver this Certificate with respect to the Lease.

NOW, THEREFORE, in consideration of the above Leased Property, the Tenant hereby makes the following statements for the benefit of the Assignee:

1. The copy of the Lease attached hereto and made a part hereof as Exhibit A is a true, correct and complete copy of the Lease, which Lease is in full force and effect as of the date hereof, and has not been modified or amended.

2. The Lease sets forth the entire agreement between the Landlord and the Tenant relating to the leasing of the Leased Property, and there are no other agreements, written or oral, relating to the leasing of the Leased Property.

3. There exist no uncured or outstanding defaults or events of default under the Lease, or events which, with the passage of time, and the giving of notice, or both, would be a default or event of default under the Lease.

4. No notice of termination has been given by Landlord or Tenant with respect to the Lease.

5. All payments due the Landlord under the Lease through and including the date hereof have been made, including the monthly installment of Minimum Rent (as defined in the Lease) for the period of              to              in the amount of $            .

6. As of the date hereof, the annual Minimum Rent under the Lease is $            .

7. Additional Minimum Rent (as defined in the Lease) has been paid through and including the Fiscal Year ending             .

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8. There are no disputes between the Landlord and the Tenant with respect to any rental due under the Lease or with respect to any provision of the Lease.

9. The Tenant hereby consents to the collateral assignment of the Lease by the Landlord to the Beneficiary, and agrees that no terms and conditions of the Lease shall be altered, amended or changed as a result of such assignment.

10. The Tenant hereby agrees that from and after the date hereof copies of all notices which Tenant is required to deliver to the Landlord under the Lease with respect to defaults, events of default or failure to perform by the Landlord under the Lease, shall be delivered to Beneficiary at the following address:

11. The Tenant represents and warrants that (a) all improvements constructed on the Leased Property have been approved and accepted by Tenant, (b) all utility sources and utility companies which service the Leased Property have been approved and accepted by Tenant and utility service is available to the Leased Property, (c) Tenant is in occupancy of the Leased Property pursuant to the Lease, and (d) Tenant has no offsets, counterclaims or defenses with respect to its obligations under the Lease.

12. The Tenant understands and acknowledges that Beneficiary is relying upon the representations set forth in this Certificate, and may rely thereon in connection with the [collateral] assignment of the Lease to Beneficiary.

IN TESTIMONY WHEREOF, witness the signature of the Tenant as of the day and year first set forth above.

PARC ENCHANTED PARKS, LLC, a Florida limited liability company

By:	PARC OPERATIONS, LLC, a Florida limited liability company, Sole Member

By:
Name:
Title:

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STATE OF	)
)ss.
COUNTY OF	)

On             , 200    , before me,                     , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(SEAL)

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EXHIBIT G

FORM OF MEMORANDUM OF SUBLEASE

This MEMORANDUM OF SUBLEASE, entered into as of this      day of             , 2007, by and between CNL INCOME ENCHANTED VILLAGE, LLC, a Delaware limited liability company whose address is c/o CNL Income Properties, Inc., 450 South Orange Avenue, Orlando, Florida 32801, as Landlord (“Landlord”), and PARC ENCHANTED PARKS, LLC, a Florida limited liability company whose address is c/o c/o PARC 7F-Operations Corporation, 910 Philips Street, Jacksonville, Florida 32207, as Tenant (“Tenant”).

W I T N E S E T H:

THAT, Landlord and Tenant have heretofore entered into a certain Sublease Agreement dated             , 2007 (the “Lease”) covering certain Leased Property consisting of, among other things, certain real property located in Federal Way, King County, Washington, more particularly described on Exhibit A attached hereto upon which there is constructed and located certain improvements (together the “Leased Property”), and

WHEREAS, it is the desire of both Landlord and Tenant to memorialize the Lease and set forth certain pertinent data with respect thereto,

NOW THEREFORE, with respect to the Lease, Landlord and Tenant hereby acknowledge and agree as follows:

1) Demise. The Leased Property has been and is hereby demised, let and leased by Landlord to Tenant, and taken and accepted by Tenant from Landlord, all pursuant to and in accordance with the Lease.

2) Term. The initial Term of the Lease is from             , 2007, until December 30, 2029. Tenant has the right, privilege and option to renew and extend the initial Term of the Lease for up to three (3) additional periods of ten (10) years each, subject to the provisions and conditions of the Lease.

3) Possession. Landlord has delivered possession of the Leased Property to Tenant and Tenant has accepted delivery and taken possession of the Leased Property from Landlord in the “as is” condition of the Leased Property as of the Effective Date.

4) Liens on Landlord’s Interest Prohibited. By the terms of the Lease, Landlord’s interest in the Leased Property may not be subjected to liens of any nature by reason of Tenant’s construction, alteration, repair, restoration, replacement or reconstruction of any improvements on or in the Leased Property, including those arising in connection with or as an incident to the renovation of the improvements located on the Leased Property, or by reason of any other act or omission of Tenant (or of any person claiming by, through or under Tenant) including, but not limited to, construction, mechanics’ and materialmen’s liens. Accordingly, all persons dealing with Tenant are hereby placed on notice that such persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or

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satisfaction of any obligations incurred in connection with the construction, alteration, repair, restoration, renovation, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any construction, mechanic’s or materialmen’s lien or claim of lien.

5) Subordination and Attornment. The Lease specifically provides that the Lease and Tenant’s leasehold interest in and to the Leased Property are junior, inferior, subordinate and subject in all respects to any mortgage or mortgages now or hereafter in force and effect upon or encumbering the Leased Property or any portion thereof, and that Tenant shall, and has agreed to, attorn to any successor of the interest of Landlord under the Lease, including the purchaser at any foreclosure sale occasioned by the foreclosure of any such mortgage or mortgages, for the balance of the Term of the Lease remaining at the time of the succession of such interest to such successor.

6) Inconsistent Provisions. The provisions of this Memorandum constitute only a general description of the content of the Lease with respect to matters set forth herein. Accordingly, third parties are advised that the provisions of the Lease itself shall be controlling with respect to all matters set forth herein. In the event of any discrepancy between the provisions of the Lease and this Memorandum, the provisions of the Lease shall take precedence and prevail over the provisions of this Memorandum.

7) Termination of Lease. All rights of Tenant shall terminate upon the expiration or earlier termination of the Lease, which may be evidenced by a written notice of such expiration or termination recorded or filed by Landlord among the appropriate land records of the County in which the Leased Property is located.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum of Lease to be duly executed on or as of the day and year first above written.

SIGNED IN THE PRESENCE OF:	LANDLORD:

By:	CNL INCOME ENCHANTED VILLAGE, LLC,
Printed Name:	a Delaware limited liability company

By:
Printed Name:	By:
Name:
Title:

STATE OF	)
COUNTY OF	)

On             , 2007, before me,                     , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.	(SEAL)

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SIGNED IN THE PRESENCE OF:	TENANT:

By:	PARC ENCHANTED PARKS, LLC,
Printed Name:	a Florida limited liability company

By:	By:	PARC OPERATIONS, LLC,
Printed Name:	a Florida limited liability company, Sole Member

By:
Name:
Title:

STATE OF	)
COUNTY OF	)

On             , 2007, before me,                     , personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.	(SEAL)

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EXHIBIT H

OPERATING CONTRACTS

All Operating Contracts assigned to, and assumed by, Tenant pursuant to that certain Assignment and Assumption of Contracts, dated as of the date hereof, by and between Enchanted Parks, Inc., as assignor, and Tenant, as assignee, and acknowledged by PARC 7F and CIP.

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EXHIBIT I

PERMITTED ENCUMBRANCES

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EXHIBIT J

INITIAL TENANT PERSONAL PROPERTY

1. Any and all video games, games of chance and all other gaming equipment, machinery and related personalty located at the Leased Property which require a “gaming” or similar license or permit by the State of Washington in connection with the ownership, use and/or operation thereof.

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SCHEDULE 5.1.1

LIST OF LEASED PROPERTY NOT REQUIRING REPAIR BY TENANT

NONE

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SCHEDULE 5.1.2

LIST OF TENANT’S PERSONAL PROPERTY

NOT REQUIRING REPAIR BY TENANT

NONE

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SCHEDULE 5.3

INITIAL CAPITAL ASSETS

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